Exhibit 2.1

Execution Version

SEPARATION AND DISTRIBUTION AGREEMENT

by and between

RESIDEO TECHNOLOGIES, INC.

and

ADI GLOBAL DISTRIBUTION INC.

Dated as of July 31, 2026

i

List of Exhibits

Exhibit A	Data Privacy Agreement
Exhibit B	Employee Matters Agreement
Exhibit C	Intellectual Property Matters Agreement
Exhibit D	Tax Matters Agreement
Exhibit E	Transition Services Agreement
Exhibit F	Amended and Restated Certificate of Incorporation of ADI SpinCo
Exhibit G	Amended and Restated Bylaws of ADI SpinCo
Exhibit H	Certificate of Designations for ADI SpinCo Preferred Stock

SEPARATION AND DISTRIBUTION AGREEMENT

This SEPARATION AND DISTRIBUTION AGREEMENT (this “Agreement”), dated as of July 31, 2026, is entered into by and between Resideo Technologies, Inc., a Delaware corporation (“Resideo”), and ADI Global Distribution Inc., a Delaware corporation and, as of the date hereof, a wholly owned Subsidiary of Resideo (“ADI SpinCo”). For purposes of this Agreement, “Party” or “Parties” means Resideo or ADI SpinCo, individually or collectively, as the case may be. Capitalized terms used in this Agreement and not otherwise defined herein shall have the meaning set forth in Article I hereof.

W I T N E S S E T H:

WHEREAS, Resideo, acting through its direct and indirect Subsidiaries, currently conducts the Resideo Retained Business and the ADI Business;

WHEREAS, the Board of Directors of Resideo (the “Resideo Board”), has determined that it is appropriate, desirable and in the best interests of Resideo and its stockholders to separate Resideo into two separate, publicly traded companies, one for each of (i) the Resideo Retained Business, which shall be owned and conducted, directly or indirectly, by Resideo and the Persons that will be Subsidiaries thereof immediately following the Distribution (as defined below) and (ii) the ADI Business, which shall be owned and conducted, directly or indirectly, by ADI SpinCo and the Persons that will be Subsidiaries thereof immediately following the Distribution (the “Separation”);

WHEREAS, in order to effect the Separation, the Resideo Board has determined that it is appropriate, desirable and in the best interests of Resideo and its stockholders for Resideo to undertake the Internal Reorganization;

WHEREAS, in connection with and as part of the Internal Reorganization, and pursuant to the Separation Plan, Resideo will contribute, or cause to be contributed, to ADI SpinCo or a Subsidiary thereof the assets of, and entities conducting, the ADI Business and, in exchange therefor, ADI SpinCo shall, or shall cause a Subsidiary thereof to, as applicable, (i) issue to Resideo shares of ADI SpinCo Common Stock and ADI SpinCo Preferred Stock (which issuances may be actual or constructive), (ii) assume (directly or indirectly) certain Liabilities of Resideo and its Subsidiaries associated with the ADI Business, and (iii) pay Resideo an amount of cash equal to the ADI Cash Payment (and any Cash Adjustment payable by ADI SpinCo to Resideo), each as more fully described and subject to the terms and conditions set forth herein (collectively, the “Contribution”);

WHEREAS, on the terms and subject to the conditions hereof, following the completion of the Internal Reorganization, the Contribution and the receipt of the Consideration, and pursuant to the Separation Plan, Resideo shall distribute, on a pro rata basis, to the Record Date Holders, in accordance with the Distribution Ratio, an aggregate of 100% of the issued and outstanding shares of ADI SpinCo Common Stock (such distribution, the “Distribution”);

WHEREAS, Resideo, CD&R Channel Holdings, L.P. (“CD&R”) and the other party thereto (the other party thereto that holds shares of Resideo Preferred Stock as of the date hereof, together with CD&R, the “Preferred Holders”) are parties to that certain Exchange Agreement, dated as of the date hereof (as may be amended, restated or modified from time to time, the “Exchange Agreement”), pursuant to which, subject to the terms and conditions set forth therein, substantially concurrent with the Distribution, Resideo will exchange all of the shares of ADI SpinCo Preferred Stock held by it for the number of shares of Resideo Preferred Stock held by the Preferred Holders as set forth in the Exchange Agreement, and all such shares of Resideo Preferred Stock transferred to Resideo by the Preferred Holders in connection with such exchange shall be retired and cease to be outstanding as of immediately following the Distribution;

WHEREAS, (i) the Resideo Board has, among other things, (x) determined that the transactions contemplated by this Agreement and the Ancillary Agreements have a valid business purpose, are in furtherance of and consistent with its business strategy and are in the best interests of Resideo and its stockholders and (y) approved this Agreement, each of the Ancillary Agreements and the transactions contemplated by this Agreement and each Ancillary Agreement and (ii) the Board of Directors of ADI SpinCo (the “ADI SpinCo Board”), has approved this Agreement, each of the Ancillary Agreements (to the extent ADI SpinCo is a party thereto) and the transactions contemplated by this Agreement and each Ancillary Agreement;

WHEREAS, the Parties desire to set forth the principal corporate transactions required to effect the Internal Reorganization, the Contribution and the Distribution, and certain other agreements relating to the relationship of Resideo and ADI SpinCo and their respective Subsidiaries following the Distribution;

WHEREAS, the Parties acknowledge that this Agreement and the Ancillary Agreements represent the integrated agreement of Resideo and ADI SpinCo and their respective Subsidiaries relating to the Internal Reorganization, the Contribution and the Distribution, are being entered into together, and would not have been entered into independently;

WHEREAS, it is the intention of the Parties that the Contribution, the transactions contemplated by the Exchange Agreement and the Distribution (except to the extent of any cash received in lieu of fractional shares of ADI SpinCo Common Stock), taken together, will qualify as a transaction that is tax-free for U.S. federal income Tax purposes under Section 355 and Section 368(a)(1)(D) of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, this Agreement, together with the relevant portions of the Separation Plan, is intended to be a “plan of reorganization” within the meaning of Treas. Reg. Section 1.368-2(g).

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, provisions and covenants contained in this Agreement, the Parties hereby agree as follows:

Article I

DEFINITIONS AND INTERPRETATION

Section 1.1 Definitions. As used in this Agreement, the following terms shall have the following meanings:

(1) “Action” shall mean any demand, action, claim, suit, countersuit, arbitration, inquiry, subpoena, case, litigation, proceeding or investigation (whether civil, criminal, administrative or investigative) by or before any grand jury, any Governmental Entity or any arbitration or mediation tribunal.

(2) “ADI Asset Transferee” shall mean any Person that is or, following the Effective Time, will be a member of the ADI Group to which ADI Assets shall be or have been Transferred at or prior to the Effective Time, or to which a Transfer is contemplated by the Internal Reorganization, the Separation Plan, this Agreement or the Ancillary Agreements to occur after the Effective Time, by an Asset Transferor in order to consummate the transactions contemplated hereby.

(3) “ADI Assets” shall mean:

(i) all interests in the capital stock of, or any other equity interests in, the Persons set forth on Schedule 1.1(3)(i), and which are held, directly or indirectly, by Resideo immediately prior to the Effective Time;

(ii) the Assets set forth on Schedule 1.1(3)(ii);

(iii) any and all Assets that are expressly contemplated by this Agreement or any Ancillary Agreement as Assets which have been or are to be Transferred to or retained by any member of the ADI Group;

(iv) any and all Assets (other than Cash Equivalents, which shall be governed solely by Section 2.12) reflected on the ADI Balance Sheet or the accounting records supporting such balance sheet and any Assets acquired by or for ADI SpinCo or any other member of the ADI Group subsequent to the date of the ADI Balance Sheet which, had they been so acquired on or before such date and owned as of such date, would have been reflected on the ADI Balance Sheet if prepared on a consistent basis, excluding any dispositions of any of such Assets subsequent to the date of the ADI Balance Sheet;

(v) all rights, title and interest in and to the owned real property set forth on Schedule 1.1(3)(v), including all land and land improvements, structures, buildings and building improvements, other improvements and appurtenances located thereon (the “ADI Owned Real Property”);

(vi) all rights, title and interest in, and to and under the leases or subleases of the real property set forth on Schedule 1.1(3)(vi) and, to the extent provided for in such leases or subleases, any land and land improvements, structures, buildings and building improvements, other improvements and appurtenances located thereon (the “ADI Leased Real Property”);

(vii) all (A) Contracts exclusively related to the ADI Business (and any rights or claims arising thereunder), and (B) Contracts (and any rights or claims arising thereunder) that are not exclusively related to the ADI Business which are set forth on Schedule 1.1(3)(vii)(B) (collectively, the Contracts referred to in the immediately preceding clauses (A) and (B), the “ADI Contracts”);

(viii) the Intellectual Property applications and registrations (including issued patents) set forth on Schedule 1.1(3)(viii), together with all unregistered Intellectual Property exclusively related to the ADI Business (collectively, the “ADI Intellectual Property”), together with all rights of priority arising from any ADI Intellectual Property, all goodwill associated with any ADI Intellectual Property, and all rights to sue, and to seek and retain damages, for any past, present or future infringement, misappropriation or other violation of any ADI Intellectual Property. For the avoidance of doubt, Intellectual Property that relates to the product and commercial brands listed in Schedule 1.1(5) shall be considered to exclusively relate to the ADI Business;

(ix) all licenses, permits, registrations, approvals and authorizations, in each case, which have been issued by any Governmental Entity that relate exclusively to or are used exclusively in the ADI Business, and to the extent held by a member of the Resideo Group as of the Effective Time, are transferrable in accordance with their respective terms. For the avoidance of doubt, all licenses, permits, registrations, approvals and authorizations that relate to the product and commercial brands listed in Schedule 1.1(5) shall be considered to exclusively relate to the ADI Business;

(x) all Information, including Personal Information, exclusively related to, or exclusively used in, the ADI Business, or any data that has been collected by a member of the ADI Group in respect of the ADI Business (collectively, “ADI Information”). For the avoidance of doubt, Information that relates to the product and commercial brands listed in Schedule 1.1(5) shall be considered to exclusively relate to the ADI Business;

(xi) excluding any Intellectual Property (which is addressed in Section 1.1(3)(viii) above), all other IT Assets that are exclusively used or exclusively held for use in the ADI Business. For the avoidance of doubt, IT Assets that relate to the product and commercial brands listed in Schedule 1.1(5) shall be considered to exclusively relate to the ADI Business;

(xii) all office equipment and furnishings located at the physical site of which the ownership or a leasehold or sub leasehold interest is being Transferred to or retained by a member of the ADI Group (excluding any office equipment and furnishings owned by Persons other than members of the Resideo Group);

(xiii) other than as set forth in this Agreement, all rights relating to, arising out of or resulting from (A) any Action exclusively related to the ADI Business, including all Actions listed on Schedule 1.1(12)(viii)(A), or (B) any Action that is not exclusively related to the ADI Business to the extent (but solely to the extent) such rights relate to the ADI Business, including all Actions listed on Schedule 1.1(12)(viii)(B); and

(xiv) all other Assets (other than any Assets relating to the ADI Intellectual Property, ADI Owned Real Property, ADI Leased Real Property, ADI Contracts or Assets that are of the type that would be listed in clauses  (ix) through (xiii)) that are held by the ADI Group or the Resideo Group immediately prior to the Effective Time and that are primarily used and primarily held for use in the ADI Business as conducted immediately prior to the Effective Time.

Notwithstanding anything to the contrary herein, the ADI Assets shall not include (i) any Assets that are expressly contemplated by this Agreement or by any Ancillary Agreement (or the Schedules hereto or thereto) as Assets to be retained by or Transferred to any member of the Resideo Group, or (ii) any Assets that are determined by Resideo, in good faith prior to the Distribution, to arise primarily from the business or operations of the Resideo Retained Business.

(4) “ADI Balance Sheet” shall mean ADI SpinCo’s most recent unaudited pro forma combined balance sheet, including the notes thereto, included in the Form 10 of ADI SpinCo that is declared effective by the Commission.

(5) “ADI Business” shall mean the business comprising Resideo’s ADI Global Distribution segment as such business is expressly described in the Distribution Disclosure Documents and conducted by Resideo and its Subsidiaries (including, for the avoidance of doubt, members of the ADI Group) prior to the Effective Time, as well as any former businesses previously conducted by Resideo and its Subsidiaries (including, for the avoidance of doubt, members of the ADI Group) prior to the Effective Time that would have been part of Resideo’s ADI Global Distribution segment had such businesses been conducted by Resideo and its Subsidiaries as of the Effective Time, with any determination thereof to be made reasonably by Resideo. For the avoidance of doubt, the “ADI Business” (i) includes the distribution of products and solutions designed, manufactured or developed by Resideo’s Products and Solutions segment as of the Effective Time, but does not include the design, manufacture or development of any such products or solutions or any related software, and (ii) includes the design, manufacture, development and distribution of the products, platforms, software and services sold under the exclusive brands set forth on Schedule 1.1(5), except to the extent any such product contains Resideo Retained IP.  For the avoidance of doubt, (x) subsection (i) above shall not be interpreted as a continued right to distribute any such products or services and (y) the sale of any of Resideo’s Products and Solutions products through or under any brand set forth on Schedule 1.1(5) shall not result in a transfer or grant of any rights, title or interest in or to any such Resideo Products and Solutions products.

(6) “ADI Disclosure” shall mean (i)  any form, statement, schedule or other material (other than the Distribution Disclosure Documents) filed with or furnished to the Commission, including in connection with ADI SpinCo’s obligations under the Securities Act and the Exchange Act, any other Governmental Entity, or holders of any securities of any member of the ADI Group, in each case, on or after the Distribution Date by or on behalf of any member of the ADI Group whether in connection with the registration, sale, or distribution of securities or disclosure related thereto or otherwise (including periodic disclosure obligations), and (ii) any ADI Financing Documents.

(7) “ADI Environmental Liabilities” shall mean any and all Environmental Liabilities, whether arising before, at or after the Effective Time, to the extent relating to or resulting from or arising out of the past, present or future operation, conduct or actions of the ADI Business or the past, present or future use of the ADI Assets, it being understood that the Liabilities set forth on Schedule 1.1(7) shall not constitute “ADI Environmental Liabilities.”

(8) “ADI Financing Arrangements” shall mean the financing arrangements described on Schedule 1.1(8).

(9) “ADI Financing Documents” shall mean any documents relating to any debt issuance of ADI SpinCo or any other member of the ADI Group whether prior to, on, or after the Distribution Date or otherwise relating to the ADI Financing Arrangements, including any offering memorandum, confidential information memorandum, lender presentation, credit agreement or other bank financing arrangement, exchange agreement, purchase agreement, indenture or notes (including, in each case, the representations, warranties and covenants contained therein), and any other agreements or arrangements entered into in connection with the foregoing.

(10) “ADI Group” shall mean (i) ADI SpinCo, (ii) each other Person that is set forth on Schedule 1.1(3)(i), and (iii) each Person that becomes a Subsidiary of ADI SpinCo after the Effective Time.

(11) “ADI Indemnitees” shall mean each member of the ADI Group and each of their respective Affiliates from and after the Effective Time and each member of the ADI Group’s and such respective Affiliates’ respective current, former and future directors, officers, employees and agents (solely in their respective capacities as current, former and future directors, officers, employees or agents of any member of the ADI Group or their respective Affiliates) and each of the heirs, administrators, executors, successors and assigns of any of the foregoing, except, for the avoidance of doubt, the Resideo Indemnitees.

(12) “ADI Liabilities” shall mean:

(i) any and all Liabilities to the extent relating to, arising out of or resulting from (a) the operation or conduct of the ADI Business, as conducted at any time prior to, at or after the Effective Time (including any Liabilities relating to, arising out of or resulting from any act or failure to act (x) that creates Liability under the Honeywell Separation Agreements to the extent relating to, arising out of or resulting from the operation or conduct of the ADI Business, or (y) by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority) of the ADI Group); (b) the operation or conduct of any business conducted by any member of the ADI Group at any time after the Effective Time (including any Liabilities relating to, arising out of or resulting from any act or failure to act (x) that creates Liability under the Honeywell Separation Agreements to the extent relating to, arising out of or resulting from the operation or conduct of any member of the ADI Group), or (y) by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority) of the ADI Group; or (c) any ADI Asset, whether arising before, at or after the Effective Time (including any Liabilities relating to, arising out of or resulting from ADI Contracts or Shared Contracts (to the extent, in the case of Shared Contracts, such Liabilities relate to the ADI Business));

(ii) the Liabilities set forth on Schedule 1.1(12)(ii);

(iii) any and all Liabilities that are expressly provided by this Agreement or any of the Ancillary Agreements as Liabilities to be Assumed by ADI SpinCo or any other member of the ADI Group, and all agreements, obligations and Liabilities of ADI SpinCo or any other member of the ADI Group under this Agreement or any of the Ancillary Agreements;

(iv) without limitation of clause (i) immediately above, any and all Liabilities reflected on the ADI Balance Sheet or the accounting records supporting such balance sheet and any Liabilities incurred by or for ADI SpinCo or any member of the ADI Group subsequent to the date of the ADI Balance Sheet which, had they been so incurred on or before such date, would have been reflected on the ADI Balance Sheet if prepared on a consistent basis, subject to any discharge of any of such Liabilities subsequent to the date of the ADI Balance Sheet;

(v) without limitation of clause (i) immediately above, any and all Liabilities to the extent relating to, arising out of, or resulting from, whether prior to, at or after the Effective Time, any infringement, misappropriation or other violation of any Intellectual Property of any other Person related to the conduct of the ADI Business;

(vi) without limitation of clause (i) immediately above, any and all ADI Environmental Liabilities;

(vii) any and all Liabilities (including under applicable federal and state securities Laws) relating to, arising out of or resulting from (A) the Distribution Disclosure Documents, (B) any ADI Disclosure, or (C) any statements (whether oral or written), press releases or other public disclosures made on or prior to the Distribution Date by or on behalf of any member of the Resideo Group or the ADI Group, including by any officer thereof, in respect of the transactions contemplated by this Agreement and the Ancillary Agreements;

(viii) without limitation of clause (i) immediately above, any Liabilities relating to, arising out of or resulting from (A) any Action exclusively related to the ADI Business, including all Actions listed on Schedule 1.1(12)(viii)(A), or (B) any Action that is not exclusively related to the ADI Business to the extent (but solely to the extent) such Liabilities relate to the ADI Business, including all Actions listed on Schedule 1.1(12)(viii)(B); and

(ix) without limitation of clause (i) immediately above, any product liability claims or other claims of third parties, including any and all product liabilities, whether such product liabilities are known or unknown, contingent or accrued, or relating to loss of life or injury to persons, in each case, to the extent relating to, arising out of or resulting from any product developed, designed, manufactured, marketed, distributed, leased or sold by the ADI Business.

Notwithstanding the foregoing, the ADI Liabilities shall not include any Liabilities that are (A) expressly contemplated by this Agreement or by any Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be Assumed by any member of the Resideo Group, (B) expressly discharged pursuant to Section 2.4 of this Agreement or (C) Resideo Retained Liabilities. Without limiting the foregoing, the fact that a Liability shall constitute an ADI Liability hereunder shall not affect the rights and Liabilities of the ADI Group or the Resideo Group, as applicable, in respect of products of the Resideo Group distributed by the ADI Group pursuant to any Ancillary Agreement or Contract, whether prior to, at or after the Effective Time.

(13) “ADI Retained Names” shall mean the names and marks set forth in Schedule 1.1(13) and any other names or marks that are included within the ADI Intellectual Property, together with any Trademarks containing or comprising any of such names or marks, and any Trademarks derivative thereof or confusingly similar thereto, or any telephone numbers or other alphanumeric addresses or mnemonics containing any of the foregoing names or marks.

(14) “ADI SpinCo Common Stock” shall mean shares of common stock, par value $0.001 per share, of ADI SpinCo.

(15) “ADI SpinCo Preferred Stock” shall mean shares of Series A Cumulative Convertible Participating Preferred Stock, par value $0.001 per share, of ADI SpinCo.

(16) “Affiliate” shall mean, when used with respect to a specified Person and at a point in, or with respect to a period of, time, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person at such point in or during such period of time. For the purposes of this definition, “control,” when used with respect to any specified Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by Contract or otherwise. It is expressly agreed that, (a) from and after the Effective Time, solely for purposes of this Agreement or any Ancillary Agreement, (i) no member of the ADI Group shall be deemed an Affiliate of any member of the Resideo Group and (ii) no member of the Resideo Group shall be deemed an Affiliate of any member of the ADI Group, and (b) whether before or after the Effective Time, solely for purposes of this Agreement or any Ancillary Agreement, neither CD&R nor any of its Affiliates (other than Resideo, ADI SpinCo and their respective Subsidiaries, as applicable) will be deemed an Affiliate of any member of the Resideo Group or the ADI Group, and vice versa.

(17) “Ancillary Agreements” shall mean the Transition Services Agreement, the Employee Matters Agreement, the Tax Matters Agreement, the Intellectual Property Matters Agreement, the Data Privacy Agreement, the Exchange Agreement, any Continuing Arrangements, any and all Conveyancing and Assumption Instruments, and any other agreements to be entered into by and between any member of the Resideo Group, on one hand, and any member of the ADI Group, on the other hand, at, prior to or after the Effective Time in connection with the Distribution, Internal Reorganization, Contribution or the other transactions contemplated by this Agreement or the other Ancillary Agreements referred to herein.

(18) “Asset Transferors” shall mean the Persons (including Resideo and ADI SpinCo, as applicable) Transferring Assets to ADI SpinCo or Resideo, as the case may be, or one of their respective Subsidiaries in order to consummate the transactions contemplated hereby.

(19) “Assets” shall mean all rights, title and ownership interests in and to all properties, claims, Contracts, businesses, entities or assets (including Intellectual Property, goodwill and all direct or indirect interests in the capital stock of, or any other equity interests in, any Person), wherever located (including in the possession of vendors or other third parties or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible or intangible, whether accrued, contingent or otherwise, in each case, whether or not recorded or reflected on the books and records or financial statements of any Person.

(20) “Assume” shall have the meaning set forth in Section 2.2(c), and the terms “Assumed” and “Assumption” shall have their correlative meanings.

(21) “Business” shall mean the Resideo Retained Business or the ADI Business, as applicable.

(22) “Business Day” shall mean any day other than Saturday or Sunday and any other day on which commercial banking institutions located in New York, New York are required, or authorized by Law, to remain closed.

(23) “Cash Equivalents” shall mean, as of any date of determination, cash and cash equivalents as determined in accordance with GAAP, and to the extent consistent with GAAP, utilizing the accounting principles, methods, policies, practices, procedures, classifications and methodologies used in the preparation of the consolidated balance sheet of Resideo as of the fiscal year ended December 31, 2025 included in the Form 10-K of Resideo for fiscal year ended December 31, 2025.

(24) “Commission” shall mean the United States Securities and Exchange Commission.

(25) “Company Policies” shall mean all Policies of Resideo or any of its Subsidiaries, which are in effect at the Effective Time, except all Policies acquired prior to the Effective Time in anticipation of the Distribution directly by and in the name of ADI SpinCo or a member of the ADI Group and that provide coverage solely for one or more members of the ADI Group or the ADI Business.

(26) “Confidential Information” shall mean all nonpublic, confidential or proprietary Information to the extent concerning a Party, its Group or its Subsidiaries or with respect to ADI SpinCo, the ADI Business, any ADI Assets or any ADI Liabilities or with respect to Resideo, the Resideo Retained Business, any Resideo Retained Assets or any Resideo Retained Liabilities, including any such Information that was acquired by any Party after the Distribution pursuant to Article VI or otherwise in accordance with this Agreement, or that was provided to a Party by a third party in confidence; except for any Information that is (i) in the public domain or generally known to the public through no fault of the receiving Party or its Subsidiaries in violation of this Agreement, (ii) lawfully acquired after the Distribution by such Party or its Subsidiaries from other sources not known to be subject to confidentiality obligations with respect to such Information or (iii) independently developed by the receiving Party after the Distribution without reference to or use of any Confidential Information. As used herein, by example and without limitation, Confidential Information shall mean any Information of a Party marked as confidential, proprietary or nonpublic.

(27) “Consents” shall mean any consents, waivers, notices, reports or other filings to be obtained from or made, including with respect to any Contract or any registrations, licenses or permits, any authorizations to be obtained from, or approvals from, or notification requirements to, any third parties or any Governmental Entity.

(28) “Continuing Arrangements” shall mean those arrangements set forth on Schedule 1.1(28).

(29) “Contract” shall mean any agreement, contract, subcontract, note, indenture, instrument, lease, license, sublicense, benefit plan, purchase order or other legally binding commitment or undertaking of any nature (whether written or oral and whether express or implied).

(30) “Conveyancing and Assumption Instruments” shall mean, collectively, the various Contracts, including the related local asset transfer agreements and local stock transfer agreements, and other documents entered into prior to the Effective Time or to be entered into prior to or after the Effective Time to effect the Transfer of Assets and the Assumption of Liabilities in the manner contemplated by this Agreement, the Internal Reorganization and the Separation Plan, or otherwise relating to, arising out of or resulting from the transactions contemplated by this Agreement, in such form or forms as the applicable Parties thereto agree.

(31) “Credit Support Instruments” shall mean any letters of credit, performance bonds, surety bonds, bankers acceptances, or other similar arrangements.

(32) “Data Privacy Agreement” shall mean the Data Privacy Agreement by and between Resideo and ADI SpinCo, in the form attached hereto as Exhibit A.

(33) “Data Protection Requirements” shall mean (i) all applicable Laws governing privacy, data protection, cybersecurity, or data security in all relevant jurisdictions, including, without limitation, those Laws relating to the collection, processing, use, disclosure, transfer, security, deletion and retention of Personal Information; (ii) Resideo policies and procedures, published prior to the Distribution Date, regarding collection, processing, use, disclosure, transfer, security, deletion and retention of Personal Information; and (iii) the privacy, data protection, cybersecurity, or data security requirements of any Contracts, codes of conduct, or industry standards by which Resideo or its Subsidiaries has been legally bound prior to the Distribution Date.

(34) “Distribution Agent” shall mean Broadridge Corporate Issuer Solutions, LLC.

(35) “Distribution Date” shall mean the date, as shall be determined by the Resideo Board, on which the Distribution occurs.

(36) “Distribution Date Cash Amount” shall mean Resideo’s calculation of the amount of Cash Equivalents of the ADI Group as of the Effective Time (after giving effect to (i) the payment by ADI SpinCo of the Consideration to Resideo pursuant to Section 2.12(b), (ii) the payment (or reimbursement) by ADI SpinCo of any costs and expenses incurred by the ADI Group or Resideo Group in respect of the ADI Financing Arrangements pursuant to Section 2.11, and (iii) the payment by ADI SpinCo of certain costs and expenses set forth on Schedule 1.1(36)).

(37) “Distribution Disclosure Documents” shall mean the Form 10 and all exhibits thereto (including the Information Statement), any current reports on Form 8-K and other registration statements (including the registration statement on Form S-8 related to securities to be offered under ADI SpinCo’s employee benefit plans), in each case as filed or furnished by ADI SpinCo with or to the Commission in connection with the Distribution or filed or furnished by Resideo with or to the Commission, solely (in the case of such documents filed or furnished by Resideo with or to the Commission) to the extent such documents relate to ADI SpinCo or the Distribution.

(38) “Distribution Ratio” shall mean one share of ADI SpinCo Common Stock for every two shares of Resideo Common Stock.

(39) “Effective Time” shall mean 12:01 a.m., New York time, on the Distribution Date.

(40) “Employee Matters Agreement” shall mean the Employee Matters Agreement by and between Resideo and ADI SpinCo, in the form attached hereto as Exhibit B.

(41) “Environmental Laws” shall mean all Laws relating to (i) pollution or protection of human health or safety or the environment, including Laws relating to the exposure to, or Release, threatened Release or the presence of, Hazardous Substances, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, transport or handling of Hazardous Substances, (ii) recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Substances, and (iii) endangered or threatened species of fish, wildlife and plants and the management or use of natural resources.

(42) “Environmental Liabilities” shall mean Liabilities relating to Environmental Law or the Release or threatened Release of or exposure to Hazardous Substances, including the following: (i) actual or alleged violations of or non-compliance with any Environmental Law, including a failure to obtain, maintain or comply with any Environmental Permits; (ii) obligations arising under or pursuant to any applicable Environmental Law or Environmental Permit; (iii) the presence of Hazardous Substances or the introduction of Hazardous Substances to the environment at, in, on, under or migrating from any of the building, facility, structure or real property, including Liabilities relating to, resulting from or arising out of the investigation, remediation, or monitoring of such Hazardous Substances; (iv) natural resource damages, property damages, personal or bodily injury or wrongful death relating to the presence of or exposure to Hazardous Substances (including asbestos-containing materials), at, in, on, under or migrating to or from any building, facility, structure or real property; (v) the transport, disposal, recycling, reclamation, treatment or storage, Release or threatened Release of Hazardous Substances at Off-Site Locations; and (vi) any agreement, decree, judgment, or order relating to the foregoing. The term “Environmental Liabilities” does not include Liabilities arising in connection with claims for injuries to persons or property from products sold by or services provided by the ADI Group, the Resideo Group or their predecessors, including claims related to exposure to asbestos with respect to such products or services.

(43) “Environmental Permit” shall mean any permit, license, approval or other authorization under any applicable Environmental Law or of any Governmental Entity relating to Environmental Laws or Hazardous Substances.

(44) “Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

(45) “Final Determination” shall have the meaning set forth in the Tax Matters Agreement.

(46) “GAAP” shall mean generally accepted accounting principles in the United States in effect from time to time.

(47) “Governmental Approvals” shall mean any notices or reports to be submitted to, or other registrations or filings to be made with, or any consents, approvals, licenses, permits or authorizations to be obtained from, any Governmental Entity.

(48) “Governmental Entity” shall mean any nation or government, any state, municipality or other political subdivision thereof and any entity, body, agency, commission, department, board, bureau or court, whether domestic, foreign, multinational, or supranational exercising executive, legislative, judicial, regulatory, self-regulatory or administrative functions of or pertaining to government and any executive official thereof.

(49) “Government Import/Export Accounts” means certain accounts established with the United States Customs and Border Protection agency as set forth on Schedule 1.1(49).

(50) “Group” shall mean (i) with respect to Resideo, the Resideo Group and (ii) with respect to ADI SpinCo, the ADI Group.

(51) “Hazardous Substances” shall mean (i) any substances defined, listed, classified or regulated as “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “contaminants,” “pollutants,” “wastes,” “radioactive materials,” “petroleum,” “oils” or designations of similar import under any Environmental Law, or (ii) any other chemical, material or substance that is regulated or for which liability can be imposed under any Environmental Law.

(52) “Honeywell Separation Agreements” shall mean each of the agreements listed on Schedule 1.1(52).

(53) “Indebtedness” shall mean, with respect to any Person, (i) the principal amount, prepayment and redemption premiums and penalties (if any), unpaid fees and other monetary obligations in respect of any indebtedness for borrowed money, whether short term or long term, and all obligations evidenced by bonds, debentures, notes, other debt securities or similar instruments, (ii) any indebtedness arising under any capital leases (excluding, for the avoidance of doubt, any real estate leases), whether short term or long term, (iii) all liabilities secured by any Security Interest on any assets of such Person, (iv) all liabilities under any interest rate, currency, commodity or other swap, collar, cap or other hedging or similar agreements or arrangements, (v) all liabilities under any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement or other similar agreement designed to protect such Person against fluctuations in interest rates, (vi) all interest-bearing indebtedness for the deferred purchase price of property or services, (vii) all liabilities under any Credit Support Instruments, (viii) all interest, fees and other expenses owed with respect to indebtedness described in the foregoing clauses (i) through (vii), and (ix) without duplication, all guarantees of indebtedness referred to in the foregoing clauses (i) through (viii).

(54) “Indemnifiable Loss” and “Indemnifiable Losses” shall mean any and all damages, losses, deficiencies, Liabilities, obligations, penalties, judgments, settlements, claims, payments and fines.

(55) “Information” shall mean information (including Personal Information), content and data in written, oral, electronic, computerized, digital or other tangible or intangible media, including  books and records, whether accounting, legal or otherwise, ledgers, studies, reports, surveys, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, marketing plans, customer names and information (including prospects), product costs, margins and pricing, product marketing studies and strategies, all other methodologies, procedures, techniques and Know-How related to research, engineering, development and manufacturing, communications, correspondence, materials, product literature, artwork, files, documents, and all other technical, financial, employee or business information, content or data, in each case excluding any Intellectual Property therein.

(56) “Information Statement” shall mean the Information Statement attached as Exhibit 99.1 to the Form 10, to be distributed to the holders of shares of Resideo Common Stock in connection with the Distribution, including any amendment or supplement thereto.

(57) “Insurance Proceeds” shall mean those monies (i) received by an insured from an insurance carrier or (ii) paid by an insurance carrier on behalf of an insured, in either case net of any applicable deductible or retention.

(58) “Insured Claims” shall mean those Liabilities that, individually or in the aggregate, are covered within the terms and conditions of any of the Company Policies, whether or not subject to deductibles, co-insurance, uncollectability or retrospectively rated premium adjustments, but only to the extent that such Liabilities are within applicable Company Policy limits, including aggregates.

(59) “Intellectual Property” shall mean all intellectual property rights arising in any jurisdiction of the world, including in or with respect to, or arising from, any of the following: (i) trademarks, trade dress, service marks, certification marks, logos, slogans, design rights, names, corporate names, trade names, Internet domain names, social media accounts and addresses and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing (collectively, “Trademarks”); (ii) patents and patent applications, and any and all related national or international counterparts thereto, including any divisionals, continuations, continuations-in-part, reissues, reexaminations, substitutions and extensions thereof (collectively, “Patents”); (iii) copyrights and copyrightable subject matter, excluding Know-How; (iv) trade secrets, and all other confidential or proprietary information, know-how, inventions, processes, formulae, models, and methodologies, excluding Patents (collectively, “Know-How”); and (v) all applications and registrations for any of the foregoing.

(60) “Intellectual Property Matters Agreement” shall mean the Intellectual Property Matters Agreement by and between Resideo and ADI SpinCo, in the form attached hereto as Exhibit C.

(61) “Internal Reorganization” shall mean the allocation and transfer or assignment of Assets and Liabilities (including entities holding Assets or Liabilities), including by means of the Conveyancing and Assumption Instruments, resulting in (i) the ADI Group owning and operating the ADI Business, and (ii) the Resideo Group continuing to own and operate the Resideo Retained Business, as described in the global plan of internal reorganization provided to ADI SpinCo by Resideo prior to the date hereof, as updated from time to time by Resideo in its sole discretion (the “Separation Plan”), including, for the avoidance of doubt, subject to Section 2.5, the Transfer, directly or indirectly, of all of Resideo’s or its Subsidiaries’ right, title and interest in and to the ADI Assets, from Resideo or its Subsidiaries to the ADI Group and the Assumption of all of the ADI Liabilities, directly or indirectly, by the ADI Group in connection with or as a result of the transactions contemplated by this Agreement.

(62) “IT Assets” shall mean all software, computer systems, telecommunications equipment, databases, Internet Protocol addresses, data rights and documentation, reference, resource and training materials relating thereto, and all Contracts (including Contract rights) relating to any of the foregoing (including software license agreements, source code escrow agreements, support and maintenance agreements, electronic database access contracts, domain name registration agreements, website hosting agreements, software or website development agreements, outsourcing agreements, service provider agreements, interconnection agreements, governmental permits, radio licenses and telecommunications agreements).

(63) “Law” shall mean any applicable U.S. or non-U.S. federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, treaty (including any income tax treaty), order, approval, consent, decree, injunction, license, permit, administrative interpretation, requirement or rule of law (including common law) or other binding directives promulgated, issued, entered into or taken by any Governmental Entity.

(64) “Liabilities” shall mean any and all Indebtedness, liabilities, costs, expenses, interest and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, known or unknown, reserved or unreserved, or determined or determinable, including those arising under any Law (including Environmental Law), Action, whether asserted or unasserted, or order, writ, judgment, injunction, decree, settlement, compromise, stipulation, determination or award entered by or with any Governmental Entity and those arising under any Contract or any fines, damages or equitable relief which may be imposed and including all costs and expenses related thereto (including the costs and expenses of attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense of any of the foregoing or the enforcement of rights hereunder or under any Ancillary Agreement).

(65) “NYSE” shall mean the New York Stock Exchange.

(66) “Off-Site Location” shall mean any third party location that is not now nor has ever been owned, leased or operated by the Resideo Group or the ADI Group or any of their respective predecessors. “Off-Site Location” does not include any property that is adjacent to or neighboring any property formerly, currently or in the future owned, leased or operated by the Resideo Group, the ADI Group, or their respective predecessors that has been impacted by Hazardous Substances released from such properties.

(67) “Person” shall mean any natural person, firm, individual, corporation, business trust, joint venture, association, bank, land trust, trust company, company, limited liability company, partnership, or other organization or entity, whether incorporated or unincorporated, or any Governmental Entity.

(68) “Personal Information” shall mean the same as “personal information,” “personally identifiable information,” “personal data” or any term of similar intent, in each case, as defined under Data Protection Requirements.

(69) “Policies” shall mean insurance policies and insurance contracts of any kind (other than life and benefits policies or contracts), including primary, excess and umbrella policies, commercial general liability policies, fiduciary liability, directors and officers liability, automobile, property and casualty, workers’ compensation, crime, cargo, business travel accident and employee dishonesty insurance policies and bonds, together with the rights, benefits and privileges thereunder.

(70) “Prime Rate” shall mean the rate last quoted as of the time of determination by The Wall Street Journal as the “Prime Rate” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate as of such time, or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by Resideo) or any similar release by the Federal Reserve Board (as determined by Resideo).

(71) “Record Date” shall mean the date determined by the Resideo Board as the record date for determining the holders of Resideo Common Stock entitled to receive ADI SpinCo Common Stock in the Distribution.

(72) “Record Date Holders” shall mean holders of Resideo Common Stock on the Record Date.

(73) “Release” shall mean any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Substances through or in the air, soil, surface water, groundwater or property.

(74) “Resideo Asset Transferee” shall mean any Person that is or, following the Effective Time, will be a member of the Resideo Group to which Resideo Retained Assets shall be or have been Transferred, directly or indirectly, at or prior to the Effective Time, or to which a Transfer is contemplated by the Internal Reorganization, the Separation Plan, this Agreement or the Ancillary Agreements to occur after the Effective Time, by an Asset Transferor in order to consummate the transactions contemplated hereby.

(75) “Resideo Common Stock” shall mean the common stock of Resideo, par value $0.001 per share.

(76) “Resideo Group” shall mean (i) Resideo and each Person that is a direct or indirect Subsidiary of Resideo other than any Subsidiary that is a member of the ADI Group and (ii) each Person that becomes a Subsidiary of Resideo after the Effective Time.

(77) “Resideo Indemnitees” shall mean each member of the Resideo Group and each of their respective Affiliates from and after the Effective Time and each member of the Resideo Group’s and such respective Affiliates’ respective current, former and future directors, officers, employees and agents (solely in their respective capacities as current, former and future directors, officers, employees or agents of any member of the Resideo Group or their respective Affiliates) and each of the heirs, administrators, executors, successors and assigns of any of the foregoing, except, for the avoidance of doubt, the ADI Indemnitees.

(78) “Resideo Preferred Stock” shall mean the Series A Cumulative Convertible Participating Preferred Stock of Resideo, par value $0.001 per share.

(79) “Resideo Retained Assets” shall mean:

(i) any and all Assets that are owned, leased or licensed, at or prior to the Effective Time, by Resideo or any of its Subsidiaries, that are not ADI Assets, including (for the avoidance of doubt)  any and all Assets that are expressly contemplated by this Agreement or any Ancillary Agreement as Assets which have been or are to be Transferred to or retained by Resideo or any other member of the Resideo Group, including all Resideo Retained IP (including all rights of priority arising from any Resideo Retained IP, all goodwill associated with any Resideo Retained IP, and all rights to sue, and to seek and retain damages, for any past, present or future infringement, misappropriation or other violation of any Resideo Retained IP) and Resideo Retained Information;

(ii) without limitation of clause (i) immediately above, each Honeywell Separation Agreement;

(iii) the Assets listed or described on Schedule 1.1(79)(iii); and

(iv) any and all Assets that are acquired or otherwise become Assets of the Resideo Group after the Effective Time.

(80)  “Resideo Retained Business” shall mean (i) those businesses operated by Resideo or any of its Subsidiaries prior to the Effective Time other than the ADI Business, and (ii) those businesses acquired or established by or for any member of the Resideo Group after the Effective Time.

(81) “Resideo Retained Information” shall mean any and all Information (including Personal Information) owned, used or held for use by Resideo or any of its Subsidiaries that does not comprise ADI Information.

(82) “Resideo Retained IP” shall mean all Intellectual Property of Resideo or any of its Subsidiaries other than ADI Intellectual Property, including the Resideo Retained Names.

(83) “Resideo Retained Liabilities” shall mean:

(i) any and all Liabilities to the extent relating to, arising out of or resulting from (a) the operation or conduct of the Resideo Retained Business, as conducted at any time prior to, at or after the Effective Time (including any Liabilities relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority) of the Resideo Group); (b) the operation or conduct of any business conducted by any member of the Resideo Group at any time after the Effective Time (including any Liabilities relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority) of the Resideo Group); or (c) any Resideo Retained Asset, whether arising before, at or after the Effective Time (including any Liabilities relating to, arising out of or resulting from Shared Contracts (to the extent such Liabilities relate to the Resideo Retained Business));

(ii) any and all Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement as Liabilities to be Assumed by Resideo or any other member of the Resideo Group, and all agreements, obligations and other Liabilities of Resideo or any member of the Resideo Group under this Agreement or any of the Ancillary Agreements; and

(iii) the Liabilities listed on Schedule 1.1(83)(iii).

Notwithstanding the foregoing and for the avoidance of doubt, the Resideo Retained Liabilities shall not include any Liabilities (including for Taxes) for which ADI SpinCo or a member of the ADI Group is responsible pursuant to this Agreement or the Ancillary Agreements (including the Tax Matters Agreement).

(84) “Resideo Retained Names” shall mean the names and marks set forth on Schedule 1.1(84) and any other names or marks that are included within the Resideo Retained IP, together with any Trademarks containing or comprising any of such names or marks, and any Trademarks derivative thereof or confusingly similar thereto, or any telephone numbers or other alphanumeric addresses or mnemonics containing any of the foregoing names or marks.

(85) “Securities Act” shall mean the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

(86) “Security Interest” shall mean any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction or similar encumbrance, excluding restrictions on transfer under securities Laws. For the avoidance of doubt, licenses, covenants not to sue and similar rights granted with respect to Intellectual Property (other than as a security interest or lien) are not “Security Interests” as defined hereunder.

(87) “Shared Contract” shall mean any Contract (other than leases and Company Policies) of any member of Resideo Group or ADI Group, as applicable, that relates in any material respect to both the ADI Business and the Resideo Retained Business, including those set forth on Schedule 1.1(87).

(88) “Subsidiary” shall mean with respect to any Person (i) a corporation, fifty percent (50%) or more of the voting or capital stock of which is, as of the time in question, directly or indirectly owned by such Person and (ii) any other Person in which such Person, directly or indirectly, owns fifty percent (50%) or more of the equity or economic interest thereof or has the power to elect or direct the election of fifty percent (50%) or more of the members of the governing body of such entity. It is expressly agreed that, from and after the Effective Time, solely for purposes of this Agreement, neither ADI SpinCo nor any other member of the ADI Group shall be deemed a Subsidiary of Resideo or any other member of the Resideo Group, or vice versa.

(89) “Target Cash Amount” shall mean $150,000,000.

(90) “Tax” or “Taxes” shall have the meaning set forth in the Tax Matters Agreement.

(91) “Tax Contest” shall have the meaning as set forth in the Tax Matters Agreement.

(92) “Tax Matters Agreement” shall mean the Tax Matters Agreement by and between Resideo and ADI SpinCo, in the form attached hereto as Exhibit D.

(93) “Tax Records” shall have the meaning set forth in the Tax Matters Agreement.

(94) “Tax Returns” shall have the meaning set forth in the Tax Matters Agreement.

(95) “Transfer” shall have the meaning set forth in Section 2.2(b); and the term “Transferred” shall have its correlative meaning.

(96) “Transition Services Agreement” shall mean the Transition Services Agreement by and between Resideo and ADI SpinCo, in the form attached hereto as Exhibit E.

Section 1.2 Other Defined Terms. In addition, the following terms shall have the meanings ascribed to them in the corresponding section of this Agreement:

AAA	7.1
ADI Cash Payment	2.12(b)
ADI Contracts	see Definition of ADI Assets, 1.1
ADI CSIs	2.9(e)
ADI Intellectual Property	see Definition of ADI Assets, 1.1
ADI Leased Real Property	see Definition of ADI Assets, 1.1
ADI Owned Real Property	see Definition of ADI Assets, 1.1
ADI Released Liabilities	5.1(a)(B)
ADI Released Parties	5.1(a)(A)
ADI SpinCo	Preamble

ADI SpinCo Board	Recitals
Agreement	Preamble
Appeal Tribunal	7.1(h)
Appellate Rules	7.1(h)
Arbitral Tribunal	7.1(a)
Assume	2.2(c)
Assumed	see Definition of Assume, 1.1
Assumption	see Definition of Assume, 1.1
Bylaws	3.6
Cash Adjustment	2.12(c)(i)(2)
Cash Adjustment Notification Date	2.12(c)(i)(1)
Charter	3.6
Code	Recitals
Consideration	2.12(b)
Contribution	Recitals
Decision on Interim Relief	7.1(d)
Deferred Assets	2.5(a)
Deferred Liabilities	2.5(a)
DGCL	3.5(j)
Disputes	7.1
Distribution	Recitals
Emergency Arbitrator	7.1(d)
First Post-Distribution Report	9.25
Indemnifying Party	5.4(a)
Indemnitee	5.4(a)
Indemnity Payment	5.8(a)
Interim Relief	7.1(d)
Joint Actions	5.6(c)
Know-How	see Definition of Intellectual Property, 1.1
Liable Party	2.8(b)
Managing Party	5.6(c)
Non-Managing Party	5.6(c)
Other Party	2.8(a)
Parties	Preamble
Party	Preamble
Patents	see Definition of Intellectual Property, 1.1
Privilege	6.6(a)
Privileged Information	6.6(b)
Released Insurance Matters	8.1(k)
Resideo	Preamble
Resideo Board	Recitals
Resideo CSIs	2.9(d)
Resideo D&O Indemnitees	8.3
Resideo Indemnitors	8.3
Resideo Released Liabilities	5.1(a)(A)
Resideo Released Parties	5.1(a)(B)

Rules	7.1
Separation	Recitals
Separation Plan	see Definition of Internal Reorganization, 1.1
Third Party Claim	5.4(b)
Third Party Proceeds	5.8(a)
Trademarks	see Definition of Intellectual Property, 1.1
Transfer	2.2(b)
Transferred	see Definition of Transfer, 1.1

Section 1.3 References; Interpretation. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. Unless the context otherwise requires, the words “include,” “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation.” Unless the context otherwise requires, references in this Agreement to Articles, Sections, Annexes, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement. Unless the context otherwise requires, the words “hereof”, “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement. The word “or” shall have the inclusive meaning represented by the phrase “and/or.” Any reference to any agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement. Any reference to any Law (including statutes and ordinances) means such law (including all rules and regulations promulgated thereunder) as amended, modified, codified or reenacted, in whole or in part, and in effect at the time of determining compliance or applicability. The words “written request” or “in writing” when used in this Agreement shall include email. Reference in this Agreement to any time shall be to New York City, New York time unless otherwise expressly provided herein. Unless the context requires otherwise, references in this Agreement to “Resideo” shall also be deemed to refer to the applicable member of the Resideo Group, references to “ADI SpinCo” shall also be deemed to refer to the applicable member of the ADI Group and, in connection therewith, any references to actions or omissions to be taken, or refrained from being taken, as the case may be, by Resideo or ADI SpinCo shall be deemed to require Resideo or ADI SpinCo, as the case may be, to cause the applicable members of the Resideo Group or the ADI Group, respectively, to take, or refrain from taking, any such action. Unless otherwise expressly provided herein, whenever a Party’s consent is required under this Agreement, such consent may be withheld, delayed or conditioned by such Party in its sole and absolute discretion, and whenever any action hereunder is at a Party’s discretion, such action shall be at such Party’s sole and absolute discretion. In the event of any inconsistency or conflict which may arise in the application or interpretation of any of the definitions set forth in Section 1.1 and Section 1.2, for the purpose of determining what is and is not included in such definitions, any item explicitly included on a Schedule referred to in any such definition shall take priority over any provision of the text thereof.

Article II

THE SEPARATION

Section 2.1 General. Subject to the terms and conditions of this Agreement, the Parties shall use, and shall cause their respective Affiliates to use, their respective reasonable best efforts to consummate the transactions contemplated hereby.

Section 2.2 Restructuring; Transfer of Assets; Assumption of Liabilities.

(a) Internal Reorganization. At or prior to the Effective Time, except, if applicable, for Transfers contemplated by the Internal Reorganization, the Separation Plan, this Agreement or the Ancillary Agreements to occur after the Effective Time, the Parties shall complete the Internal Reorganization, including by taking the actions referred to in Sections 2.2(b) and 2.2(c) below.

(b) Transfer of Assets. At or prior to the Effective Time (it being understood that some of such Transfers may occur following the Effective Time in accordance with Section 2.2(a) and 2.5), subject to Section 2.5 and pursuant to the Separation Plan, the Conveyancing and Assumption Instruments and in connection with the Contribution, ADI SpinCo and Resideo shall, and shall cause the applicable other Asset Transferors to, transfer, contribute, distribute, assign or convey or cause to be transferred, contributed, distributed, assigned or conveyed (“Transfer”), to (A) Resideo or the respective Resideo Asset Transferees, all of the applicable Asset Transferors’ direct or indirect right, title and interest in and to the applicable Resideo Retained Assets, including all of the outstanding shares of capital stock of, or other ownership interests in, any Person that are included in the Resideo Retained Assets, and the applicable Resideo Asset Transferees shall accept from such applicable Asset Transferors such applicable Asset Transferors’ respective direct or indirect right, title and interest in and to the applicable Resideo Retained Assets, and (B) ADI SpinCo or the respective ADI Asset Transferees, all of the applicable Asset Transferors’ direct or indirect right, title and interest in and to the applicable ADI Assets, including all of the outstanding shares of capital stock of, or other ownership interests in, any Persons that are included in the ADI Assets, and the applicable ADI Asset Transferees shall accept from such applicable Asset Transferors such applicable Asset Transferors’ respective direct or indirect right, title and interest in and to the applicable ADI Assets.

(c) Assumption of Liabilities. At or prior to the Effective Time (it being understood that some of such assumptions may occur following the Effective Time in accordance with Section 2.2(a) and Section 2.5), subject to Section 2.5 and pursuant to the Separation Plan, the Conveyancing and Assumption Instruments and in connection with the Contribution, (i) Resideo shall, or shall cause a member of the Resideo Group to, accept, assume (or, as applicable, retain) and perform, discharge, fulfill and satisfy, in accordance with their respective terms (“Assume”), all of the Resideo Retained Liabilities and (ii) ADI SpinCo shall, or shall cause a member of the ADI Group to, Assume all of the ADI Liabilities, in each case, regardless of (A) when or where such Liabilities arose or arise, (B) whether the facts upon which they are based occurred prior to, at or subsequent to the Effective Time, (C) whether accruals for such Liabilities have been Transferred to ADI SpinCo or Resideo or their respective Subsidiaries or included on a combined balance sheet of the ADI Business or the Resideo Retained Business or whether any such accruals are sufficient to cover such Liabilities, (D) where or against whom such Liabilities are asserted or determined, (E) whether arising from or alleged to arise from negligence, gross negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the Resideo Group or the ADI Group, as the case may be, or any of their past or present respective directors, officers, employees, agents, Subsidiaries or Affiliates, (F) which Person is named in any Action associated with any Liability, or (G) any benefits, or lack thereof, that have been or may be obtained by the Resideo Group or the ADI Group in respect of such Liabilities. Without prejudice or limitation to any of the indemnification or liability allocation provisions contained in this Agreement, the Parties acknowledge and agree that, on the basis of all facts and circumstances as of the date hereof and through the Effective Time, (i) ADI SpinCo shall, and is expected to, satisfy any Liability or other obligation (or portion thereof) it Assumes pursuant to this Agreement, whether or not Resideo (or another member of the Resideo Group) has been legally relieved of such Liability, and (ii) Resideo shall, and is expected to, satisfy any Liability or other obligation (or portion thereof) it Assumes pursuant to this Agreement, whether or not ADI SpinCo (or another member of the ADI Group) has been legally relieved of such Liability.

(d) The Parties shall use their reasonable best efforts to obtain the Consents required to Transfer any Assets (including any Contracts and all licenses, permits and authorizations issued by any Governmental Entity) or parts thereof as contemplated by this Agreement; provided, that any such efforts to obtain a Consent shall be subject to Section 9.5(c). Notwithstanding anything herein to the contrary, no Contract or other Asset shall be transferred if it would violate applicable Law or, in the case of any Contract, the rights of any third party to such Contract or otherwise result in a breach of such Contract; provided that Section 2.5, to the extent provided therein, shall apply thereto.

(e) It is understood and agreed by the Parties that certain of the Transfers referenced in Section 2.2(b) or Assumptions referenced in Section 2.2(c) have occurred prior to the date hereof and, as a result, no additional Transfers or Assumptions of such Assets or Liabilities, as applicable, by any member of the Resideo Group or the ADI Group, as applicable, shall be deemed to occur after the date hereof and prior to the Effective Time with respect thereto. Moreover, to the extent that any member of the Resideo Group or the ADI Group, as applicable, is liable for any Resideo Retained Liability or ADI Liability, respectively, by operation of Law immediately following any Transfer in accordance with this Agreement or any Conveyancing and Assumption Instruments, there shall be no need for any other member of the Resideo Group or the ADI Group, as applicable, to take further action to Assume such Liability in connection with the operation of Section 2.2(c).

(f) Except to the extent otherwise required by applicable Tax Law (as determined by Resideo in good faith), each of Resideo and ADI SpinCo shall, and shall cause the members of its respective Group to, treat for all U.S. federal (and applicable state and local) income Tax purposes any Liabilities of Resideo that are Assumed by ADI SpinCo (whether such Liabilities are Assumed by ADI SpinCo directly or treated as Assumed by ADI SpinCo as a result of a transfer by Resideo to ADI SpinCo of equity interests in an entity treated as a “disregarded entity” for U.S. federal income Tax purposes) pursuant to this Agreement in accordance with Section 5.4(a) of the Tax Matters Agreement. For purposes of this Section 2.2(f), all references to Resideo and ADI SpinCo shall include a reference to any member of the Resideo Group and the ADI Group that is, for U.S. federal income Tax purposes, disregarded as separate from Resideo and ADI SpinCo, respectively.

Section 2.3 Treatment of Shared Contracts. Without limiting the generality of the obligations set forth in Sections 2.2(a) and (b):

(a) Unless the Parties otherwise agree in writing or the benefits of any Contract described in this Section 2.3 are expressly conveyed to the applicable Party pursuant to an Ancillary Agreement, any Shared Contract shall be assigned in part to the applicable member(s) of the applicable Group, if so assignable, or appropriately amended prior to, at or after the Effective Time, so that each Party or the members of their respective Groups as of the Effective Time shall be entitled to the rights and benefits, and shall Assume the related portion of any Liabilities, inuring to their respective Businesses; provided, however, that (x) in no event shall any member of any Group be required to assign (or amend) any Shared Contract in its entirety or to assign (or amend) a portion of any Shared Contract which is not assignable (or cannot be amended) by its terms (including any terms imposing consents or conditions on an assignment where such consents or conditions have not been obtained or fulfilled, subject to Section 2.2(d)), and (y) if any Shared Contract cannot be so partially assigned by its terms or otherwise cannot be amended or has not for any other reason been assigned or amended, or if such assignment or amendment would impair the benefit the parties thereto derive from such Shared Contract, (A) at the reasonable request of the Party (or the member of such Party’s Group) to which the benefit of such Shared Contract inures in part, the Party for which such Shared Contract is, as applicable, a Resideo Retained Asset or ADI Asset shall, and shall cause each of its respective Subsidiaries to, for a period ending not later than twelve (12) months after the Distribution Date, take such other reasonable and permissible actions to cause such member of the ADI Group or the Resideo Group, as the case may be, to receive the benefit of that portion of each Shared Contract that relates to the ADI Business or the Resideo Retained Business, as the case may be (in each case, to the extent so related) as if such Shared Contract had been assigned to (or amended to allow) the applicable member of the applicable Group pursuant to this Section 2.3 and to bear the burden of the corresponding Liabilities (including any Liabilities that may arise by reason of such arrangement) as if such Liabilities had been Assumed by a member of the applicable Group pursuant to this Section 2.3 (such that the Parties are in the same net economic position as they would have been in had such Liabilities been Assumed by the applicable member of the applicable Group pursuant to this Section 2.3); provided that the Party for which such Shared Contract is a Resideo Retained Asset or an ADI Asset, as applicable, shall be indemnified for all Indemnifiable Losses or other Liabilities arising out of any actions (or omissions to act) of such retaining Party taken at the direction of the other Party (or relevant member of its Group) or otherwise pursuant to this Section 2.3(a) in connection with and relating to such Shared Contract, as the case may be, and (B) the Party to which the benefit of such Shared Contract inures in part shall use reasonable best efforts to enter into a separate contract pursuant to which it procures such rights and obligations as are necessary such that it no longer needs to avail itself of the arrangements provided pursuant to this Section 2.3(a); provided that the Party for which such Shared Contract is, as applicable, a Resideo Retained Asset or ADI Asset, and such Party’s applicable Subsidiaries shall not be liable for any actions or omissions taken in accordance with clause (y) of this Section 2.3(a).

(b) Unless otherwise determined by Resideo in good faith, each of Resideo and ADI SpinCo shall, and shall cause the members of its Group to, (i) treat for all Tax purposes the portion of each Shared Contract inuring to its respective Businesses as Assets owned by, or Liabilities of, and that had been Assumed by, as applicable, such Party as of the Effective Time and (ii) neither report nor take any Tax position (on a Tax Return or otherwise) inconsistent with such treatment (except to the extent otherwise required by applicable Law or good-faith resolution of a Tax Contest).

Section 2.4 Termination of Agreements.

(a) Except as set forth in Section 2.4(b), in furtherance of the releases and other provisions of Section 5.1, ADI SpinCo and each member of the ADI Group, on the one hand, and Resideo and each member of the Resideo Group, on the other hand, hereby terminate any and all Contracts between or among ADI SpinCo or any member of the ADI Group, on the one hand, and Resideo or any member of the Resideo Group, on the other hand, effective as of the Effective Time. No such terminated Contract (including any provision thereof which purports to survive termination) shall be of any further force or effect after the Effective Time. Each Party shall, at the reasonable request of the other Party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.

(b) The provisions of Section 2.4(a) shall not apply to any of the following Contracts (or to any of the provisions thereof): (i) this Agreement or any of the Ancillary Agreements; (ii) any Contracts to which any Person other than the Parties or any members of their respective Groups is a party; (iii) any intercompany accounts payable, accounts receivable or other indebtedness accrued or otherwise outstanding as of the Effective Time that are reflected in the books and records of the applicable Party or otherwise documented in writing in accordance with past practices, which shall be settled in the manner contemplated by Section 2.4(c); and (iv) any Shared Contracts.

(c) All of the intercompany accounts receivable, accounts payable and other indebtedness between any member of the Resideo Group, on the one hand, and any member of the ADI Group, on the other hand, accrued or otherwise outstanding as of the Effective Time shall, as of the Effective Time, be repaid, settled or otherwise eliminated by means of cash payments, a dividend, capital contribution, a combination of the foregoing, or otherwise as determined by Resideo in good faith, but the foregoing shall not effect or impact the rights and obligations of the Parties under this Agreement and the Ancillary Agreements.

Section 2.5 Transfers Not Effected at or Prior to the Effective Time; Transfers Deemed Effective as of the Effective Time.

(a) To the extent that any Transfers of any Assets (including the capital stock or equity interest of any members of the ADI Group or the Resideo Group) or Assumptions of any Liabilities contemplated by this Article II shall not have been consummated at or prior to the Effective Time (such Assets subject to such delayed Transfer, the “Deferred Assets” and such Liabilities subject to such delayed Assumptions, the “Deferred Liabilities”), the Parties shall, except as contemplated by the Internal Reorganization or the Separation Plan, use reasonable best efforts to effect such Transfers or Assumptions as promptly as practicable following the Effective Time. Nothing herein shall be deemed to require or constitute the Transfer of any Assets or the Assumption of any Liabilities which by their terms or operation of Law cannot be Transferred or Assumed; provided, however, that the Parties and their respective Subsidiaries shall cooperate and use reasonable best efforts to seek to obtain, in accordance with applicable Law, any necessary Consents or Governmental Approvals for the Transfer of all Assets and Assumption of all Liabilities contemplated to be Transferred and Assumed pursuant to this Article II to the fullest extent permitted by applicable Law. In the event that any such Transfer of Assets or Assumption of Liabilities has not been consummated by the Effective Time, from and after the Effective Time, (i) the Party (or relevant member in its Group) retaining such Deferred Assets shall thereafter, insofar as reasonably possible and to the extent permitted by applicable Law, hold (or shall cause such member in its Group to hold) such Deferred Assets in trust for the use and benefit of the Party entitled thereto (at the expense of the Party entitled thereto), and (ii) the Party intended to Assume such Deferred Liabilities shall, or shall cause the applicable member of its Group to, pay or reimburse the Party retaining such Deferred Liabilities for all amounts paid or incurred in connection with the retention of such Deferred Liabilities, as if the Party intended to Assume such Deferred Liabilities had Assumed such Deferred Liabilities at the Effective Time and such that the Parties are in the same net economic position as they would have been in if the Party intended to Assume such Deferred Liabilities had Assumed such Deferred Liabilities. To the extent the foregoing applies to any Contracts (other than Shared Contracts, which shall be governed solely by Section 2.3) to be assigned for which any necessary Consents or Governmental Approvals are not received prior to the Effective Time, the treatment of such Contracts shall, for the avoidance of doubt, be subject to Section 2.7 and Section 2.8, to the extent applicable. In addition, the Party retaining such Deferred Assets or Deferred Liabilities (or relevant member of its Group) shall (or shall cause such member in its Group to) treat or operate, insofar as reasonably possible and to the extent permitted by applicable Law, such Deferred Assets or Deferred Liabilities in the ordinary course of business and take such other actions as may be reasonably requested by the Party to which such Deferred Assets are to be Transferred or the Party to be Assuming such Deferred Liabilities, in order to place such Party, insofar as reasonably possible and to the extent permitted by applicable Law, in the same position as if such Deferred Assets or Deferred Liabilities had been Transferred or Assumed as contemplated hereby and so that all the benefits and burdens relating to such Deferred Assets or Deferred Liabilities, including possession, use, risk of loss, potential for income and gain, and dominion, control and command over such Deferred Assets or Deferred Liabilities, are to inure from and after the Effective Time to the relevant member or members of the Resideo Group or the ADI Group, as applicable, entitled to the receipt of such Deferred Assets or required to Assume such Deferred Liabilities. In furtherance of the foregoing, the Parties agree that, as of the Effective Time, subject to Section 2.2(c) and Section 2.8(b), each Party shall be deemed to have acquired complete and sole beneficial ownership over all of the Deferred Assets, together with all rights, powers and privileges incident thereto, and shall be deemed to have Assumed in accordance with the terms of this Agreement all of the Deferred Liabilities, and all duties, obligations and responsibilities incident thereto, which such Party is entitled to acquire or required to Assume pursuant to the terms of this Agreement.

(b) If and when the Consents, Governmental Approvals or conditions, the absence or non-satisfaction of which caused the deferral of Transfer of any Asset or deferral of Assumption of any Liability pursuant to Section 2.5(a), are obtained or satisfied, the Transfer, assignment, Assumption or novation of the applicable Asset or Liability shall be effected without further consideration in accordance with and subject to the terms of this Agreement (including Section 2.2) or the applicable Ancillary Agreement, and shall, to the extent possible without the imposition of any undue cost on any Party, be deemed to have become effective as of the Effective Time.

(c) The Party (or relevant member of its Group) retaining any Deferred Assets or Deferred Liabilities pursuant to Section 2.5(a) or otherwise, shall (i) not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced, assumed, or agreed in advance to be reimbursed by the Party (or relevant member of its Group) entitled to such Deferred Assets or the Party (or relevant member of its Group) intended to Assume such Deferred Liabilities, other than reasonable attorneys’ fees and recording or similar or other incidental fees, all of which shall be promptly reimbursed by the Party (or relevant member of its Group) entitled to such Deferred Assets or the Person intended to be subject to such Deferred Liabilities and (ii) be indemnified for all Indemnifiable Losses or other Liabilities arising out of any actions (or omissions to act) of such retaining Party taken at the direction of the other Party (or relevant member of its Group) in connection with and relating to such retained Deferred Assets or Deferred Liabilities, as the case may be.

(d) After the Effective Time, each Party (or any member of its Group) may receive mail, packages, electronic mail and any other written communications properly belonging to another Party (or any member of its Group). Accordingly, at all times after the Effective Time, each Party (or any member of its Group) is hereby authorized to receive and, if reasonably necessary to identify the proper recipient in accordance with this Section 2.5(d), open all mail, packages, electronic mail and any other written communications received by such Party (or any member of its Group) that belongs to such other Party (or any member of its Group), and to the extent that they do not relate to the business of the receiving Party (or any member of its Group), the receiving Party (or any member of its Group) shall promptly deliver such mail, packages, electronic mail or any other written communications (or, in case the same also relates to the business of the receiving Party or another Party, copies thereof) to such other Party (or any member of its Group) as provided for in Section 9.6; it being understood that if a Party (or any member of its Group) receives a telephone call that relates to the business of the other Party (or any member of its Group), then the receiving Party (or any member of its Group) shall inform the person making such telephone call to contact the other Party (or any member of its Group). The provisions of this Section 2.5(d) are not intended to, and shall not, be deemed to constitute an authorization by any Party (or any member of its Group) to permit the other to accept service of process on its behalf and no Party (or any member of its Group) is or shall be deemed to be the agent of any other Party (or any member of its Group) for service of process purposes.

(e) Unless otherwise determined by Resideo in good faith, with respect to Assets and Liabilities described in Section 2.5(a), each of Resideo and ADI SpinCo shall, and shall cause the members of its respective Group to, (i) treat for all Tax purposes (A) the Deferred Assets as Assets having been Transferred to and owned by the Party entitled to such Deferred Assets not later than the Effective Time and (B) the Deferred Liabilities as liabilities having been Assumed and owned by the Person intended to be subject to such Liabilities not later than the Effective Time and (ii) neither report nor take any Tax position (on a Tax Return or otherwise) inconsistent with such treatment (except to the extent otherwise required by applicable Law or good-faith resolution of a Tax Contest).

Section 2.6 Conveyancing and Assumption Instruments. In connection with, and in furtherance of, the Transfers of Assets and the Assumptions of Liabilities contemplated by this Agreement, the Ancillary Agreements and the Separation Plan, the Parties shall execute or cause to be executed, on or after the date hereof by the appropriate entities to the extent not executed prior to the date hereof, any Conveyancing and Assumption Instruments necessary to evidence the valid Transfer to the applicable Party or member of such Party’s Group of all right, title and interest in and to its accepted Assets and the valid and effective Assumption by the applicable Party or member of such Party’s Group of the applicable Liabilities to be Assumed hereunder for Transfers and Assumptions to be effected pursuant to Delaware Law or the Laws of one of the other states of the United States or, if not appropriate for a given Transfer or Assumption, and for Transfers or Assumptions to be effected pursuant to non-U.S. Laws, in such form as the Parties shall reasonably agree, including the Transfer of real property by mutually acceptable conveyance deeds as may be appropriate and in form and substance as may be required by the jurisdiction in which the real property is located. The Transfer of capital stock shall be effected by means of executed stock powers and notation on the stock record books of the corporation or other legal entities involved, or by such other means as may be required (including in any non-U.S. jurisdiction) to Transfer title to stock and, only to the extent required by applicable Law, by notation on public registries.

Section 2.7 Further Assurances; Ancillary Agreements.

(a) In addition to and without limiting the actions specifically provided for elsewhere in this Agreement and subject to the limitations expressly set forth in this Agreement, including Section 2.5, each of the Parties shall cooperate with each other and use (and shall cause each other member of its Group to use) reasonable best efforts, at and after the Distribution Date, to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things reasonably necessary on its part under applicable Law or contractual obligations to consummate and make effective the transactions contemplated by this Agreement, the Ancillary Agreements and the Separation Plan.

(b) Without limiting the foregoing, at and after the Distribution Date, subject to Section 9.5(c), each Party shall (and shall cause each other member of its Group to) cooperate with the other Party (and each other member of its Group) to execute and deliver, or use reasonable best efforts to cause to be executed and delivered, all instruments, including instruments of Transfer or title, and to make all filings with relevant Governmental Entities or other Persons, and to obtain all Consents or Governmental Approvals with respect to any permit, license or Contract, and to take all such other actions as such Party (or other member of its Group) may reasonably be requested to take by the other Party (or other member of its Group) from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement, the Ancillary Agreements, the Separation Plan and the Transfers of the applicable Assets and the assignment and Assumption of the applicable Liabilities and the other transactions contemplated hereby and thereby. Without limiting the foregoing, subject to Section 9.5(c), each Party shall (and shall cause each other member of its Group to) take such other actions as may be reasonably necessary to vest in such other Party (or other member of its Group) such title and such rights as possessed by the transferring Party (or other member of its Group) to the Assets allocated to the other Party (or other member of its Group) under this Agreement or any of the Ancillary Agreements, free and clear of any Security Interest.

(c) Without limiting the foregoing, in the event that any Party (or member of such Party’s Group) receives any Assets (including the receipt of payments made pursuant to Contracts and proceeds from accounts receivable with respect to such Asset) or is liable for any Liability that is otherwise allocated to any Person that is a member of the other Group pursuant to this Agreement or the Ancillary Agreements, such Party agrees to promptly Transfer, or cause to be Transferred such Asset or Liability to the other Party so entitled thereto (or member of such other Party’s Group as designated by such other Party) at such other Party’s expense. Prior to any such Transfer, such Asset or Liability, as the case may be, shall be held in accordance with the provisions of Section 2.5.

(d) On or prior to the Distribution Date, each of Resideo and ADI SpinCo shall enter into, or (where applicable) shall cause a member or members of their respective Group to enter into, the Ancillary Agreements and any other Contracts reasonably necessary or appropriate in connection with the transactions contemplated hereby and thereby.

(e) On or prior to the Distribution Date, Resideo and ADI SpinCo in their respective capacities as direct or indirect stockholders of their respective Subsidiaries, shall each ratify any actions that are reasonably necessary or desirable to be taken by any Subsidiary of Resideo or Subsidiary of ADI SpinCo, as the case may be, to effectuate the transactions contemplated by this Agreement and the Ancillary Agreements.

(f) The Parties agree that any and all determinations as to whether an Asset or Liability is an ADI Asset, Resideo Retained Asset, ADI Liability or Resideo Retained Liability, as applicable, (i) shall be made by Resideo after reasonable inquiry and in good faith to the extent the value of such Asset or Liability (as reasonably determined by Resideo) is $500,000 or less and such determination shall be binding on the Parties, and (ii) shall be discussed in good faith with the intent of agreeing on the allocation of such Asset or Liability between the Parties to the extent the value of such Asset or Liability (as reasonably determined by Resideo) is in excess of $500,000, it being understood that if the Parties are unable to mutually agree on the allocation of such Asset or Liability after a reasonable period of time, the Parties shall resolve such disagreement in accordance with the dispute resolution provisions set forth in Article VII of this Agreement.

(g) Following the Distribution Date, the Parties acknowledge that the Government Import/Export Accounts will remain with the applicable Group as set forth on Schedule 1.1(49), provided, that, (i) any Assets, benefits, rights, claims or Liabilities in connection therewith will be apportioned between the ADI Group and Resideo Group pursuant to the terms of this Agreement (including the Schedules hereto), (ii) Resideo shall have access to, and control of, the portion of the Government Import/Export Accounts in respect of the Resideo Retained Business, including any necessary login credentials and the ability to upload any required documentation to any customs portal associated with the Government Import/Export Accounts, and (iii) ADI SpinCo shall have access to, and control of, the portion of the Government Import/Export Accounts in respect of the ADI Business, including any necessary login credentials and the ability to upload any required documentation to any customs portal associated with the Government Import/Export Accounts. To the extent there are any claims in respect of the Resideo Retained Business or ADI Business (including any administrative claims, drawback and refund claims), as applicable, or Resideo or ADI SpinCo wishes to make any such claims in respect of its respective Business, in each case, related to the Government Import/Export Accounts, Resideo or ADI SpinCo, as applicable, shall act at the direction of the other Party with respect thereto and the Party acting at the direction of the other Party shall be indemnified for all Indemnifiable Losses arising out of any such actions. The Parties acknowledge and agree that (i) any documentation relating to the Resideo Retained Business uploaded to any customs portal in respect of the Government Import/Export Accounts shall be deemed “Confidential Information” of Resideo hereunder, and (ii) any documentation relating to the ADI Business uploaded to any customs portal in respect of the Government Import/Export Accounts shall be deemed “Confidential Information” of ADI SpinCo hereunder.

Section 2.8 Novation of Liabilities; Indemnification.

(a) Subject to Section 9.5(c), each Party, at the request of any member of the other Party’s Group (such other Party, the “Other Party”), shall use reasonable best efforts to obtain, or to cause to be obtained, any Consent, Governmental Approval, substitution or amendment required to novate or assign to the fullest extent permitted by applicable Law all obligations under Contracts (other than Shared Contracts, which shall be governed by Section 2.3) and Liabilities (other than with regard to guarantees or Credit Support Instruments, which shall be governed by Section 2.9), but solely to the extent that the Parties (or applicable members of their respective Groups) are jointly or each severally liable with regard to any such Contracts or Liabilities and such Contracts or Liabilities have been, in whole, but not in part, allocated to the first Party, or, if permitted by applicable Law, to obtain in writing the unconditional release of the applicable Other Party so that, in any such case, the members of the applicable Group shall be solely responsible for such Contracts or Liabilities. In addition, with respect to any Action where any Party hereto is a defendant, when and if requested by such Party, the Other Party at its own expense will use commercially reasonable efforts to remove the requesting Party as a defendant to the extent that such Action relates solely to Assets or Liabilities that the Other Party (or any member of such requesting Party’s Group) has been allocated pursuant to this Article II, and the Other Party will cooperate and assist in any required communication with any plaintiff or other related third party.

(b) If the Parties are unable to obtain, or to cause to be obtained, any required Consent, Governmental Approval, release, substitution or amendment referenced in Section 2.8(a), the Other Party or a member of such Other Party’s Group shall continue to be bound by such Contract, license or other obligation that does not constitute a Liability of such Other Party and, unless not permitted by applicable Law or the terms thereof, as agent or subcontractor for such Party, the Party or member of such Party’s Group who Assumed or retained such Liability as set forth in this Agreement (the “Liable Party”) shall, or shall cause a member of its Group to, pay, perform and discharge fully all the obligations or other Liabilities of such Other Party or member of such Other Party’s Group thereunder from and after the Effective Time. For the avoidance of doubt, in furtherance of the foregoing, the Liable Party or a member of such Liable Party’s Group, as agent or subcontractor of the Other Party or a member of such Other Party’s Group, to the extent reasonably necessary to pay, perform and discharge fully any Liabilities, or retain the benefits (including pursuant to Section 2.5) associated with such Contract, license or other obligation, is hereby granted the right to, among other things, (i) prepare, execute and submit invoices under such Contract or license in the name of the Other Party (or the applicable member of such Other Party’s Group), (ii) send correspondence relating to matters under such Contract, license or other obligation in the name of the Other Party (or the applicable member of such Other Party’s Group), (iii) upon prior written notice, file Actions in the name of the Other Party (or the applicable member of such Other Party’s Group) in connection with such Contract, license or other obligation and (iv) otherwise exercise all rights in respect of such Contract, license or other obligation in the name of the Other Party (or the applicable member of such Other Party’s Group); provided that (x) such actions shall be taken in the name of the Other Party (or the applicable member of such Other Party’s Group) only to the extent reasonably necessary or advisable in connection with the foregoing, (y) to the extent that there shall be a conflict between the provisions of this Section 2.8(b) and the provisions of any more specific arrangement between a member of such Liable Party’s Group and a member of such Other Party’s Group, such more specific arrangement shall control, and (z) the Liable Party, on behalf of itself and the members of its Group, agrees not to renew or extend the term of, increase its obligations under, or Transfer to a third party, any such Contract, license or other obligation for which the Other Party or member of such Party’s Group is or may be liable without the prior written consent of the Other Party, unless all obligations of the Other Party and the other members of such Party’s Group with respect thereto are thereupon terminated by documentation reasonably satisfactory in form and substance to the Other Party. The Liable Party shall indemnify each Other Party and hold each of them harmless against any Liabilities (other than Liabilities of such Other Party) arising in connection therewith; provided, that the Liable Party shall have no obligation to indemnify the Other Party with respect to any matter to the extent that such Liabilities arise from such Other Party’s willful breach, knowing violation of Law, fraud, misrepresentation or gross negligence in connection therewith, in which case such Other Party shall be responsible for such Liabilities; it being understood that any exercise of rights under this Agreement by such Other Party shall not be deemed to be willful breach, knowing violation of Law, fraud, misrepresentation or gross negligence. The Other Party shall, without further consideration, promptly pay and remit, or cause to be promptly paid or remitted, to the Liable Party or, at the direction of the Liable Party, to another member of the Liable Party’s Group, all money, rights and other consideration received by it or any member of its Group in respect of such performance by the Liable Party (unless any such consideration is an Asset of such Other Party pursuant to this Agreement). If and when any such Consent, Governmental Approval, release, substitution or amendment shall be obtained or such agreement, lease, license or other rights or obligations shall otherwise become assignable or able to be novated, the Other Party shall, to the fullest extent permitted by applicable Law, promptly Transfer or cause the Transfer of all rights, obligations and other Liabilities thereunder of such Other Party or any member of such Other Party’s Group to the Liable Party or to another member of the Liable Party’s Group without payment of any further consideration and the Liable Party, or another member of such Liable Party’s Group, without the payment of any further consideration, shall Assume such rights and Liabilities to the fullest extent permitted by applicable Law. Each of the applicable Parties shall, and shall cause their respective Subsidiaries to, take all actions and do all things reasonably necessary on its part, or such Subsidiaries’ part, under applicable Law or contractual obligations to consummate and make effective the transactions contemplated by this Section 2.8.

Section 2.9 Guarantees; Credit Support Instruments.

(a) Except as otherwise specified in any Ancillary Agreement, on or prior to the Distribution Date or as soon as practicable thereafter, (i) Resideo shall (with the reasonable cooperation of the applicable member of the ADI Group) use its reasonable best efforts to have each member of the ADI Group removed as guarantor of any Resideo Retained Liability to the fullest extent permitted by applicable Law, including in respect of those guarantees set forth on Schedule 2.9(a)(i), and (ii) ADI SpinCo shall (with the reasonable cooperation of the applicable member of the Resideo Group) use reasonable best efforts to have each member of the Resideo Group removed as guarantor of any ADI Liability, to the fullest extent permitted by applicable Law, including in respect of those guarantees set forth on Schedule 2.9(a)(ii).

(b) On or prior to the Distribution Date or as soon as practicable thereafter, to the extent required to obtain a release from a guaranty:

(i) of any member of the Resideo Group, ADI SpinCo shall execute a guaranty agreement substantially in the form of the existing guaranty or such other form as is agreed to by the relevant parties to such guaranty agreement, except to the extent that such existing guaranty contains representations, covenants or other terms or provisions either (A) with which ADI SpinCo would be reasonably unable to comply or (B) which would be reasonably expected to be breached; and

(ii) of any member of the ADI Group, Resideo shall execute a guaranty agreement substantially in the form of the existing guaranty or such other form as is agreed to by the relevant parties to such guaranty agreement, except to the extent that such existing guaranty contains representations, covenants or other terms or provisions either (A) with which Resideo would be reasonably unable to comply or (B) which would be reasonably expected to be breached.

(c) If Resideo or ADI SpinCo is unable to obtain, or to cause to be obtained, any such required removal as set forth in clauses (a) and (b) of this Section 2.9, (i) Resideo, to the extent a member of the Resideo Group has assumed the underlying Liability with respect to such guaranty, or ADI SpinCo, to the extent a member of the ADI Group has assumed the underlying Liability with respect to such guaranty, as the case may be, shall indemnify and hold harmless the guarantor for any Indemnifiable Loss arising from or relating thereto (in accordance with the provisions of Article V) and shall or shall cause one of its Subsidiaries, as agent or subcontractor for such guarantor to pay, perform and discharge fully all the obligations or other Liabilities of such guarantor thereunder, (ii) ADI SpinCo or Resideo, as applicable, shall reimburse the applicable member of the Resideo Group or ADI Group, as applicable, for all documented out-of-pocket expenses incurred by it arising out of or related to any such guaranty; and (iii) each of Resideo and ADI SpinCo, on behalf of themselves and the members of their respective Groups, agree not to renew or extend the term of, increase its obligations under, or Transfer to a third party, any loan, guaranty, lease, Contract or other obligation for which another Party or member of such Party’s Group is or may be liable as a guarantor without the prior written consent of such other Party, unless all obligations of such other Party and the other members of such Party’s Group with respect thereto are thereupon terminated by documentation reasonably satisfactory in form and substance to such Party.

(d) Resideo and ADI SpinCo shall reasonably cooperate with respect to the replacement of, and ADI SpinCo shall use reasonable best efforts to replace, all Credit Support Instruments issued by Resideo or other members of the Resideo Group on behalf of or in favor of any member of the ADI Group or the ADI Business (the “Resideo CSIs”) with Credit Support Instruments from ADI SpinCo or a member of the ADI Group, such replacement to occur as promptly as practicable prior to, on or following the Distribution Date. With respect to any Resideo CSIs that remain outstanding after the Distribution Date, (i) ADI SpinCo shall, and shall cause the members of the ADI Group to, indemnify and hold harmless the Resideo Indemnitees for any Liabilities arising from or relating to such Resideo CSIs, including any fees in connection with the issuance and maintenance thereof and any funds drawn by (or for the benefit of), or disbursements made to, the beneficiaries of such Resideo CSIs in accordance with the terms thereof, (ii) ADI SpinCo shall reimburse the applicable member of the Resideo Group for all documented out-of-pocket expenses incurred by it arising out of or related to any such Resideo CSIs, and (iii) without the prior written consent of Resideo, ADI SpinCo shall not, and shall not permit any member of the ADI Group to, enter into, renew or extend the term of, increase its obligations under, or transfer to a third party, any loan, guaranty, lease, Contract or other obligation in connection with which Resideo or any member of the Resideo Group has issued any Resideo CSIs which remain outstanding. Neither Resideo nor any member of the Resideo Group will have any obligation to renew any Resideo CSIs issued on behalf of or in favor of any member of the ADI Group or the ADI Business after the expiration of any such Resideo CSIs.

(e) Resideo and ADI SpinCo shall reasonably cooperate with respect to the replacement of, and Resideo shall use reasonable best efforts to replace, all Credit Support Instruments issued by ADI SpinCo or other members of the ADI Group on behalf of or in favor of any member of the Resideo Group or the Resideo Retained Business (the “ADI CSIs”) with Credit Support Instruments from Resideo or a member of the Resideo Group, such replacement to occur as promptly as practicable prior to, on or following the Distribution Date. With respect to any ADI CSIs that remain outstanding after the Distribution Date, (i) Resideo shall, and shall cause the members of the Resideo Group to, indemnify and hold harmless the ADI Indemnitees for any Liabilities arising from or relating to such ADI CSIs, including any fees in connection with the issuance and maintenance thereof and any funds drawn by (or for the benefit of), or disbursements made to, the beneficiaries of such ADI CSIs in accordance with the terms thereof, (ii) Resideo shall reimburse the applicable member of the ADI Group for all documented out-of-pocket expenses incurred by it arising out of or related to any such ADI CSIs, and (iii) without the prior written consent of ADI SpinCo, Resideo shall not, and shall not permit any member of the Resideo Group to, enter into, renew or extend the term of, increase its obligations under, or transfer to a third party, any loan, guaranty, lease, Contract or other obligation in connection with which ADI SpinCo or any member of the ADI Group has issued any ADI CSIs which remain outstanding. Neither ADI SpinCo nor any member of the ADI Group will have any obligation to renew any ADI CSIs issued on behalf of or in favor of any member of the Resideo Group or the Resideo Retained Business after the expiration of any such ADI CSIs.

Section 2.10 Disclaimer of Representations and Warranties.

(a) EACH OF RESIDEO (ON BEHALF OF ITSELF AND EACH MEMBER OF THE RESIDEO GROUP) AND ADI SPINCO (ON BEHALF OF ITSELF AND EACH MEMBER OF THE ADI GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN, IN ANY ANCILLARY AGREEMENT OR IN ANY CONTINUING ARRANGEMENT, NO PARTY TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR OTHERWISE, IS REPRESENTING OR WARRANTING IN ANY WAY, AND HEREBY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES AS TO THE ASSETS, BUSINESSES OR LIABILITIES CONTRIBUTED, TRANSFERRED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY, AS TO ANY CONSENTS OR GOVERNMENTAL APPROVALS REQUIRED IN CONNECTION HEREWITH OR THEREWITH, AS TO THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OF, AS TO NONINFRINGEMENT, VALIDITY OR ENFORCEABILITY OR ANY OTHER MATTER CONCERNING, ANY ASSETS OR BUSINESS OF SUCH PARTY, OR AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY ACTION OR OTHER ASSET, INCLUDING ACCOUNTS RECEIVABLE, OF ANY PARTY, OR AS TO THE LEGAL SUFFICIENCY OF ANY CONTRIBUTION, ASSIGNMENT, DOCUMENT, CERTIFICATE OR INSTRUMENT DELIVERED HEREUNDER OR THEREUNDER TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF. EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN, IN ANY ANCILLARY AGREEMENT OR IN ANY CONTINUING ARRANGEMENT, ALL SUCH ASSETS ARE BEING TRANSFERRED ON AN “AS IS, WHERE IS” BASIS (AND, IN THE CASE OF ANY REAL PROPERTY, BY MEANS OF A QUITCLAIM OR SIMILAR FORM DEED OR CONVEYANCE) AND THE RESPECTIVE TRANSFEREES SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT (I) ANY CONVEYANCE SHALL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST AND (II) ANY NECESSARY CONSENTS OR GOVERNMENTAL APPROVALS ARE NOT OBTAINED OR THAT ANY REQUIREMENTS OF LAWS OR JUDGMENTS ARE NOT COMPLIED WITH.

(b) Each of Resideo (on behalf of itself and each member of the Resideo Group) and ADI SpinCo (on behalf of itself and each member of the ADI Group) further understands and agrees that if the disclaimer of express or implied representations and warranties contained in Section 2.10(a) is held unenforceable or is unavailable for any reason under the Laws of any jurisdiction outside the United States or if, under the Laws of a jurisdiction outside the United States, both Resideo or any member of the Resideo Group, on the one hand, and ADI SpinCo or any member of the ADI Group, on the other hand, are jointly or severally liable for any Resideo Retained Liability or any ADI Liability, respectively, then, the Parties intend that, notwithstanding any provision to the contrary under the Laws of such foreign jurisdictions, the provisions of this Agreement and the Ancillary Agreements (including the disclaimer of all representations and warranties, allocation of Liabilities among the Parties and their respective Subsidiaries, releases, indemnification and contribution of Liabilities) shall prevail for any and all purposes among the Parties and their respective Subsidiaries.

(c) Resideo hereby waives compliance by itself and each and every member of the Resideo Group with the requirements and provisions of any “bulk-sale” or “bulk transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the Resideo Retained Assets to Resideo or any member of the Resideo Group.

(d) ADI SpinCo hereby waives compliance by itself and each and every member of the ADI Group with the requirements and provisions of any “bulk-sale” or “bulk transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the ADI Assets to ADI SpinCo or any member of the ADI Group.

Section 2.11 ADI Financing Arrangements. On or prior to the Distribution Date, ADI SpinCo (or other relevant members of the ADI Group) shall enter into the ADI Financing Arrangements, on such terms and conditions as determined by Resideo in good faith (including the amount that shall be borrowed pursuant to the ADI Financing Arrangements and the terms and interest rates for such borrowings) and the ADI Financing Arrangements shall have been consummated in accordance therewith. Resideo and ADI SpinCo shall participate in the preparation of all materials and presentations as may be reasonably necessary to secure funding pursuant to the ADI Financing Arrangements, including rating agency presentations necessary to obtain the requisite ratings needed to secure the financing under any of the ADI Financing Arrangements. The Parties agree that ADI SpinCo or other applicable members of the ADI Group, and not Resideo or other applicable members of the Resideo Group, shall be responsible for all costs and expenses associated with the ADI Financing Arrangements incurred by, and for reimbursement of such costs and expenses to, any member of the Resideo Group or the ADI Group.

Section 2.12 Cash Management; Consideration; Cash Adjustment.

(a) Cash Management. Subject to any adjustment in accordance with this Section 2.12, all Cash Equivalents held by any member of the ADI Group as of the Effective Time shall be an ADI Asset and all Cash Equivalents held by any member of the Resideo Group as of the Effective Time shall be a Resideo Retained Asset. To the extent that following the Effective Time any Cash Equivalents are required to be transferred from any member of the Resideo Group to any member of the ADI Group or from any member of the ADI Group to any member of the Resideo Group to make effective the Internal Reorganization or the Contribution pursuant to this Agreement and the Ancillary Agreements (including if required by Law or regulation to effect the foregoing, but excluding for the avoidance of doubt, the transfer of Cash Equivalents contemplated by Section 2.12(b)), the Party receiving such Cash Equivalents shall promptly transfer an amount in cash equal to such transferred Cash Equivalents back to the transferring Party so as not to override the allocations of Assets, Liabilities and expenses related to the Internal Reorganization and the Contribution contemplated by this Agreement and the Ancillary Agreements.

(b) Consideration. In exchange for the Contribution, ADI SpinCo agrees to, on or prior to the Distribution Date, (i) issue to Resideo 75,918,198 newly issued, fully paid and non-assessable shares of ADI SpinCo Common Stock, (ii) issue to Resideo 150,000 newly issued, fully paid and non-assessable shares of ADI SpinCo Preferred Stock, and (iii) subject to any adjustment in accordance with Section 2.12(c), pay to Resideo $900,000,000 out of the net proceeds of the ADI Financing Arrangements received by ADI SpinCo at or prior to the consummation of the Distribution (the “ADI Cash Payment”) (such issuances and payment, collectively, the “Consideration”). The payment of cash made by ADI SpinCo to Resideo pursuant to this Section 2.12(b) shall be made by wire transfer of immediately available funds to an account designated by Resideo to ADI SpinCo in writing.

(c) Cash Adjustment.

(i) Adjustment.

(1)  As promptly as practicable following the Distribution Date, Resideo shall calculate the Distribution Date Cash Amount and shall promptly notify ADI SpinCo of such calculation (the date on which such notification is delivered, the “Cash Adjustment Notification Date”). The calculation of the Distribution Date Cash Amount shall be made by Resideo in good faith and shall be final and binding on ADI SpinCo, and shall not be subject to any challenge or dispute (pursuant to the procedures set forth in Article VII or otherwise). ADI SpinCo shall provide Resideo with such information and access as is reasonably requested by Resideo to calculate the Distribution Date Cash Amount.

(2) If Resideo determines that (A) the Distribution Date Cash Amount exceeds the Target Cash Amount, the amount of such excess shall be paid by ADI SpinCo to Resideo in accordance with Section 2.12(c)(i)(3), or (B) the Target Cash Amount exceeds the Distribution Date Cash Amount, the amount of such excess shall be paid by Resideo to ADI SpinCo in accordance with Section 2.12(c)(i)(3) (the amount of any such payment under clause (A) or (B), as the case may be, the “Cash Adjustment”). If the Cash Adjustment is equal to zero, no payment in respect of such amount shall be made by either Party.

(3) If payment is required to be made by ADI SpinCo in accordance with Section 2.12(c)(i)(2)(A), ADI SpinCo shall, within five (5) Business Days of the Cash Adjustment Notification Date, make payment to Resideo by wire transfer in immediately available funds to an account designated in writing by Resideo within five (5) Business Days after the Cash Adjustment Notification Date of an amount equal to the Cash Adjustment. If payment is required to be made by Resideo in accordance with Section 2.12(c)(i)(2)(B), Resideo shall, within five (5) Business Days of the Cash Adjustment Notification Date, make payment to ADI SpinCo by wire transfer in immediately available funds to an account designated in writing by ADI SpinCo within five (5) Business Days after the Cash Adjustment Notification Date of an amount equal to the Cash Adjustment.

Article III

THE DISTRIBUTION AND ACTIONS PENDING THE DISTRIBUTION; OTHER TRANSACTIONS

Section 3.1 Distribution. At or prior to the Distribution Date, in connection with the Contribution, ADI SpinCo shall pay or issue the Consideration to Resideo (or Resideo and ADI SpinCo shall take or cause to be taken such other appropriate actions to ensure that Resideo has the requisite number of shares of ADI SpinCo Common Stock and ADI SpinCo Preferred Stock) and take any other action as may be requested by Resideo in order to effect the Distribution. Subject to the conditions and other terms set forth in this Article III, Resideo shall cause the Distribution Agent on the Distribution Date to make the Distribution, including by crediting the appropriate number of shares of ADI SpinCo Common Stock to book-entry accounts for each Record Date Holder. For Record Date Holders who own Resideo Common Stock through a broker or other nominee, their shares of ADI SpinCo Common Stock will be credited to their respective accounts by such broker or nominee. No action by any Record Date Holder (or such Record Date Holder’s designated transferee or transferees) shall be necessary to receive the applicable number of shares of ADI SpinCo Common Stock (and, if applicable, cash in lieu of any fractional shares) such stockholder is entitled to in the Distribution.

Section 3.2 Fractional Shares. Record Date Holders who, after aggregating the number of shares of ADI SpinCo Common Stock (or fractions thereof) to which such stockholder would be entitled on the Record Date, would be entitled to receive a fraction of a share of ADI SpinCo Common Stock in the Distribution, will receive cash in lieu of fractional shares. Fractional shares of ADI SpinCo Common Stock will not be distributed in the Distribution nor credited to book-entry accounts. As soon as practicable after the Distribution Date, Resideo shall direct the Distribution Agent to (a) determine the number of whole shares and fractional shares of ADI SpinCo Common Stock allocable to each Record Date Holder, (b) aggregate all such fractional shares into whole shares and sell the whole shares obtained thereby in open market transactions at then-prevailing trading prices on behalf of holders who would otherwise be entitled to fractional share interests, and (c) distribute to each Record Date Holder, such holder’s ratable share of the net proceeds of such sale, based upon the average gross selling price per share of ADI SpinCo Common Stock after making appropriate deductions for any Taxes required to be withheld and applicable transfer Taxes, and after deducting the costs and expenses of such sale and distribution, including brokerage fees and commissions. Such sales shall occur as soon after the Distribution Date as practicable and as determined by the Distribution Agent. None of Resideo, ADI SpinCo or the applicable Distribution Agent will guarantee any minimum sale price for the fractional shares of ADI SpinCo Common Stock. Neither Resideo nor ADI SpinCo will pay any interest on the proceeds from the sale of fractional shares. The Distribution Agent will have the sole discretion to select the broker-dealers through which to sell the aggregated fractional shares and to determine when, how and at what price to sell such shares. Neither the Distribution Agent nor the selected broker-dealers will be Affiliates of Resideo or ADI SpinCo.

Section 3.3 Actions in Connection with the Distribution.

(a) Prior to the Distribution Date, ADI SpinCo shall file such amendments and supplements to the Form 10 as Resideo may reasonably request, and such amendments as may be necessary in order to cause the same to become and remain effective as required by Law, including filing such amendments and supplements to the Form 10 as may be required by the Commission or federal, state or foreign securities Laws. Resideo shall, or at Resideo’s election, ADI SpinCo shall, mail (or deliver by electronic means where not prohibited by Law) to the holders of Resideo Common Stock, at such time on or prior to the Distribution Date as Resideo shall determine, the Information Statement (or a Notice of Internet Availability of the Information Statement). Promptly after receiving a request from Resideo, ADI SpinCo shall prepare and, in accordance with applicable Law, file with the Commission any such documentation that Resideo reasonably determines is necessary or desirable to effectuate the Distribution, and Resideo and ADI SpinCo shall each use reasonable best efforts to obtain all necessary approvals from the Commission with respect thereto as soon as practicable.

(b) ADI SpinCo shall use reasonable best efforts in preparing, filing with the Commission and causing to become effective, as soon as reasonably practicable, a registration statement or amendments thereof which are required in connection with the establishment of, or amendments to, any employee benefit plans of ADI SpinCo.

(c) To the extent not already approved and effective, ADI SpinCo shall use reasonable best efforts to have approved and made effective, the application for the original listing on the NYSE of the ADI SpinCo Common Stock to be distributed in the Distribution, and the shares of ADI SpinCo Common Stock to be reserved for issuance pursuant to any director or employee benefit plan or arrangement on the NYSE, subject to official notice of distribution.

(d) To the extent not already completed, ADI SpinCo shall use its reasonable best efforts to take all actions to effectuate the transactions contemplated by the ADI Financing Arrangements, pursuant to the terms and conditions of the agreements governing the foregoing.

(e) Nothing in this Section 3.3 shall be deemed to shift or otherwise impose Liability for any portion of ADI SpinCo’s Form 10 or Information Statement to Resideo, it being understood that all such Liabilities shall constitute ADI Liabilities hereunder.

Section 3.4 Sole Discretion of Resideo. Resideo, in its sole and absolute discretion, shall be entitled to determine the Distribution Date and all other terms of the Distribution, including the form, structure and terms of any transactions to effect the Distribution and the timing of and conditions to the consummation thereof. In addition, Resideo may, in accordance with Section 9.10, at any time and from time to time until the completion of the Distribution, decide to abandon the Distribution or modify or change the terms of the Distribution, including by accelerating or delaying the timing of the consummation of all or part of the Distribution. Without limiting the foregoing, Resideo shall have the right not to complete the Distribution if, at any time prior to the Effective Time, the Resideo Board shall have determined, in its sole discretion, that the Distribution is not in the best interests of Resideo or its stockholders, that a sale or other alternative is in the best interests of Resideo or its stockholders or that it is not advisable at that time to separate the ADI Business from Resideo.

Section 3.5 Conditions to Distribution. Without limiting Section 3.4, the obligation of Resideo to consummate the Distribution is subject to the prior or simultaneous satisfaction or, to the extent permitted by applicable Law, waiver by Resideo, in its sole and absolute discretion, of the following conditions. None of ADI SpinCo, any other member of the ADI Group, or any third party shall have any right or claim to require the consummation of the Distribution, which shall be effected at the sole discretion of the Resideo Board. Any determination made by Resideo prior to the Distribution concerning the satisfaction or waiver of any or all of the conditions set forth in this Section 3.5 shall be conclusive and binding on the Parties hereto. The conditions are for the sole benefit of Resideo and shall not give rise to or create any duty on the part of Resideo or the Resideo Board to waive or not waive any such condition. Each Party will use its reasonable best efforts to keep the other Party apprised of its efforts with respect to, and the status of, each of the following conditions:

(a) the Commission shall have declared effective the Form 10, of which the Information Statement forms a part, and no stop order relating to the registration statement will be in effect, no proceedings seeking such stop order shall be pending before or threatened by the Commission, and the Information Statement (or the Notice of Internet Availability of the Information Statement) shall have been distributed to holders of Resideo Common Stock;

(b) the ADI SpinCo Common Stock to be distributed in the Distribution shall have been approved and accepted for listing by the NYSE, subject to official notice of issuance;

(c) Resideo shall have received an opinion from a qualified tax advisor (which opinion continues to be valid), in form and substance acceptable to the Resideo Board, regarding the qualification of the Distribution and the transactions contemplated by the Exchange Agreement, together with certain related transactions, as a “reorganization” within the meaning of Sections 368(a)(1)(D) and 355 of the Code, and which ruling or opinion, as applicable, shall not have been withdrawn, rescinded, or modified in any material respect;

(d) all registrations, consents and filings required under the securities or blue sky laws of states or other political subdivisions of the United States or of other foreign jurisdictions in connection with the Distribution shall have been received or made;

(e) no order, injunction or decree issued by any Governmental Entity of competent jurisdiction, or other legal restraint or prohibition, preventing the consummation of the Distribution or any of the related transactions shall be pending, threatened, issued or in effect, and no other event outside of Resideo’s control shall have occurred or failed to occur that prevents the consummation of all or any portion of the Distribution or any related transactions contemplated hereby, including the Internal Reorganization;

(f) the Internal Reorganization shall have been effectuated prior to the Distribution, except for such steps (if any) as Resideo in its sole discretion shall have determined need not be completed or may be completed after the Effective Time;

(g) the Resideo Board shall have declared the Distribution and approved all related transactions (and such declaration or approval shall not have been withdrawn);

(h) ADI SpinCo and Resideo shall have executed and delivered all Ancillary Agreements contemplated by this Agreement to be entered into prior to or concurrently with the Distribution;

(i) the transactions contemplated by the Exchange Agreement shall have consummated in accordance with its terms;

(j) an independent appraisal firm shall have delivered an opinion to the Resideo Board that (i) after giving effect to the ADI Cash Payment and immediately prior to giving effect to the Separation and pursuant to Section 170 of the Delaware General Corporation Law (as may be amended from time to time, the “DGCL”), the surplus of Resideo exceeds the value of the ADI SpinCo Common Stock being distributed to Resideo common stockholders pursuant to the Distribution; (ii) after giving effect to the financing contemplated by the ADI Financing Arrangements and immediately prior to giving effect to the ADI Cash Payment and pursuant to Section 170 of the DGCL, the surplus of ADI SpinCo exceeds the ADI Cash Payment; and (iii) after giving effect to the Separation, (a) the assets of each of Resideo and ADI SpinCo, at a fair valuation, exceed its respective debts (including contingent liabilities), (b) each of Resideo and ADI SpinCo will be able to pay its respective debts (including contingent liabilities) as they become due, and (c) each of Resideo and ADI SpinCo will not have an unreasonably small amount of assets (or capital) for the businesses in which it is engaged or in which management has indicated it intends to engage;

(k) the ADI Financing Arrangements shall have been consummated and the ADI Cash Payment shall have been paid to Resideo; and

(l) no events or developments shall have occurred or shall exist that, in the sole and absolute judgment of the Resideo Board, make it inadvisable to effect the Internal Reorganization, Distribution and other transactions contemplated by this Agreement or would result in the Internal Reorganization, Distribution and other transactions contemplated by this Agreement not being in the best interest of Resideo or its stockholders.

Section 3.6 Organizational Documents. On or prior to the Distribution Date, Resideo and ADI SpinCo shall each take all actions that may be required to provide for the adoption by ADI SpinCo of the Amended and Restated Certificate of Incorporation of ADI SpinCo substantially in the form attached as Exhibit F (the “Charter”), the Amended and Restated Bylaws of ADI SpinCo substantially in the form attached as Exhibit G (the “Bylaws”), and the Certificate of Designations for the Series A Cumulative Convertible Participating Preferred Stock of ADI SpinCo substantially in the form attached hereto as Exhibit H, in each case, to be effective as of or prior to the Distribution Date.

Section 3.7 Directors. On or prior to the Distribution Date, Resideo and ADI SpinCo shall each take all necessary actions to cause the ADI SpinCo Board to include, as of the Distribution Date, the individuals identified in the Distribution Disclosure Documents as directors of ADI SpinCo upon completion of the Distribution.

Section 3.8 Officers. On or prior to the Distribution Date, Resideo and ADI SpinCo shall each take all necessary action to cause the individuals identified as officers of ADI SpinCo in the Distribution Disclosure Documents to be officers of ADI SpinCo as of the Distribution Date.

Section 3.9 Resignations and Removals.

(a) Except as provided in Section 3.9(b), on or prior to the Distribution Date or as soon thereafter as practicable, (i) Resideo shall cause all its employees and any employees of its Subsidiaries (excluding any employees of any member of the ADI Group) to resign or be removed, effective as of the Effective Time, from all positions as officers or directors of any member of the ADI Group in which they serve, and (ii) ADI SpinCo shall cause all its employees and any employees of its Subsidiaries to resign, effective as of the Effective Time, from all positions as officers or directors of any members of the Resideo Group in which they serve. Each Party shall reasonably cooperate with the other to effect the resignations and removals contemplated in the preceding sentence, including by delivering or causing to be delivered such documentation as may be reasonably necessary to effect the foregoing.

(b) No Person shall be required by any Party to resign or be removed from any position or office with another Party if such Person is disclosed in the Distribution Disclosure Documents as a Person who is to hold such position or office following the Distribution Date.

Section 3.10 Cooperation Regarding the Distribution. ADI SpinCo shall cooperate with Resideo in all respects to accomplish the Distribution and shall, at Resideo’s direction, promptly take any and all actions necessary or desirable to effect the Distribution, including the filing of any necessary documents pursuant to the Exchange Act and the prompt provision of such financial and other information that may be requested by Resideo pursuant to Section 6.2(b) of this Agreement. Resideo shall select any investment bank(s), manager(s), underwriter(s) or dealer-manager(s) in connection with the Distribution, as well as any financial printer, solicitation or exchange agent and financial, legal, accounting, tax and other advisors and service providers in connection with the Distribution, as applicable. ADI SpinCo and Resideo, as the case may be, will provide to the Distribution Agent all share certificates (to the extent certificated) or book-entry authorizations (to the extent not certificated) and ADI SpinCo will provide to Resideo and the Distribution Agent (as directed by Resideo) any information required in order to complete the Distribution.

Article IV

CERTAIN COVENANTS

Section 4.1 Cooperation. From and after the Distribution Date, and subject to the terms of and limitations contained in this Agreement and the Ancillary Agreements, including Section 9.5(d), each Party shall, and shall cause each other member of its Group and employees to, (i) reasonably assist the other Party in the orderly and efficient transition to becoming a separate company to the extent set forth in the Transition Services Agreement or as otherwise set forth herein (including, but not limited to, complying with Articles V, VI and VIII) and (ii) reasonably assist the other Party to the extent such Party is providing or has provided services, as applicable, pursuant to the Transition Services Agreement in connection with requests for information from, audits or other examinations of, such other Party by a Governmental Entity.

Section 4.2 Resideo Retained Names.

(a) ADI SpinCo acknowledges and agrees that, except for the licensed rights expressly set forth in this Section 4.2 or pursuant to any Ancillary Agreement or Continuing Arrangement, neither ADI SpinCo nor any of its Subsidiaries shall have any right, title or interest in any of the Resideo Retained Names. Other than as set forth on Schedule 4.2, no later than ninety (90) days following the Distribution Date, ADI SpinCo shall, and shall cause the members of the ADI Group to, change their names and cause their certificates of incorporation and bylaws (or equivalent organizational documents), as applicable, to be amended to remove any reference to the Resideo Retained Names.

(b) Without limitation of the terms of any Ancillary Agreement or Continuing Arrangement, Resideo, on behalf of itself and the other members of the Resideo Group, hereby grants to the ADI Group, effective as of the Distribution Date, a limited, temporary, non-exclusive, non-transferable, non-sublicensable, worldwide, royalty-free license under the Resideo Retained Names that are used in the ADI Business immediately prior to the Distribution Date, to use and display such Resideo Retained Names, for a period of up to six (6) months (or such other period of time set forth in Schedule 4.2 in respect of the applicable member of the ADI Group set forth therein) immediately following the Distribution Date, solely in a manner that complies with all applicable Laws and is consistent with the manner used in the operation of the ADI Business immediately prior to the Distribution Date, and in the case of any Resideo Retained Name that is licensed by any member of the Resideo Group from a third party (including pursuant to the Honeywell Separation Agreements), solely to the extent such license permits Resideo (or any other member of its Group) to license such Resideo Retained Name as contemplated herein, and ADI SpinCo shall, and shall cause each other member of the ADI Group to comply with the terms of each such license; provided, that, following the Distribution Date, unless otherwise directed by Resideo or as otherwise permitted pursuant to any Ancillary Agreement or Continuing Arrangement, ADI SpinCo shall, and shall cause the members of the ADI Group to: (i) immediately cease to hold themselves out as having any affiliation with Resideo or any members of the Resideo Group; (ii) as soon as practicable, but in no event later than six (6) months (or such other period of time set forth in Schedule 4.2 in respect of the applicable member of the ADI Group set forth therein) following the Distribution Date, (A) cease to make any use of any Resideo Retained Names, and (B) remove, strike over, or otherwise obliterate all Resideo Retained Names from all assets and other materials displayed or intended for distribution by any member of the ADI Group, including any vehicles, business cards, schedules, stationery, packaging materials, displays, signs, promotional materials, manuals, forms, websites, email, computer software and other materials and systems; and (iii) promptly after the Distribution Date post a disclaimer in a form and manner reasonably acceptable to Resideo on the “www.adiglobal.com” and “www.snapav.com” websites for up to six (6) months informing its customers that ADI SpinCo or the applicable member(s) of the ADI Group is responsible for the operation of the ADI Business, including such websites. Notwithstanding anything to the contrary, and for greater clarity, nothing in this Section 4.2(b) shall prohibit or prevent the ADI Group’s use of Resideo Retained Names (i) on internal historical documents held as of the Distribution Date, in a descriptive or factually accurate manner constituting fair or other permitted non-trademark use, or for similar purposes, in each case, that would not, even in the absence of a license or similar permission, constitute infringement or any other violation of a Trademark under applicable Law and, in the case of any such Resideo Retained Name that is licensed by any member of the Resideo Group from a third party (including pursuant to the Honeywell Separation Agreements), solely to the extent such license permits Resideo (or any other member of its Group) to license such Resideo Retained Name as contemplated herein, or (ii) as permitted by any Ancillary Agreement or Continuing Arrangement.

(c) Without limitation of any obligations set forth in any Ancillary Agreement or Continuing Arrangement, ADI SpinCo shall, and shall cause the other members of the ADI Group to, (i) use the Resideo Retained Names following the Distribution Date only in a form and manner, and with standards of quality, of that in effect for the Resideo Retained Names as of the Distribution Date, and (ii) not use the Resideo Retained Names in a manner that reflects negatively on the Resideo Retained Names or the goodwill associated therewith or on Resideo or any member of the Resideo Group. ADI SpinCo shall indemnify, defend and hold harmless Resideo and the members of the Resideo Group from and against any and all Indemnifiable Losses arising from or relating to the use by any member of the ADI Group of the Resideo Retained Names pursuant to Section 4.2(b), including for the avoidance of doubt any Indemnifiable Losses arising from the ADI Group’s use of the Resideo Retained IP that is licensed by a member of the Resideo Group from a third party.

(d) Each of the Parties acknowledges and agrees that the remedy at Law for any breach of the requirements of this Section 4.2 would be inadequate and agrees and consents that without intending to limit any additional remedies that may be available, Resideo and the members of the Resideo Group shall be entitled to a temporary or permanent injunction, without proof of actual damage or inadequacy of legal remedy, and without posting any bond or other undertaking, in any Action which may be brought to enforce any of the provisions of this Section 4.2.

Section 4.3 ADI Retained Names.

(a) Resideo acknowledges and agrees that, except for the licensed rights expressly set forth in this Section 4.3 or pursuant to any Ancillary Agreement or Continuing Arrangement, neither Resideo nor any of its Subsidiaries shall have any right, title or interest in any of the ADI Retained Names. No later than ninety (90) days following the Distribution Date, Resideo shall, and shall cause the members of the Resideo Group to, change their names and cause their certificates of incorporation and bylaws (or equivalent organizational documents), as applicable, to be amended to remove any reference to the ADI Retained Names.

(b) ADI SpinCo, on behalf of itself and the other members of the ADI Group, hereby grants to the Resideo Group, effective as of the Distribution Date, a limited, temporary, non-exclusive, non-transferable, non-sublicensable, worldwide, royalty-free license under the ADI Retained Names that are used in the Resideo Retained Business immediately prior to the Distribution Date, to use and display such ADI Retained Names, for a period of up to six (6) months immediately following the Distribution Date, solely in a manner that complies with all applicable Laws and is consistent with the manner used in the operation of the Resideo Retained Business immediately prior to the Distribution Date, and in the case of any ADI Retained Name that is licensed by any member of the ADI Group from a third party, solely to the extent such license permits ADI SpinCo (or any other member of its Group) to license such ADI Retained Name as contemplated herein, and Resideo shall, and shall cause each other member of the Resideo Group to, comply with the terms of each such license; provided that following the Distribution Date, unless otherwise directed by ADI SpinCo or as otherwise permitted pursuant to any Ancillary Agreement or Continuing Arrangement, Resideo shall, and shall cause the members of the Resideo Group to: (i) immediately cease to hold themselves out as having any affiliation with ADI SpinCo or any members of the ADI Group; (ii) as soon as practicable, but in no event later than six (6) months following the Distribution Date, (A) cease to make any use of any ADI Retained Names, and (B) remove, strike over, or otherwise obliterate all ADI Retained Names from all assets and other materials displayed or intended for distribution by any member of the Resideo Group, including any vehicles, business cards, schedules, stationery, packaging materials, displays, signs, promotional materials, manuals, forms, websites, email, computer software and other materials and systems; and (iii) promptly after the Distribution Date, post a disclaimer on the “www.resideo.com” website for up to six (6) months informing its customers that Resideo and the other members of the Resideo Group is responsible for the operation of the Resideo Retained Business, including such website. Notwithstanding anything to the contrary, and for greater clarity, nothing in this Section 4.3(b) shall prohibit or prevent the Resideo Group’s use of ADI Retained Names (i) on internal historical documents held as of the Distribution Date, in a descriptive or factually accurate manner constituting fair or other permitted non-trademark use, or for similar purposes, in each case, that would not, even in the absence of a license or similar permission, constitute infringement or any other violation of a Trademark under applicable Law, and, in the case of any such ADI Retained Name that is licensed by any member of the ADI Group from a third party, solely to the extent such license permits ADI SpinCo (or any other member of its Group) to license such ADI Retained Name as contemplated herein or (ii) as permitted by any Ancillary Agreement or Continuing Arrangement.

(c) Without limitation of any obligations set forth in any Ancillary Agreement or Continuing Arrangement, Resideo shall, and shall cause the other members of the Resideo Group to, (i) use the ADI Retained Names following the Distribution Date only in a form and manner, and with standards of quality, of that in effect for the ADI Retained Names as of the Distribution Date, and (ii) not use the ADI Retained Names in a manner that reflects negatively on the ADI Retained Names or the goodwill associated therewith or on ADI SpinCo or any member of the ADI Group. Resideo shall indemnify, defend and hold harmless ADI SpinCo and the members of the ADI Group from and against any and all Indemnifiable Losses arising from or relating to the use by any member of the Resideo Group of the ADI Retained Names pursuant to Section 4.3(b), including for the avoidance of doubt any Indemnifiable Losses arising from the Resideo Group’s use of the ADI Intellectual Property that is licensed by a member of the ADI Group from a third party.

(d) Each of the Parties acknowledges and agrees that the remedy at Law for any breach of the requirements of this Section 4.3 would be inadequate and agrees and consents that without intending to limit any additional remedies that may be available, ADI SpinCo and the members of the ADI Group shall be entitled to a temporary or permanent injunction, without proof of actual damage or inadequacy of legal remedy, and without posting any bond or other undertaking, in any Action which may be brought to enforce any of the provisions of this Section 4.3.

Article V

INDEMNIFICATION

Section 5.1 Release of Pre-Effective Time Claims.

(a) Except (i) as provided in Section 5.1(b), (ii) as may be otherwise expressly provided in, or any rights or remedies arising pursuant to, this Agreement or in any Ancillary Agreement and (iii) for any matter for which any Party is entitled to indemnification pursuant to this Article V:

A. Effective as of the Effective Time, Resideo, for itself and each member of the Resideo Group, its Affiliates as of the Effective Time and, to the extent permitted by Law, all Persons who at any time prior to the Effective Time were directors, officers, agents or employees of any member of the Resideo Group (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, does hereby remise, release and forever discharge ADI SpinCo and the other members of the ADI Group, their respective Affiliates as of the Effective Time and all Persons who at any time prior to the Effective Time were directors, officers, agents or employees of any member of the ADI Group (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns (collectively, the “ADI Released Parties”), from any and all Liabilities, whether at Law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, in each case, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Distribution Date (such liabilities, the “Resideo Released Liabilities”) and, except as set forth in clauses (i)-(iii) of this Section 5.1(a), in any event shall not, and shall cause the other members of the Resideo Group not to, bring any Action against any ADI Released Party in respect of any Resideo Released Liabilities. Notwithstanding the foregoing, any Liability relating to, arising out of, or resulting from the fraud or willful misconduct of any directors, officers, agents or employees of any member of the ADI Group shall not be deemed a Resideo Released Liability for any purpose hereunder and nothing in this Agreement shall be deemed to limit Resideo, any member of the Resideo Group, or their respective Affiliates from commencing any Actions against any such Persons with respect thereto.

B. Effective as of the Effective Time, ADI SpinCo, for itself and each member of the ADI Group, its Affiliates as of the Effective Time and, to the extent permitted by Law, all Persons who at any time prior to the Effective Time were directors, officers, agents or employees of any member of the ADI Group (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, does hereby remise, release and forever discharge Resideo and the other members of the Resideo Group, their respective Affiliates as of the Effective Time and all Persons who at any time prior to the Effective Time were directors, officers, agents or employees of any member of the Resideo Group (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns (collectively, the “Resideo Released Parties”), from any and all Liabilities, whether at Law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, in each case, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Distribution Date (such liabilities, the “ADI Released Liabilities”) and, except as set forth in clauses (i)-(iii) of this Section 5.1(a), in any event shall not, and shall cause the other members of the ADI Group not to, bring any Action against any Resideo Released Party. Notwithstanding the foregoing, any Liability relating to, arising out of, or resulting from the fraud or willful misconduct of any directors, officers, agents or employees of any member of the Resideo Group shall not be deemed an ADI Released Liability for any purpose hereunder and nothing in this Agreement shall be deemed to limit ADI SpinCo, any member of the ADI Group, or their respective Affiliates from commencing any Actions against any such Persons with respect thereto.

(b) Nothing contained in this Agreement, including Section 5.1(a), shall impair or otherwise affect any right of any Party and, as applicable, a member of such Party’s Group, as well as their respective heirs, executors, administrators, successors and assigns, to enforce this Agreement, any Ancillary Agreement or any agreements, arrangements, commitments or understandings contemplated in this Agreement or in any Ancillary Agreement to continue in effect after the Effective Time. In addition, nothing contained in Section 5.1(a) shall release any Person from:

(i) any Liability Assumed, Transferred or allocated to a Party or a member of such Party’s Group pursuant to or as contemplated by, or any other Liability of any member of such Group under, this Agreement or any Ancillary Agreement, including (A) with respect to Resideo, any Resideo Retained Liability and (B) with respect to ADI SpinCo, any ADI Liability;

(ii) any Liability provided for in or resulting from any other Contract or arrangement that is entered into after the Effective Time between any Party (or a member of such Party’s or Parties’ Group), on the one hand, and any other Party or Parties (or a member of such Party’s or Parties’ Group), on the other hand;

(iii) any Liability with respect to any Continuing Arrangements; and

(iv) any Liability the release of which would result in a release of any Person other than the Persons released in Section 5.1(a); provided that the Parties agree not to bring any Action or permit any other member of their respective Group to bring any Action against a Person released in Section 5.1(a) with respect to such Liability.

In addition, nothing contained in Section 5.1(a) shall release: (i) Resideo from indemnifying any director, officer or employee of the ADI Group who was a director, officer or employee of Resideo or any other member of the Resideo Group prior to the Distribution Date, as the case may be, to the extent such director, officer or employee is or becomes a named defendant in any Action with respect to which he or she was entitled to such indemnification in accordance with the organizational documents of Resideo or the applicable member of the Resideo Group; it being understood that if the underlying obligation giving rise to such Action is an ADI Liability, ADI SpinCo shall indemnify Resideo for such Liability (including Resideo’s costs to indemnify the director, officer or employee) in accordance with the provisions set forth in this Article V; and (ii) ADI SpinCo from indemnifying any director, officer or employee of the Resideo Group who was a director, officer or employee of ADI SpinCo or any other member of the ADI Group prior to the Distribution Date, as the case may be, to the extent such director, officer or employee is or becomes a named defendant in any Action with respect to which he or she was entitled to such indemnification in accordance with the organizational documents of ADI SpinCo or the applicable member of the ADI Group; it being understood that if the underlying obligation giving rise to such Action is a Resideo Retained Liability, Resideo shall indemnify ADI SpinCo for such Liability (including ADI SpinCo’s costs to indemnify the director, officer or employee) in accordance with the provisions set forth in this Article V.

(c) Following the Effective Time, to the extent a Party has released claims on behalf of another Person pursuant to Section 5.1 and such other Person initiates any Action with respect to claims released by this Section 5.1, the Party with which such Person is associated shall be responsible for the fees and expenses of counsel of the other Party (or the members of such Party’s Group, as applicable) and such other Party shall be indemnified for all Liabilities incurred in connection with such Action in accordance with the provisions set forth in this Article V.

Section 5.2 Indemnification by Resideo. In addition to any other provisions of this Agreement or any Ancillary Agreement requiring indemnification and except as otherwise specifically set forth in any provision of this Agreement or of any Ancillary Agreement, following the Effective Time, Resideo shall, and shall cause the other members of the Resideo Group to, indemnify, defend and hold harmless the ADI Indemnitees from and against any and all Indemnifiable Losses of the ADI Indemnitees to the extent relating to, arising out of, by reason of or otherwise in connection with (a) the Resideo Retained Liabilities, including the failure of any member of the Resideo Group or any other Person to pay, perform or otherwise discharge any Resideo Retained Liability in accordance with its respective terms, whether arising prior to, at or after the Effective Time, (b) any Resideo Retained Asset or the Resideo Retained Business, whether arising prior to, at or after the Effective Time, or (c) any breach by Resideo or any other member of the Resideo Group of any provision of this Agreement or any Ancillary Agreement unless such Ancillary Agreement expressly provides for separate indemnification therein, in which case any such indemnification claims shall be made thereunder.

Section 5.3 Indemnification by ADI SpinCo. In addition to any other provisions of this Agreement or any Ancillary Agreement requiring indemnification and except as otherwise specifically set forth in any provision of this Agreement or of any Ancillary Agreement, following the Effective Time, ADI SpinCo shall, and shall cause the other members of the ADI Group to, indemnify, defend and hold harmless the Resideo Indemnitees from and against any and all Indemnifiable Losses of the Resideo Indemnitees to the extent relating to, arising out of, by reason of or otherwise in connection with (a) the ADI Liabilities, including the failure of any member of the ADI Group or any other Person to pay, perform or otherwise discharge any ADI Liability in accordance with its respective terms, whether arising prior to, at or after the Effective Time, (b) any ADI Asset or the ADI Business or any other business of the ADI Group, whether arising prior to, at or after the Effective Time, or (c) any breach by ADI SpinCo or any other member of the ADI Group of any provision of this Agreement or any Ancillary Agreement unless such Ancillary Agreement expressly provides for separate indemnification therein, in which case any such indemnification claims shall be made thereunder.

Section 5.4 Procedures for Indemnification.

(a) Other than with respect to Third Party Claims, which shall be governed by Section 5.4(b), each Resideo Indemnitee and ADI Indemnitee (each, an “Indemnitee”) shall notify in writing, with respect to any matter that such Indemnitee has determined has given or could give rise to a right of indemnification under this Agreement or any Ancillary Agreement (unless such Ancillary Agreement expressly provides for separate indemnification therein, in which case any such indemnification claims shall be made thereunder), the Party which is or may be required pursuant to this Article V or pursuant to any Ancillary Agreement to make such indemnification (the “Indemnifying Party”), within forty-five (45) days of such determination, stating in such written notice the amount of the Indemnifiable Loss claimed, if known, and, to the extent practicable, the method of computation thereof, and referring to the provisions of this Agreement or such Ancillary Agreement in respect of which such right of indemnification is claimed by such Indemnitee or arises; provided, however, that the failure to provide such written notice shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been actually materially prejudiced as a result of such failure. The Indemnifying Party will have a period of forty-five (45) days after receipt of a notice under this Section 5.4(a) within which to respond thereto. If the Indemnifying Party fails to respond within such period, the Liability specified in such notice from the Indemnitee shall be deemed rejected by the Indemnifying Party and the disputed matter shall be resolved in accordance with Article VII. If such Indemnifying Party responds within such period and rejects such claim in whole or in part, the disputed matter shall be resolved in accordance with Article VII.

(b) If a claim or demand is made against an Indemnitee by any Person who is not a Party (or otherwise a member of its Group) to this Agreement or any Ancillary Agreement (a “Third Party Claim”) as to which such Indemnitee is or may be entitled to indemnification pursuant to this Agreement or any Ancillary Agreement (unless such Ancillary Agreement expressly provides for separate indemnification therein, in which case any such indemnification claims shall be made thereunder), such Indemnitee shall notify the Indemnifying Party in writing, and in reasonable detail, of the Third Party Claim promptly (and in any event within forty-five (45) days) after the receipt of notice by such Indemnitee of the Third Party Claim or after the Indemnitee has determined such claim has given or could give rise to a right of indemnification under this Agreement or any Ancillary Agreement (unless such Ancillary Agreement expressly provides for separate indemnification therein, in which case any such indemnification claims shall be made thereunder), but in no event after two (2) Business Days prior to the final date of the applicable response period in respect of such Third Party Claim; provided, however, that the failure to provide notice of any such Third Party Claim pursuant to this sentence shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been actually materially prejudiced as a result of such failure. Thereafter, the Indemnitee shall deliver to the Indemnifying Party, promptly (and in any event within five (5) Business Days) after the Indemnitee’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third Party Claim, and the proviso to the immediately preceding sentence shall apply, mutatis mutandis, to this sentence. For all purposes of this Section 5.4(b), each Party shall be deemed to have notice of the matters set forth on Schedule 5.6(a), Schedule 5.6(b), and Schedule 5.6(c) for which it is an Indemnifying Party.

(c) Other than in the case of (i) Taxes addressed in the Tax Matters Agreement, which shall be addressed as set forth therein, or as otherwise set forth in this Agreement or any other Ancillary Agreement, or (ii) any Third Party Claim set forth on Schedule 5.6(a), Schedule 5.6(b), and Schedule 5.6(c), the Indemnifying Party shall be entitled, if it so chooses, to assume the defense thereof, and if it does not assume the defense of such Third Party Claim, to participate in the defense of any Third Party Claim in accordance with the terms of Section 5.5 at such Indemnifying Party’s own cost and expense and by such Indemnifying Party’s own counsel, that is (if the Indemnifying Party assumes such defense) reasonably acceptable to the Indemnitee, within thirty (30) days of the receipt of an indemnification notice from such Indemnitee (it being understood that if the Indemnifying Party does not elect to assume the defense within such thirty (30) day period, it shall no longer have the right to assume the defense with respect to such Third Party Claim); provided, however, that the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim to the extent such Third Party Claim (x) is an Action by a Governmental Entity, (y) involves an allegation of a criminal violation or (z) seeks injunctive relief against the Indemnitee other than injunctive relief that is ancillary to the primary relief sought and not reasonably likely to be material to the Indemnitee. In connection with the Indemnifying Party’s defense of a Third Party Claim, such Indemnitee shall have the right to employ separate counsel and to reasonably participate in (but not control) the defense, compromise or settlement thereof, at its own expense and, in any event, shall reasonably cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent Information, materials and information in such Indemnitee’s possession or under such Indemnitee’s control relating thereto as are reasonably required by the Indemnifying Party; provided, however, that in the event of a conflict of interest between the Indemnifying Party and the applicable Indemnitee(s) or in respect of any matter for which the Indemnifying Party is not entitled to assume the defense as set forth herein, such Indemnitee(s) shall be entitled to retain, at the Indemnifying Party’s expense, separate counsel with respect to such matter. The Indemnifying Party shall have the right to compromise or settle a Third Party Claim the defense of which it shall have assumed pursuant to this Section 5.4(c) and any such settlement or compromise made or caused to be made of a Third Party Claim in accordance with this Article V shall be binding on the Indemnitee, in the same manner as if a final judgment or decree had been entered by a court of competent jurisdiction in the amount of such settlement or compromise. Notwithstanding the foregoing sentence, the Indemnifying Party shall not settle any such Third Party Claim without the written consent of the Indemnitee unless such settlement (A) completely and unconditionally releases the Indemnitee in connection with such matter, (B) provides relief consisting solely of money damages borne by the Indemnifying Party and (C) does not involve any admission by the Indemnitee of any wrongdoing or violation of Law.

(d) If an Indemnifying Party fails for any reason to assume responsibility for defending a Third Party Claim within the period specified in this Section 5.4, such Indemnitee may defend such Third Party Claim at the cost and expense of the Indemnifying Party to the extent the Indemnifying Party is determined to be required to provide indemnification hereunder in respect thereof. If an Indemnifying Party has failed to assume the defense of the Third Party Claim within the time period specified in clause (c) above, subject to compliance with the terms set forth in Section 5.5 and the terms set forth in the immediately preceding sentence and, as applicable, any relevant Ancillary Agreement, it shall not be a defense to any obligation to pay any amount in respect of such Third Party Claim that the Indemnifying Party was not consulted in the defense thereof, that such Indemnifying Party’s views or opinions as to the conduct of such defense were not accepted or adopted, that such Indemnifying Party does not approve of the quality or manner of the defense thereof or that such Third Party Claim was incurred by reason of a settlement rather than by a judgment or other determination of liability. No Indemnitee may settle, compromise or admit liability with respect to any Third Party Claim without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.

(e) Except as otherwise set forth herein, or to the extent set forth in any Ancillary Agreement, absent fraud or willful misconduct by an Indemnifying Party, the indemnification provisions of this Article V shall be the sole and exclusive remedy of an Indemnitee for any monetary or compensatory damages or Indemnifiable Losses resulting from any breach of this Agreement or any Ancillary Agreement or any other matter subject to indemnification under this Article V, and each Indemnitee expressly waives and relinquishes any and all rights, claims or remedies such Person may have with respect to the foregoing other than under this Article V against any Indemnifying Party, without limitation (for the avoidance of doubt) for any rights, claims or remedies under other provisions of this Agreement or the Ancillary Agreements. For the avoidance of doubt, all disputes in respect of this Article V shall be resolved in accordance with Article VII.

(f) Each Party hereby covenants and agrees that none of it or its Subsidiaries or any Person claiming through it shall bring suit or otherwise assert any claim against any Indemnitee, or assert a defense against any claim asserted by any Indemnitee, before any court, arbitrator, mediator or administrative agency anywhere in the world, alleging that: (a) the Assumption or retention of any ADI Liabilities by the ADI Group pursuant to the terms and conditions set forth in this Agreement and the Ancillary Agreements is void or unenforceable for any reason; (b) the Assumption or retention of any Resideo Retained Liabilities by the Resideo Group pursuant to the terms and conditions set forth in this Agreement and the Ancillary Agreements is void or unenforceable for any reason, or (c) the provisions of this Article V are void or unenforceable for any reason.

(g) Notwithstanding the foregoing, to the extent (i) any claim for indemnification is made pursuant to an Ancillary Agreement and such Ancillary Agreement provides procedures for indemnification that differ from the provisions set forth in this Section 5.4, the terms of such Ancillary Agreement will govern, and (ii) any claim for indemnification is made pursuant to any other provisions of this Agreement or any Ancillary Agreement and such provision or Ancillary Agreement is silent on procedures for indemnification, the terms of this Section 5.4 shall apply mutatis mutandis in respect of such indemnification matters.

(h) The Parties acknowledge that Liabilities for Actions or other matters subject to indemnification pursuant to this Article V (regardless of the parties to the Actions or nature of such other matters) may be partly the responsibility and/or Liability of the Resideo Group and partly the responsibility and/or Liability of the ADI Group, as further set forth in this Agreement or the Ancillary Agreements. If the Parties cannot agree on the allocation of any such responsibilities or Liabilities, they shall resolve the matter pursuant to the procedures set forth in Article VII.

Section 5.5 Cooperation in Defense and Settlement.

(a) Other than as set forth in Section 5.6 with respect to any Third Party Claim addressed therein, with respect to any Third Party Claim that implicates both Parties in any material respect due to the allocation of Liabilities, responsibilities for management of defense and related indemnities pursuant to this Agreement or any of the Ancillary Agreements, the Parties agree to use reasonable best efforts to cooperate fully and maintain a joint defense (in a manner that, to the extent reasonably practicable, will preserve for all Parties any Privilege with respect thereto). The Party that is not responsible for managing the defense of any such Third Party Claim shall, upon reasonable request, be consulted with respect to significant matters relating thereto and may, if necessary or helpful, retain counsel to assist in the defense of such claims. Notwithstanding the foregoing, nothing in this Section 5.5(a) shall derogate from any Party’s rights to control the defense of any Action in accordance with Section 5.4 or as set forth in an Ancillary Agreement.

(b) Each of Resideo and ADI SpinCo agrees that at all times from and after the Distribution, if an Action is commenced by a third party naming two (2) or more Parties (or any member of such Parties’ respective Groups) as defendants and with respect to which one or more named Parties (or any member of such Party’s respective Group) is a nominal defendant or such Action is otherwise not a Liability allocated to such named Party under this Agreement or any Ancillary Agreement, then the other Party or Parties shall use reasonable best efforts at its own expense to cause such nominal defendant to be removed from such Action, as soon as reasonably practicable.

Section 5.6 Management of Existing Actions. This Section 5.6 shall govern the management and direction of pending Third Party Claims set forth in Schedule 5.6(a), Schedule 5.6(b) or Schedule 5.6(c), in which members of the Resideo Group or ADI Group are named as parties, but shall not alter the allocation of Liabilities which are deemed to be Resideo Retained Liabilities or ADI Liabilities, as applicable, unless otherwise expressly set forth in this Section 5.6.

(a) From and after the Distribution, the Resideo Group shall control and direct the defense or prosecution of any Third Party Claims set forth on Schedule 5.6(a).

(b) From and after the Distribution, the ADI Group shall control and direct the defense or prosecution of any Third Party Claims set forth on Schedule 5.6(b).

(c) From and after the Distribution, with respect to the Third Party Claims set forth on Schedule 5.6(c) (“Joint Actions”), the Party specified on such Schedule 5.6(c) shall be solely responsible for controlling and directing the defense and prosecution of any such Third Party Claim (the “Managing Party”) and the Parties shall, and shall cause members of their Group to, cooperate in good faith and take all reasonable actions to permit the applicable Managing Party to control and direct each such Third Party Claim. The Party who hereunder is, or whose member of its Group is, the Managing Party, shall consult with the other Party (the “Non-Managing Party”) from time to time with respect to the Joint Actions; provided that the Managing Party shall have sole authority to select counsel for any Joint Action and be reimbursed for reasonable fees and expenses of such counsel in accordance with the allocation of Liability for such Joint Action as set forth in this Agreement or any Ancillary Agreement, as applicable, and the Non-Managing Party, if it elects to retain its own counsel, shall do so solely at its own expense.

(d) To the maximum extent permitted by applicable Law, the rights to recovery of each Party’s Subsidiaries in respect of any past, present or future Third Party Claim is hereby delegated to such Party. It is the intent of the Parties that the foregoing delegation shall satisfy any Law requiring such delegation to be effected pursuant to a power of attorney or similar instrument. The Parties and their respective Subsidiaries shall execute such further instruments or documents as may be necessary to effect such delegation.

(e) With respect to any Third Party Claim managed pursuant to this Section 5.6 that involves both a Resideo Retained Liability and an ADI Liability, no Party managing such Third Party Claim pursuant to this Section 5.6 shall consent to entry of any judgment or enter into any settlement of any such Third Party Claim without the prior written consent of the other Party (not to be unreasonably withheld, conditioned or delayed), provided no such consent shall be required if the judgment or settlement (i) contains no finding or admission of any violation of Law or any violation of the rights of any Person, (ii) involves only monetary relief which the Managing Party has agreed to pay and (iii) includes a full and unconditional release of the Non-Managing Party and other members of its Group.

Section 5.7 Indemnification Payments. Subject to Section 9.11(b), indemnification required by this Article V shall be made by periodic payments of the amount of Indemnifiable Losses in a timely fashion during the course of the investigation or defense, as and when bills are received or an Indemnifiable Loss incurred; provided, that, any Party receiving any such amounts undertakes to promptly reimburse the other Party in respect of such amounts to the extent it is finally determined pursuant to the dispute resolution provisions set forth in Article VII of this Agreement that such amounts are not Indemnifiable Losses that are subject to indemnification hereunder.

Section 5.8 Indemnification Obligations Net of Insurance Proceeds and Other Amounts.

(a) Any recovery by any Indemnitee for any Indemnifiable Loss subject to indemnification pursuant to this Article V shall be calculated (i) net of Insurance Proceeds actually received by such Indemnitee with respect to any Indemnifiable Loss and (ii) net of any proceeds actually received by such Indemnitee from any unaffiliated third party with respect to any such Liability corresponding to the Indemnifiable Loss (“Third Party Proceeds”). Accordingly, the amount which any Indemnifying Party is required to pay pursuant to this Article V to any Indemnitee pursuant to this Article V shall be reduced by any Insurance Proceeds or Third Party Proceeds theretofore actually recovered by or on behalf of the Indemnitee corresponding to the related Indemnifiable Loss. If an Indemnitee receives a payment required by this Agreement from an Indemnifying Party corresponding to any Indemnifiable Loss (an “Indemnity Payment”) and subsequently receives Insurance Proceeds or Third Party Proceeds, then the Indemnitee shall pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds or Third Party Proceeds (in each case, net of any documented out-of-pocket costs or expenses incurred in the collection thereof or taxes imposed with respect thereto) had been received, realized or recovered before the Indemnity Payment was made.

(b) Any Indemnity Payment shall be adjusted in accordance with Section 5.4(d) of the Tax Matters Agreement as necessary so that after making all payments corresponding to Taxes imposed on or attributable to such Indemnity Payment (but net of any Tax benefits resulting from the payment of such Taxes), the Indemnitee receives an amount equal to the sum it would have received had no such Taxes been imposed.

(c) The Parties hereby agree that an insurer or other third party that would otherwise be obligated to pay any amount shall not be relieved of the responsibility with respect thereto or have any subrogation rights with respect thereto by virtue of any provision contained in this Agreement or any Ancillary Agreement, and that no insurer or any other third party shall be entitled to a “windfall” (e.g., a benefit they would not otherwise be entitled to receive, or the reduction or elimination of an insurance coverage obligation that they would otherwise have, in the absence of the indemnification or release provisions) by virtue of any provision contained in this Agreement or any Ancillary Agreement. Each Party shall, and shall cause its Subsidiaries to, use reasonable best efforts to collect or recover, or allow the Indemnifying Party to collect or recover, or cooperate with each other in collecting or recovering, any Insurance Proceeds or Third Party Proceeds that may be collectible or recoverable respecting the Liabilities for which indemnification may be available under this Article V. Notwithstanding the foregoing, an Indemnifying Party may not delay making any indemnification payment required under the terms of this Agreement, or otherwise satisfying any indemnification obligation, pending the outcome of any Actions to collect or recover Insurance Proceeds or Third Party Proceeds, and an Indemnitee need not attempt to collect any Insurance Proceeds or Third Party Proceeds prior to making a claim for indemnification or receiving any Indemnity Payment otherwise owed to it under this Agreement or any Ancillary Agreement.

Section 5.9 Contribution. If the indemnification provided for in this Article V or elsewhere in this Agreement or any Ancillary Agreement is unavailable for any reason to an Indemnitee (other than failure to provide notice with respect to any Third Party Claims in accordance with Section 5.4(b)) in respect of any Indemnifiable Loss, then the Indemnifying Party shall, in accordance with this Section 5.9, contribute to the Indemnifiable Losses incurred, paid or payable by such Indemnitee as a result of such Indemnifiable Loss in such proportion as is appropriate to reflect the relative fault of ADI SpinCo and each other member of the ADI Group, on the one hand, and Resideo and each other member of the Resideo Group, on the other hand, in connection with the circumstances which resulted in such Indemnifiable Loss, it being understood that with respect to any Indemnifiable Losses arising out of or related to information contained in the Distribution Disclosure Documents or other securities law filing, the relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission of a material fact relates to information supplied by the ADI Business or a member of the ADI Group, on the one hand, or the Resideo Retained Business or a member of the Resideo Group, on the other hand.

Section 5.10 Additional Matters; Survival of Indemnities; Coordination.

(a) The indemnity agreements contained in this Article V or elsewhere in this Agreement or any Ancillary Agreement shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnitee; and (ii) the knowledge by the Indemnitee of Indemnifiable Losses for which it might be entitled to indemnification hereunder. The indemnity agreements contained in this Article V or elsewhere in this Agreement or any Ancillary Agreement shall survive the Distribution.

(b) The rights and obligations of any member of the Resideo Group or any member of the ADI Group, in each case, under this Article V or elsewhere in this Agreement or any Ancillary Agreement shall survive (i) the sale or other Transfer by any Party or its Affiliates of any Assets or businesses or the assignment by it of any Liabilities and (ii) any merger, consolidation, business combination, restructuring, recapitalization, reorganization or similar transaction involving either Party or any of its Subsidiaries.

Article VI

PRESERVATION OF RECORDS; ACCESS TO INFORMATION; CONFIDENTIALITY; PRIVILEGE

Section 6.1 Preservation of Corporate Records. Except as otherwise required by applicable Law or agreed in writing signed by the Parties, or as otherwise provided in any Ancillary Agreement, with regard to any Information referenced in Section 6.2 or otherwise in a Party’s possession, each Party shall use its reasonable best efforts, at such Party’s sole cost and expense, to retain such Information, until the latest of, as applicable, (i) the date on which such Information is no longer required to be retained pursuant to the applicable record retention policy of Resideo or such other member of the Resideo Group, respectively, as in effect immediately prior to the Distribution, including pursuant to any “litigation hold” issued by Resideo or such other member of the Resideo Group prior to the Distribution, (ii) the concluding date of any period as may be required by any applicable Law or Data Protection Requirement, (iii) the concluding date of any period during which such Information relates to a pending or threatened Action which is known to the members of the Resideo Group or the ADI Group, as applicable, in possession of such Information at the time any retention obligation with regard to such Information would otherwise expire, and (iv) the concluding date of any period during which the destruction of such Information could interfere with a pending or threatened investigation by a Governmental Entity which is known to the members of the Resideo Group or the ADI Group, as applicable, in possession of such Information at the time any retention obligation with regard to such Information would otherwise expire; provided, that with respect to any pending or threatened Action arising after the Distribution, clause (iii) of this sentence applies only to the extent that whichever member of the Resideo Group or the ADI Group, as applicable, is in possession of such Information has been notified in writing pursuant to a “litigation hold” by the other Party of the relevant pending or threatened Action. The Parties agree that upon written request from the other that certain ADI Information, Resideo Retained Information, or other Information relating to the transactions contemplated hereby be retained in connection with an Action, the Parties shall use reasonable best efforts to preserve and not to destroy or dispose of such Information without the consent of the requesting Party.

Section 6.2 Access to Information. Other than in circumstances in which indemnification is sought pursuant to Article V or elsewhere in this Agreement or any Ancillary Agreement (in which event the provisions of such Article V or such other provisions of this Agreement or any such Ancillary Agreement shall govern) or for matters related to provision of Tax Records (in which event the provisions of the Tax Matters Agreement shall govern) and subject to appropriate restrictions for Privileged Information or Confidential Information as agreed to amongst the Parties:

(a) After the Distribution, and subject to compliance with the terms of the Ancillary Agreements, upon the prior written reasonable and bona fide request by, and at the expense of, ADI SpinCo for specific and identified Resideo Retained Information:

(i) that (x) relates to ADI SpinCo or the ADI Business, as the case may be, prior to the Distribution or (y) is necessary for ADI SpinCo to comply with the terms of, or otherwise perform under, this Agreement or any Ancillary Agreement to which Resideo or ADI SpinCo are parties, Resideo shall provide (or cause to be provided), as soon as reasonably practicable following the receipt of such request, appropriate copies of such Information (or the originals thereof if ADI SpinCo has a reasonable need for such originals) in the possession or control of Resideo or any other member of the Resideo Group, but only to the extent such items so relate and are not already in the possession or control of ADI SpinCo or other members of the ADI Group; provided, that to the extent any originals are delivered to ADI SpinCo pursuant to this Agreement or the Ancillary Agreements, ADI SpinCo shall, at its own expense, return them to Resideo within a reasonable time after the need to retain such originals has ceased; provided, further, that such obligation to provide any requested Information shall terminate and be of no further force and effect on the date that is the second anniversary of the Distribution Date; provided, further, that in the event that Resideo, in its sole discretion, determines that any such access or the provision of any such Information would violate any Law or Contract with a third party or could reasonably result in the waiver of any Privilege, Resideo shall not be obligated to provide such Information requested by ADI SpinCo; provided, however, that Resideo will reasonably cooperate with ADI SpinCo to provide such Information in a manner that would not result in violation of such Law or Contract or the loss or waiver of such Privilege.

(ii) that (x) is required by ADI SpinCo with regard to reasonable compliance with reporting, disclosure, filing or other requirements imposed on ADI SpinCo (including under applicable securities laws) by a Governmental Entity having jurisdiction over ADI SpinCo, or (y) is for use in any other judicial, regulatory, administrative or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation, Action or other similar requirements, as applicable, Resideo shall provide (or cause to be provided), as soon as reasonably practicable following the receipt of such request, appropriate copies of such Information (or the originals thereof if ADI SpinCo has a reasonable need for such originals) in the possession or control of Resideo or any other member of the Resideo Group, but only to the extent such items so relate and are not already in the possession or control of ADI SpinCo or other members of the ADI Group; provided, that to the extent any originals are delivered to ADI SpinCo pursuant to this Agreement or the Ancillary Agreements, ADI SpinCo shall, at its own expense, return them to Resideo within a reasonable time after the need to retain such originals has ceased; provided, further, that in the event that Resideo, in its sole discretion, determines that any such access or the provision of any such Information would violate any Law or Contract with a third party or waive any Privilege, Resideo shall not be obligated to provide such Information requested by ADI SpinCo; provided, however, that Resideo will reasonably cooperate with ADI SpinCo to provide such Information in a manner that would not result in violation of such Law or Contract or the loss or waiver of such Privilege.

(b) After the Distribution, and subject to compliance with the terms of the Ancillary Agreements, upon the prior written reasonable and bona fide request by, and at the expense of, Resideo for specific and identified ADI Information:

(i) that (x) relates to matters prior to the Distribution or (y) is necessary for Resideo to comply with the terms of, or otherwise perform under, this Agreement or any Ancillary Agreement to which Resideo or ADI SpinCo are parties, ADI SpinCo shall provide (or cause to be provided), as soon as reasonably practicable following the receipt of such request, appropriate copies of such Information (or the originals thereof if Resideo has a reasonable need for such originals) in the possession or control of ADI SpinCo or any other member of the ADI Group, but only to the extent such items so relate and are not already in the possession or control of Resideo or other members of the Resideo Group; provided, that to the extent any originals are delivered to Resideo pursuant to this Agreement or the Ancillary Agreements, Resideo shall, at its own expense, return them to ADI SpinCo within a reasonable time after the need to retain such originals has ceased; provided, further, that such obligation to provide any requested Information shall terminate and be of no further force and effect on the date that is the second anniversary of the Distribution Date; provided, further, that in the event that ADI SpinCo, in its sole discretion, determines that any such access or the provision of any such Information would violate any Law or Contract with a third party or could reasonably result in the waiver of any Privilege, ADI SpinCo shall not be obligated to provide such Information requested by Resideo; provided, however, that ADI SpinCo will reasonably cooperate with Resideo to provide such Information in a manner that would not result in violation of such Law or Contract or the loss or waiver of such Privilege.

(ii) that (x) is required by Resideo with regard to reasonable compliance with reporting, disclosure, filing or other requirements imposed on Resideo (including under applicable securities laws) by a Governmental Entity having jurisdiction over Resideo, or (y) is for use in any other judicial, regulatory, administrative or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation, Action or other similar requirements, as applicable, ADI SpinCo shall provide (or cause to be provided), as soon as reasonably practicable following the receipt of such request, appropriate copies of such Information (or the originals thereof if Resideo has a reasonable need for such originals) in the possession or control of ADI SpinCo or any other member of the ADI Group, but only to the extent such items so relate and are not already in the possession or control of Resideo or other members of the Resideo Group; provided, that to the extent any originals are delivered to Resideo pursuant to this Agreement or the Ancillary Agreements, Resideo shall, at its own expense, return them to ADI SpinCo within a reasonable time after the need to retain such originals has ceased; provided, further, that in the event that ADI SpinCo, in its sole discretion, determines that any such access or the provision of any such Information would violate any Law or Contract with a third party or waive any Privilege, ADI SpinCo shall not be obligated to provide such Information requested by Resideo; provided, however, that ADI SpinCo will reasonably cooperate with Resideo to provide such Information in a manner that would not result in violation of such Law or Contract or the loss or waiver of such Privilege.

(c) Each of Resideo and ADI SpinCo shall inform their respective officers, employees, agents, consultants, advisors, authorized accountants, counsel and other designated representatives who have had or have access to the other Party’s Confidential Information or other information provided pursuant to this Article VI of their obligation to hold such information confidential in accordance with the provisions of this Agreement.

(d) Without limiting the generality of the foregoing, until the end of the first full fiscal year for Resideo occurring after the Distribution Date (and for a reasonable period of time afterwards or as required by Law for Resideo to prepare consolidated financial statements or complete a financial statement audit for any period during which the financial results of the ADI Group were consolidated with those of Resideo), ADI SpinCo shall use its reasonable best efforts to cooperate with Resideo so as to enable Resideo to meet its timetable for dissemination of its financial statements pursuant to applicable Law and to enable Resideo’s auditors to timely complete their annual audit and quarterly reviews of financial statements, including by providing such access to ADI Information as may be appropriate and necessary to that end. As part of such efforts, to the extent reasonably necessary for the preparation of financial statements or completing an audit or review of financial statements or an audit of internal control over financial reporting, (i) ADI SpinCo shall authorize and direct its auditors to make available to Resideo’s auditors, within a reasonable time prior to the date of Resideo’s auditors’ opinion or review report, both (x) the personnel who performed or will perform the annual audits and quarterly reviews of ADI SpinCo and (y) work papers related to such annual audits and quarterly reviews, to enable Resideo’s auditors to perform any procedures they consider reasonably necessary to take responsibility for the work of ADI SpinCo’s auditors as it relates to Resideo’s auditors’ opinion or report and (ii) until such audits are complete, ADI SpinCo shall provide reasonable access during normal business hours for Resideo’s internal auditors, counsel and other designated representatives to (x) the premises of ADI SpinCo and its Subsidiaries and all Information (and duplicating rights) within the knowledge, possession or control of ADI SpinCo and its Subsidiaries and (y) the officers and employees of ADI SpinCo and its Subsidiaries, so that Resideo may conduct reasonable audits relating to the financial statements provided by ADI SpinCo and its Subsidiaries; provided, however, that such access shall not be unreasonably disruptive to the business and affairs of the ADI Group.

(e) Without limiting the generality of the foregoing, until the end of the first full fiscal year for ADI SpinCo occurring after the Distribution Date (and for a reasonable period of time afterwards or as required by Law), Resideo shall use its reasonable best efforts to cooperate with ADI SpinCo so as to enable ADI SpinCo to meet its timetable for dissemination of its financial statements pursuant to applicable Law and to enable ADI SpinCo’s auditors to timely complete their annual audit and quarterly reviews of financial statements, including by providing such access to Resideo Retained Information as may be appropriate or necessary to that end. As part of such efforts, to the extent reasonably necessary for the preparation of financial statements or completing an audit or review of financial statements or an audit of internal control over financial reporting, (i) Resideo shall authorize and direct its auditors to make available to ADI SpinCo’s auditors, within a reasonable time prior to the date of ADI SpinCo’s auditors’ opinion or review report, both (x) the personnel who performed or will perform the annual audits and quarterly reviews of Resideo and (y) work papers related to such annual audits and quarterly reviews, to enable ADI SpinCo’s auditors to perform any procedures they consider reasonably necessary to take responsibility for the work of Resideo’s auditors as it relates to ADI SpinCo’s auditors’ opinion or report and (ii) until such audits are complete, Resideo shall provide reasonable access during normal business hours for ADI SpinCo’s internal auditors, counsel and other designated representatives to (x) the premises of Resideo and its Subsidiaries and all Information (and duplicating rights) within the knowledge, possession or control of Resideo and its Subsidiaries and (y) the officers and employees of Resideo and its Subsidiaries, so that ADI SpinCo may conduct reasonable audits relating to the financial statements provided by Resideo and its Subsidiaries; provided, however, that such access shall not be unreasonably disruptive to the business and affairs of the Resideo Group.

(f) In order to enable the principal executive officer(s) and principal financial officer(s) (as such terms are defined in the rules and regulations of the Commission) of Resideo to make any certifications required of them under Section 302 or 906 of the Sarbanes-Oxley Act of 2002, ADI SpinCo shall, within a reasonable period of time following a request from Resideo in anticipation of filing such reports, cause its principal executive officer(s) and principal financial officer(s) to provide Resideo with certifications of such officers in support of the certifications of Resideo’s principal executive officer(s) and principal financial officer(s) required under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 with respect to Resideo’s Quarterly Report on Form 10-Q filed with respect to the fiscal quarter during which the Distribution Date occurs (unless such quarter is the fourth fiscal quarter), each subsequent fiscal quarter through the third fiscal quarter of the year in which the Distribution Date occurs and Resideo’s Annual Report on Form 10-K filed with respect to the fiscal year during which the Distribution Date occurs. Such certifications shall be provided in substantially the same form and manner as such ADI SpinCo officers provided prior to the Distribution (reflecting any changes in certifications necessitated by the Distribution or any other transactions related thereto) or as otherwise agreed upon between Resideo and ADI SpinCo.

Section 6.3 Witness Services. At all times from and after the Distribution, each of Resideo and ADI SpinCo shall use its reasonable best efforts to make available to the other, upon reasonable written request, its and its Subsidiaries’ officers, directors, employees and agents (taking into account the business demands of such individuals) as witnesses to the extent that (i) such Persons may reasonably be required to testify in connection with the prosecution or defense of any Action in which the requesting Party may from time to time be involved (except for claims, demands or Actions in which one or more members of one Group is adverse to one or more members of the other Group) and (ii) there is no conflict in the Action between the requesting Party and the other Party. A Party providing a witness to the other Party under this Section 6.3 shall be entitled to receive from the recipient of such witness services, upon the presentation of invoices therefor, payments for documented out-of-pocket expenses, including travel and lodging costs and expenses (but such costs and expenses shall not include the costs of salaries and benefits of employees who are witnesses or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service as witnesses), as may be reasonably incurred as part of the provision of such services and properly paid under applicable Law.

Section 6.4 Reimbursement; Other Matters. Except to the extent otherwise contemplated by this Agreement or any Ancillary Agreement, a Party providing Information or access to Information to the other Party under this Article VI shall be entitled to receive from the recipient, upon the presentation of invoices therefor, payments for such amounts, relating to supplies, disbursements and other documented out-of-pocket expenses (which shall not include the costs of salaries and benefits of employees of such Party or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service with respect to the foregoing), as may be reasonably incurred in providing such Information or access to such Information.

Section 6.5 Confidentiality.

(a) From and after the Distribution until the three (3) year anniversary following the Distribution, except as otherwise provided in the Ancillary Agreements, each of Resideo and ADI SpinCo shall hold, and shall cause their respective Affiliates and their officers, employees, agents, consultants and advisors to hold, in strict confidence (and not to disclose or release or, except as otherwise permitted by this Agreement or any Ancillary Agreement, use, without the prior written consent of the Party to whom the Confidential Information relates (which may be withheld in such Party’s sole and absolute discretion, except where disclosure is required by applicable Law)), any and all Confidential Information concerning or belonging to the other Party or its Affiliates; provided, that each Party may disclose, or may permit disclosure of, Confidential Information (i) to its respective employees, officers, directors, auditors, attorneys, financial advisors, lenders, bankers, counsel and other consultants and advisors who have a need to know such Information for auditing or other bona fide business purposes and who are informed of the obligation to hold such Information confidential and in respect of whose failure to comply with such obligations, the applicable Party will be responsible, (ii) if any Party or any of its respective Subsidiaries is required or compelled to disclose any such Confidential Information by judicial or administrative process or by other requirements of Law or stock exchange rule or is advised by outside counsel in connection with a proceeding brought by a Governmental Entity that it is advisable to do so, (iii) as required in connection with any legal or other proceeding by one Party against the other Party or in respect of claims by one Party against the other Party brought in a proceeding, (iv) as necessary in order to permit a Party to prepare and disclose its financial statements in connection with any regulatory filings or Tax Returns, (v) as necessary for a Party to enforce its rights or perform its obligations under this Agreement or an Ancillary Agreement, or (vi) to other Persons in connection with their evaluation of, and negotiating and consummating, a potential strategic or investment transaction, to the extent reasonably necessary in connection therewith, provided that an appropriate and customary confidentiality agreement has been entered into with the Person receiving such Confidential Information. Notwithstanding the foregoing, in the event that any demand or request for disclosure of Confidential Information is made by a third party pursuant to clause (ii) or (iii) above, each Party, as applicable, shall promptly notify (to the extent permissible by Law) the Party to whom the Confidential Information relates of the existence of such request, demand or disclosure requirement and shall provide such affected Party a reasonable opportunity to seek an appropriate protective order or other remedy, which, at the expense of the affected Party, such Party will cooperate in obtaining to the extent legally permissible and commercially practicable. In the event that such appropriate protective order or other remedy is not obtained, the Party which faces the disclosure requirement shall furnish only that portion of the Confidential Information that is required to be disclosed and shall take commercially reasonable steps, at the other Party’s expense, to ensure that confidential treatment is accorded such Confidential Information.

(b) Each Party acknowledges that it and the other members of its Group may have in its or their possession confidential or proprietary Information of third parties that was received under confidentiality or non-disclosure agreements with such third party while such Party or members of its Group were Subsidiaries of Resideo. Each Party shall comply, and shall cause the other members of its Group to comply, and shall cause its and their respective officers, employees, agents, consultants and advisors to comply, with all terms and conditions of any such third-party agreements entered into prior to the Distribution, with respect to any confidential and proprietary Information of third parties to which it or any other member of its Group has had access.

(c) Notwithstanding anything to the contrary set forth herein, (i) the Parties shall be deemed to have satisfied their obligations hereunder with respect to keeping Confidential Information confidential if they exercise at least the same degree of care that applies to Resideo’s confidential and proprietary information pursuant to policies in effect as of the Effective Time and (ii) confidentiality obligations provided for in any Contract between each Party or its Subsidiaries and their respective employees that survive the consummation of the Distribution on the terms set forth herein shall remain in full force and effect. Notwithstanding anything to the contrary set forth herein, Confidential Information of any Party in the possession of and used by any other Party as of the Effective Time may continue to be used by such Party in possession of the Confidential Information in and only in the operation of the ADI Business (in the case of the ADI Group) or the Resideo Retained Business (in the case of the Resideo Group); provided, that such Confidential Information may only be used by such Party and its officers, employees, agents, consultants and advisors in the specific manner and for the specific purposes for which it is used as of the Effective Time; and provided, further, that such Confidential Information may be used only so long as the Confidential Information is maintained in confidence and not disclosed in violation of Section 6.5(a).

(d) For the avoidance of doubt and notwithstanding any other provision of this Section 6.5, (i) the disclosure and sharing of Privileged Information shall be governed solely by Section 6.6, and (ii) Information that is subject to any confidentiality provision or other disclosure restriction in any Ancillary Agreement shall be governed by the terms of such Ancillary Agreement.

(e) For the avoidance of doubt and notwithstanding any other provision of this Section 6.5, following the Distribution Date, the confidentiality obligations under this Agreement shall continue to apply to any and all Confidential Information concerning or belonging to each Party or its Group that is shared or disclosed with the other Party or its Group, whether or not such Confidential Information is shared pursuant to this Agreement, any Ancillary Agreement or otherwise.

Section 6.6 Privilege Matters.

(a) The Parties recognize that legal and other professional services that have been and will be provided prior to the Distribution (whether by or on behalf of outside counsel, in-house counsel or other legal professionals) have been and will be rendered for the collective benefit of the Resideo Group and the ADI Group, and that each of the members of the Resideo Group and the ADI Group shall be deemed to be the client in connection with such services with respect to periods prior to the Distribution for the purposes of asserting all privileges, immunities or other protections from disclosure which may be asserted under applicable Law, including attorney-client privilege, business strategy privilege, joint defense privilege, common interest privilege, and protection under the work-product doctrine (“Privilege”). The Parties recognize that legal and other professional services will be provided following the Distribution, which services will be rendered solely for the benefit of the Resideo Group or the ADI Group, as the case may be.

(b)  Resideo shall be entitled to control the assertion or waiver of all privileges and immunities in connection with any Information subject to Privilege (“Privileged Information”) that relates solely to the Resideo Retained Business or the Distribution and not to the operations of the ADI Business, whether or not the Privileged Information is in possession or under the control of any member of the Resideo Group or any member of the ADI Group. Resideo shall also be entitled to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to any Resideo Retained Assets or Resideo Retained Liabilities, and not any ADI Assets or ADI Liabilities, in connection with any Actions that are now pending or may be asserted in the future, whether or not the Privileged Information is in the possession or under the control of any member of the Resideo Group or any member of the ADI Group.

(c) ADI SpinCo shall be entitled to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to the operations of the ADI Business and not to the Resideo Retained Business or the Distribution, whether or not the Privileged Information is in possession or under the control of any member of the ADI Group or any member of the Resideo Group. ADI SpinCo shall also be entitled to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to any ADI Assets or ADI Liabilities, and not any Resideo Retained Assets or Resideo Retained Liabilities, in connection with any Actions that are now pending or may be asserted in the future, whether or not the Privileged Information is in the possession or under the control of any member of the ADI Group or any member of the Resideo Group.

(d) Subject to the remaining provisions of this Section 6.6, the Parties agree that Resideo shall be entitled to control the assertion or waiver of all privileges and immunities in connection with any Actions, or threatened or contemplated Actions, or other matters that involve both Parties (or one or more members of their respective Groups) and in respect of which both Parties have Liabilities under this Agreement.

(e) If any dispute arises between the Parties or any members of their respective Group regarding whether a privilege or immunity should be waived to protect or advance the interests of either Party or any member of their respective Groups, each Party agrees that it shall: (i) negotiate with the other Party in good faith; (ii) endeavor to minimize any prejudice to the rights of the other Party and the members of its Group; and (iii) not unreasonably withhold, delay or condition consent to any request for waiver by the other Party.

(f) Upon receipt by either Party, or by any member of its respective Group, of any subpoena, discovery or other request (or of written notice that it will receive or has received such subpoena, discovery or other request) that may reasonably be expected to result in the production or disclosure of Privileged Information subject to a shared privilege or immunity or as to which the other Party has the sole right hereunder to assert a privilege or immunity, or if either Party obtains knowledge or becomes aware that any of its, or any member of its respective Group’s, current or former directors, officers, agents or employees have received any subpoena, discovery or other requests (or have received written notice that they will receive or have received such subpoena, discovery or other request) that may reasonably be expected to result in the production or disclosure of such Privileged Information, such Party shall promptly notify the other Party of the existence of any such subpoena, discovery or other request and shall provide the other Party a reasonable opportunity to review the Privileged Information and to assert any rights it or they may have, under this Section 6.6 or otherwise, to prevent the production or disclosure of such Privileged Information; provided that if such Party is prohibited by applicable Law from disclosing the existence of such subpoena, discovery or other request, such Party shall provide written notice of such related information for which disclosure is not prohibited by applicable Law and use reasonable best efforts to inform the other Party of any related information such Party reasonably determines is necessary or appropriate for the other Party to be informed of to enable the other Party to review the Privileged Information and to assert its rights, under this Section 6.6 or otherwise, to prevent the production or disclosure of such Privileged Information.

(g) The transfer of all Information pursuant to this Agreement is made in reliance on the agreement of Resideo or ADI SpinCo as set forth in Section 6.5 and this Section 6.6, to maintain the confidentiality of Privileged Information and to assert and maintain any applicable Privilege. The access to Information being granted pursuant to Section 5.5 and Section 6.2, the agreement to provide witnesses and individuals pursuant to Section 5.5 and Section 6.3, the furnishing of notices and documents and other cooperative efforts contemplated by Section 5.5, and the transfer of Privileged Information between the Parties and their respective Subsidiaries pursuant to this Agreement shall not be deemed a waiver of any Privilege that has been or may be asserted under this Agreement or otherwise. The Parties further agree that: (i) the exchange by one Party to the other Party of any Information that should not have been exchanged pursuant to the terms of Section 6.5 shall not be deemed to constitute a waiver of any privilege or immunity that has been or may be asserted under this Agreement or otherwise with respect to such Privileged Information; and (ii) the Party receiving such Privileged Information shall promptly return such Privileged Information to the Party who has the right to assert the privilege or immunity.

Section 6.7 Ownership of Information. Any Information owned by one Party or any of its Subsidiaries that is provided to a requesting Party pursuant to this Article VI shall be deemed to remain the property of the providing Party. Unless expressly set forth herein, nothing contained in this Agreement shall be construed as granting a license or other rights to any Party with respect to any such Information, whether by implication, estoppel or otherwise.

Section 6.8 Processing of Personal Information. The Parties acknowledge and agree that certain matters concerning the processing, sharing, transfer and security of Personal Information may arise in connection with the transactions contemplated by this Agreement and the Ancillary Agreements. As of the Distribution Date, the Data Privacy Agreement shall govern such matters solely for the period and in the manner set out therein.

Section 6.9 Other Agreements. The rights and obligations granted under this Article VI are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange or confidential treatment of Information set forth in any Ancillary Agreement.

Article VII

DISPUTE RESOLUTION

Section 7.1 Arbitration. Unless an Ancillary Agreement provides for an alternative dispute resolution mechanism (in which case, such alternative dispute resolution shall apply in respect of any Dispute under such Ancillary Agreement), any controversy, dispute or Action arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, validity or breach of this Agreement or the Ancillary Agreements or otherwise arising out of, or in any way related to, this Agreement or the Ancillary Agreements or the transactions contemplated hereby, including any Action based on contract, tort, statute or constitution (collectively, “Disputes”) shall be submitted to final and binding arbitration administered in accordance with the Commercial Arbitration Rules and Mediation Procedures of the American Arbitration Association (“AAA”) then in effect (the “Rules”), except as modified herein.

(a) Unless otherwise agreed by the Parties in writing, any Dispute to be decided pursuant to this Section 7.1 will be decided (x) before a sole arbitrator if the amount in dispute, inclusive of all claims and counterclaims, totals less than $2,500,000, or (y) by a panel of three (3) arbitrators if the amount in dispute, inclusive of all claims and counterclaims, totals $2,500,000 or more (such arbitrator, collectively, the “Arbitral Tribunal”), it being understood that if the Parties cannot agree on whether the threshold in clause (y) has been satisfied, the Arbitral Tribunal shall consist of three (3) arbitrators. The panel of three (3) arbitrators shall be selected as follows: (1) the claimant shall nominate one arbitrator in accordance with the Rules, (2) the respondent shall nominate one arbitrator in accordance with the Rules within twenty-one (21) days after the appointment of the first arbitrator, and (3) the third arbitrator, who shall serve as chair, shall be jointly nominated by the two party-nominated arbitrators within twenty-one (21) days of the confirmation of the appointment of the second arbitrator. If any arbitrator is not appointed within the time limit provided herein, such arbitrator shall be appointed by the AAA in accordance with the listing, striking and ranking procedure in the Rules.

(b) The arbitration shall be held, and the award shall be rendered, in New York, New York, in the English language.

(c) For the avoidance of doubt, by submitting their dispute to arbitration under the Rules, the Parties expressly agree that all issues of arbitrability, including all issues concerning the propriety and timeliness of the commencement of the arbitration (including any defense based on a statute of limitation, if applicable), the jurisdiction of the Arbitral Tribunal, and the procedural conditions for arbitration, shall be finally and solely determined by the Arbitral Tribunal.

(d) Without derogating from Section 7.1(e) below, the Arbitral Tribunal shall have the full authority to grant any pre-arbitral injunction, pre-arbitral attachment, interim or conservatory measure or other order in aid of arbitration proceedings (“Interim Relief”). The Parties shall submit any application for Interim Relief to: (A) the Arbitral Tribunal; or (B) prior to the constitution of the Arbitral Tribunal, an emergency arbitrator appointed in the manner provided for in the Rules (the “Emergency Arbitrator”). Any Interim Relief so issued shall, to the extent permitted by applicable Law, be deemed a final arbitration award for purposes of enforceability, and, moreover, shall also be deemed a term and condition of this Agreement subject to specific performance set forth in Section 7.2 below. The Arbitral Tribunal shall have the power to continue, review, vacate or modify any Interim Relief granted by an Emergency Arbitrator. In the event an Emergency Arbitrator or the Arbitral Tribunal issues an order granting, denying or otherwise addressing Interim Relief (a “Decision on Interim Relief”), any Party may apply to enforce or require specific performance of such Decision on Interim Relief in any court of competent jurisdiction. Notwithstanding the foregoing, the Parties specifically reserve the right to seek a judicial temporary restraining order, preliminary injunction, or other similar short-term equitable relief, and grant the Arbitral Tribunal the right to make a final determination of the Parties’ rights, including whether to make permanent or dissolve such court order.

(e) The Arbitral Tribunal shall have the power to grant any remedy or relief that it deems just and equitable and that is in accordance with the terms of this Agreement, including specific performance and temporary or final injunctive relief, provided, however, that the Arbitral Tribunal shall have no authority or power to limit, expand, alter, amend, modify, revoke or suspend any condition or provision of this Agreement or any Ancillary Agreement, nor any right or power to award punitive, exemplary or treble damages. The limitations on the Arbitral Tribunal’s authority and powers set forth in this Section 7.1(e) shall also apply to any Appeal Tribunal constituted under Section 7.1(h) below.

(f) The Arbitral Tribunal shall have the power to allocate the costs and fees of the arbitration, including reasonable attorneys’ fees and costs as well as those costs and fees addressed in the Rules, between the Parties in the manner it deems fit.

(g) Other than as set forth in Section 7.1(d), Arbitration under this Article VII shall be the sole and exclusive remedy for any Dispute, and any award rendered thereby shall be final and binding upon the Parties as from the date rendered, subject to the appellate review rights set forth in Section 7.1(h). Judgment on the award rendered by the Arbitral Tribunal may be entered in any court having jurisdiction thereof, including any court having jurisdiction over the relevant Party or its Assets, provided that no Party shall seek entry of judgement on an award that remains subject to appellate review under Section 7.1(h).

(h) Notwithstanding Section 7.1(g), any award rendered by the Arbitral Tribunal pursuant to this Article VII (other than any Decision on Interim Relief rendered under Section 7.1(d)) shall be subject to appellate review in accordance with the Optional Appellate Arbitration Rules of the AAA then in effect (the “Appellate Rules”). The appeal tribunal shall be constituted in accordance with the Appellate Rules and shall consist of a panel of three arbitrators, none of whom shall have served on the Arbitral Tribunal that rendered the underlying award (the “Appeal Tribunal”). The substantive standard for review shall be as set forth in the Appellate Rules. The Appeal Tribunal shall have the power to allocate the costs and fees of the entire arbitration, including any appellate review process under this Section 7.1(h), and may modify any award of costs by the Arbitral Tribunal under Section 7.1(f). For the avoidance of doubt, no award subject to this Section 7.1(h) shall be considered final and binding for purposes of Section 7.1(g), and no Party shall seek to confirm or enforce such award in any court, until (i) the time for filing a notice of appeal under the Appellate Rules has expired without any Party having filed such notice, or (ii) if an appeal is filed, the Appeal Tribunal has rendered a final decision on the appeal.

Section 7.2 Specific Performance. From and after the Distribution Date, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement or any Ancillary Agreement, the Parties agree that the Party or Parties to this Agreement or such Ancillary Agreement who are or are to be thereby aggrieved shall, subject and pursuant to the terms of this Article VII (including for the avoidance of doubt, after compliance with all notice and negotiation provisions herein), have the right to specific performance and injunctive or other equitable relief of its or their rights under this Agreement or such Ancillary Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that, from and after the Distribution Date, the remedies at law for any breach or threatened breach of this Agreement or any Ancillary Agreement, including monetary damages, are inadequate compensation for any Indemnifiable Loss, that any defense in any action for specific performance that a remedy at law would be adequate is hereby waived, and that any requirements for the securing or posting of any bond with such remedy are hereby waived.

Section 7.3 Treatment of Arbitration. The Parties agree that any arbitration hereunder shall be kept confidential, and that the existence of the proceeding and all of its elements (including any pleadings, briefs or other documents submitted or exchanged, any testimony or other oral submissions, and any awards) shall be deemed confidential, and shall not be disclosed beyond the Arbitral Tribunal, the Parties, their counsel, and any Person necessary to the conduct of the proceeding, except as and to the extent required by Law and to defend or pursue any legal right. In the event any Party makes application to any court in connection with this Section 7.3 (including any proceedings to enforce a final award or any Interim Relief), that Party shall take all steps reasonably within its power to cause such application, and any exhibits (including copies of any award or decisions of the Arbitral Tribunal or Emergency Arbitrator) to be filed under seal, shall oppose any challenge by any third party to such sealing, and shall give the other Party immediate notice of such challenge. The confidentiality obligations set forth in this Section 7.3 shall apply to any appellate proceeding conducted in accordance with Section 7.1(h), including all briefs, submissions, and decisions rendered on appeal.

Section 7.4 Continuity of Service and Performance. Unless otherwise agreed in writing, the Parties shall continue to provide service and honor all other commitments under this Agreement and each Ancillary Agreement during the course of dispute resolution pursuant to the provisions of this Article VII with respect to all matters not subject to such dispute resolution.

Section 7.5 Consolidation. The arbitrator may consolidate an arbitration under this Agreement with any arbitration arising under or relating to the Ancillary Agreements or any other agreement between the Parties entered into pursuant hereto, as the case may be, if the subject of the Disputes thereunder arises out of or relates essentially to the same set of facts or transactions. Such consolidated arbitration shall be determined by the arbitrator appointed for the arbitration proceeding that was commenced first in time.

Section 7.6 Coordination. Except to the extent provided in Article IX of the Tax Matters Agreement, the provisions of this Article VII (other than this Section 7.6) shall not apply with respect to the resolution of any dispute, controversy or claim arising out of or relating to Taxes or Tax matters, which shall be governed by the Tax Matters Agreement.

Article VIII

INSURANCE

Section 8.1 Insurance Matters.

(a) ADI SpinCo acknowledges and agrees that, from and after the Effective Time, neither ADI SpinCo nor any member of the ADI Group shall have any rights to or under any Company Policies other than as expressly provided in Section 5.8 or this Article VIII.

(b) Notwithstanding Section 8.1(a), from and after the Effective Time, with respect to any Liability accrued or incurred by ADI SpinCo or its predecessors prior to the Effective Time, ADI SpinCo shall have access to the Company Policies if and solely to the extent that the terms of such policies provide for such coverage to ADI SpinCo or its predecessors with respect to any ADI Liabilities accrued or incurred prior to the Effective Time, and subject to the terms and conditions of such insurance policies, including any limits on coverage or scope, any deductibles and other fees and expenses, and subject to the following additional conditions:

(i) ADI SpinCo shall inform Resideo of any potential claim under any of the Company Policies with regard to any ADI Liability and Resideo shall determine whether and at what time to report any such claims under such Company Policies directly to the applicable insurance company, and to submit a claim for coverage thereunder, and Resideo shall provide a copy of all such claim reports and submissions to ADI SpinCo; provided, that with respect to any such claims, ADI SpinCo shall provide Resideo with the information regarding the claims and provide recommendations with regard to the reporting and submission of such claims, and Resideo shall consult with ADI SpinCo with regard to the timing thereof;

(ii) If and to the extent that ADI SpinCo is the sole entity recovering insurance proceeds under one or more of the Company Policies in respect of a particular claim for coverage, ADI SpinCo shall exclusively bear and be responsible for (and Resideo shall have no obligation to repay or reimburse ADI SpinCo for) and pay the applicable insurers as required under the applicable Company Policies for any and all costs as a result of having access to, or making claims under, such Company Policies, including any amounts of deductibles and self-insured retention associated with such claims, claim handling and administrative costs, collateral requirements and costs, Taxes, surcharges, additional premiums, state assessments, reinsurance costs, and other related costs, relating to all open, closed or re-opened claims covered by the applicable Company Policies, whether such claims are made by ADI SpinCo, its employees or third parties, and ADI SpinCo shall indemnify, hold harmless and reimburse Resideo for any such amounts incurred by Resideo to the extent resulting from any access to, any claims made by ADI SpinCo under, any Company Policies provided pursuant to this Section 8.1. If Resideo and ADI SpinCo jointly make a claim for coverage under the Company Policies for amounts that have been or may in the future be incurred partially by Resideo and partially by ADI SpinCo, each of Resideo and ADI SpinCo shall proportionally bear (based on the relative losses experienced by each in respect of such claim) the amount of any deductibles under any such Company Policies and any insurance recovery resulting therefrom shall first be allocated to reimburse Resideo and ADI SpinCo for their respective costs, legal and consulting fees, and other documented out-of-pocket expenses incurred in pursuing such insurance recovery, with the remaining net proceeds from the insurance recovery to be allocated as between Resideo and ADI SpinCo in proportion to the relative losses experienced by each in respect of such claim;

(iii) ADI SpinCo shall exclusively bear (and Resideo shall have no obligation to repay or reimburse ADI SpinCo for) and shall be liable for all uninsured, uncovered, unavailable or uncollectible amounts, incurred from and after the Effective Time, of all such claims pursued by ADI SpinCo under the Company Policies as provided for in this Section 8.1(b); and

(iv) in connection with making any joint claim under any Company Policies pursuant to this Section 8.1(b), Resideo shall control the administration of all such claims, including the timing of any assertion and pursuit of coverage (provided that Resideo shall reasonably consult with ADI SpinCo in the administration of such claims), and ADI SpinCo shall not take any action that would be reasonably likely to: (A) have an adverse impact on the then-current relationship between Resideo and the applicable insurance company; (B) result in the applicable insurance company terminating or reducing coverage to Resideo or ADI SpinCo, or increasing the amount of any premium owed by Resideo under the applicable Company Policies; (C) otherwise compromise, jeopardize or interfere with the rights of Resideo under the applicable Company Policies; or (D) otherwise compromise or impair Resideo’s ability to enforce its rights with respect to any indemnification under or arising out of this Agreement, and Resideo shall have the right, in its sole discretion, to cause ADI SpinCo to desist from any action that Resideo determines, in its sole discretion, would compromise or impair Resideo’s rights in accordance with this clause (D). Notwithstanding the foregoing, if Resideo shall have acted in bad faith in connection with the administration of any claim, ADI SpinCo shall be permitted to administer such particular claim subject to the limitations set forth herein.

At all times, Resideo and ADI SpinCo shall, subject to the limitations set forth in Section 6.5, cooperate with reasonable requests for information by the other Party or the insurance companies regarding any such insurance policy claim.

(c) Notwithstanding Section 8.1(b), from and after the Effective Time, any director or officer of ADI SpinCo or any member of the ADI Group who served as a director or officer of Resideo or any member of the Resideo Group prior to the Effective Time shall be entitled to pursue coverage under the director and officer liability insurance policies maintained by Resideo or any member of the Resideo Group to the extent that such policies provide coverage for such director’s or officer’s acts and omissions in his or her respective capacity as director or officer of Resideo or any member of the Resideo Group prior to the Effective Time, subject to the terms and conditions of such policies (including but not limited to any limits on coverage or scope, any deductibles or retention amounts and other fees and expenses). On or prior to the Distribution Date, Resideo shall purchase and obtain directors and officers liability “tail” insurance, and may in its reasonable discretion purchase fiduciary liability and employment practices liability insurance, covering the ADI Group and its respective insured persons with respect to claims or other matters arising out of acts, omissions or other matters occurring at or prior to the Distribution Date.

(d) Any payments, costs and adjustments required pursuant to Section 8.1(b) shall at Resideo’s election either be billed by Resideo to ADI SpinCo on a monthly basis and ADI SpinCo shall pay such billed payments, costs and adjustments to Resideo within sixty (60) days from receipt of invoice, or billed directly by the applicable third party to ADI SpinCo. If Resideo incurs costs to enforce ADI SpinCo’s obligations under this Section 8.1, ADI SpinCo agrees to indemnify Resideo for such enforcement costs, including reasonable attorneys’ fees.

(e) Notwithstanding anything to the contrary in this Agreement, from and after the Effective Time, neither ADI SpinCo nor any member of the ADI Group shall have any rights or claims against or with respect to any self-insurance arrangement of Resideo or any member of the Resideo Group. In addition, as of the Effective Time, ADI SpinCo, for itself and each member of the ADI Group does hereby remise, release and forever discharge Resideo and the other members of the Resideo Group of any rights or claims against or with respect to any self-insurance arrangement of Resideo or any member of the Resideo Group.

(f) On the Distribution Date, ADI SpinCo shall have in effect all insurance programs required to comply with ADI SpinCo’s statutory obligations as of the Distribution Date.

(g) This Agreement shall not be considered as an attempted assignment of any policy of insurance in its entirety, nor is it considered to be itself a contract of insurance, and further this Agreement shall not be construed to waive any right or remedy of Resideo under or with respect to any of the Company Policies and programs or any other contract or policy of insurance, and Resideo reserves all of its rights under such Policies.

(h) Resideo shall not be liable to ADI SpinCo for claims (or portions thereof) not reimbursed by insurers for any reason, including coinsurance provisions, deductibles, quota share deductibles, exhaustion of aggregates, self-insured retentions, bankruptcy or insolvency of an insurance carrier, Company Policy limitations or restrictions, any coverage disputes, any failure to timely claim by Resideo or any defect in such claim or its processing.

(i) In the event that Insured Claims of more than one Party exist relating to the same occurrence, the relevant Parties shall jointly defend and waive any conflict of interest to the extent necessary to the conduct of the joint defense. Nothing in this Section 8.1(i) shall be construed to limit or otherwise alter in any way the obligations of the Parties, including those obligations under Article V, those created by this Agreement, by operation of law or otherwise.

(j) In the event of any Action by any Party (or both of the Parties) to recover or obtain insurance proceeds, or to defend against any Action by an insurance carrier to deny any Policy benefits, both Parties may join in any such Action and be represented by joint counsel and both Parties shall waive any conflict of interest to the extent necessary to conduct any such Action. Nothing in this Section 8.1(j) shall be construed to limit or otherwise alter in any way the obligations of the Parties, including those created under Article V of this Agreement or otherwise, by operation of Law, or otherwise.

(k) Notwithstanding anything contained in this Section 8.1, to the extent Resideo has entered into or agrees to enter into, whether on its own or with respect to any arrangement provided for under this Section 8.1, any settlement agreement or other arrangement with any insurance provider regarding coverage under any Company Policy that provides for any limitation of coverage or release of such insurance provider with regard to any coverage thereunder, whether in whole or in part (collectively, the “Released Insurance Matters”), ADI SpinCo agrees that it shall (i) abide by the terms of and, to the extent required, consent to, any such settlement or arrangement relating to the Released Insurance Matters as a condition to receiving any coverage under any Company Policy related thereto, (ii) have no rights to any such coverage under the Company Policies with respect to any Released Insurance Matters and (iii) make no claims under any Company Policies with respect to any Released Insurance Matters.

Section 8.2 Certain Matters Relating to Organizational Documents. From the Distribution Date until six (6) years following the Distribution Date, the certificate of incorporation and bylaws of ADI SpinCo shall contain provisions no less favorable with respect to indemnification of directors and officers than those set forth in the Charter or Bylaws, which provisions shall not be amended, repealed or otherwise modified for such period in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were indemnified under the Charter or Bylaws, unless such amendment, repeal, or other modification shall be required by Law and then only to the minimum extent required by Law or approved by ADI SpinCo’s stockholders.

Section 8.3 Indemnitor of First Resort. As a result of agreements or obligations arising out of this Agreement, certain of the directors and officers of ADI SpinCo and its Subsidiaries designated by Resideo or its Affiliates (the “Resideo D&O Indemnitees”) have or will have rights to indemnification, advancement of expenses or insurance provided by Resideo or certain of its Affiliates (collectively, the “Resideo Indemnitors”) in connection with their service as directors or officers of ADI SpinCo or its Subsidiaries. Notwithstanding any such rights to indemnification, advancement of expenses or insurance provided by any Resideo Indemnitor, (a) ADI SpinCo is the indemnitor of first resort (i.e., ADI SpinCo’s obligations to the Resideo D&O Indemnitees are primary, and any obligation of the Resideo Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by any Resideo D&O Indemnitee are secondary), (b) ADI SpinCo shall be required to advance the full amount of expenses incurred by the Resideo D&O Indemnitees and shall be liable for the full amount of all Indemnifiable Losses paid in settlement to the extent legally permitted and as required by the terms of this Agreement, any other agreement between ADI SpinCo and the Resideo D&O Indemnitees or the certificate of incorporation or bylaws of ADI SpinCo and (c) ADI SpinCo hereby irrevocably waives, relinquishes and releases each of the Resideo Indemnitors from any and all claims against any of the Resideo Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. In addition, notwithstanding any advancement or payment by the Resideo Indemnitors to or on behalf of any Resideo D&O Indemnitee with respect to any claim for which a Resideo D&O Indemnitee has sought or may seek indemnification from ADI SpinCo, (i) ADI SpinCo’s obligations hereunder shall not be affected, (ii) the Resideo Indemnitors shall have a right of contribution or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Resideo D&O Indemnitee, as applicable, against ADI SpinCo and (iii) for the avoidance of doubt, all damages, costs, losses, and other Liabilities incurred by any Resideo D&O Indemnitee in connection with his or her service as a director or officer of ADI SpinCo or any of its Subsidiaries shall constitute ADI Liabilities.

Article IX

MISCELLANEOUS

Section 9.1 Entire Agreement; Construction. This Agreement, including the Exhibits and Schedules, and the Ancillary Agreements shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments, course of dealings and writings with respect to such subject matter. In the event of any inconsistency between this Agreement and any Schedule hereto, this Agreement shall prevail. In the event and to the extent that there shall be a conflict or inconsistency between the provisions of (a) this Agreement and the provisions of any Ancillary Agreement or Continuing Arrangement, such Ancillary Agreement or Continuing Arrangement shall control with respect to the subject matter addressed by such Ancillary Agreement or Continuing Arrangement to the extent of such conflict or inconsistency (except with respect to any Conveyancing and Assumption Instruments, in which case this Agreement shall control) and (b) this Agreement and any agreement which is not an Ancillary Agreement, this Agreement shall control unless specifically stated otherwise in such agreement. For the avoidance of doubt, the Conveyancing and Assumption Instruments are intended to be ministerial in nature and only to effect the transactions contemplated by this Agreement with respect to the applicable local jurisdiction and shall not expand or modify the rights and obligations of the Parties or their Affiliates under this Agreement or any of the Ancillary Agreements that are not Conveyancing and Assumption Instruments. Notwithstanding anything herein to the contrary, except as expressly set forth otherwise in this Agreement or any Ancillary Agreement, all matters relating to Taxes and Tax Returns of the Parties and their respective Subsidiaries shall be governed exclusively by the Tax Matters Agreement.

Section 9.2 Ancillary Agreements. Except as expressly set forth herein, this Agreement is not intended to address, and should not be interpreted to address, the matters specifically and expressly covered by the Ancillary Agreements.

Section 9.3 Counterparts. This Agreement may be executed in more than one counterpart, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to each of the Parties.

Section 9.4 Survival of Agreements. Except as otherwise contemplated by this Agreement or any Ancillary Agreement, all covenants and agreements of the Parties contained in this Agreement and each Ancillary Agreement shall survive the Effective Time and remain in full force and effect in accordance with their applicable terms.

Section 9.5 Expenses.

(a) Except as otherwise expressly provided in this Agreement or any Ancillary Agreement, or as otherwise agreed to in writing by the Parties, all out-of-pocket fees and expenses incurred at or prior to the Distribution by any member of the Resideo Group or the ADI Group that are in connection with, or as required by, the preparation, execution, delivery and implementation of this Agreement, any Ancillary Agreement and the Distribution Disclosure Documents and the consummation of the Internal Reorganization, the Contribution and the Distribution shall be borne and paid by Resideo; it being understood that if any member of the ADI Group pays any such fees and expenses on behalf of Resideo following the Distribution, including any one-time spin-off transaction costs, upon presentment of invoices or other reasonable documentation to Resideo, Resideo shall promptly thereafter remit such amounts to the applicable member of the ADI Group.

(b) The Resideo Group shall have no responsibility for, and ADI SpinCo shall indemnify the Resideo Group in respect of, any out-of-pocket fees and expenses incurred by any member of the ADI Group following the Distribution in connection with, or as required by, the preparation, execution, delivery and implementation of this Agreement, any Ancillary Agreement and the Distribution Disclosure Documents and the consummation of the Internal Reorganization, the Contribution and the Distribution (except to the extent such fees and expenses were incurred in connection with services expressly requested by Resideo in writing following the Distribution).

(c) Except as otherwise expressly provided in this Agreement or any Ancillary Agreement, or as otherwise agreed to in writing by the Parties, any costs and expenses incurred in obtaining any Consents or novation from a third party in connection with the Transfer by a Party or its Subsidiary of any Contracts (or portions thereof) contemplated by this Agreement (including Sections 2.2, 2.3, 2.5, and 2.8) shall be borne by the Party or its Subsidiary to which such Contract (or portion thereof) is being assigned, and no Party nor any of its Subsidiaries in exercising any efforts to obtain any such Consent pursuant to this Agreement shall be required to incur any material obligation or grant any material concession for the benefit of any other Person in order to obtain such Consent.

(d) Except as otherwise expressly provided in this Agreement or any Ancillary Agreement, or as otherwise agreed to in writing by the Parties, with respect to any expenses incurred pursuant to a request for further assurances granted under Section 2.7 or a request in connection with cooperation under this Agreement, including under Section 4.1, the Parties agree that any and all fees and expenses incurred by either Party shall be borne and paid by the requesting Party; it being understood that no Party shall be obliged to incur any third-party accounting, consulting, advisor, banking or legal fees, costs or expenses, and the requesting Party shall not be obligated to pay such fees, costs or expenses, unless such fee, cost or expense shall have had the prior written approval of the requesting Party. Notwithstanding the foregoing, each Party shall be responsible for paying its own internal fees, costs and expenses (e.g., salaries of personnel).

Section 9.6 Notices. All notices, requests, claims, demands and other communications under this Agreement and, to the extent applicable and unless otherwise provided therein, under each of the Ancillary Agreements shall be in English, shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by email or by facsimile with receipt confirmed (followed by delivery of an original via overnight courier service) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 9.6):

To Resideo:

Resideo Technologies, Inc. 16100 N 71st St, Suite 550 Scottsdale, AZ 85254 Attention: General Counsel
Email:	legalnotices@resideo.com
joshua.foster@resideo.com

with a copy (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP 787 Seventh Avenue New York, NY 10019-6099 Attention: Russell L. Leaf; Jared N. Fertman; Tej Prakash
Email:	rleaf@willkie.com
jfertman@willkie.com
tprakash@willkie.com

To ADI SpinCo:

ADI Global Distribution Inc. 275 Broadhollow Rd, Suite 400 Melville, NY 11747
Attention:	General Counsel
Email:	jeannine.lane@adiglobal.com

with a copy (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP 787 Seventh Avenue New York, NY 10019-6099
Attention:	Russell L. Leaf; Jared N. Fertman; Tej Prakash
Email:	rleaf@willkie.com
jfertman@willkie.com
tprakash@willkie.com

Section 9.7 Amendments. No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by a Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representatives of the Parties against whom it is sought to enforce such waiver, amendment, supplement or modification.

Section 9.8 Assignment. This Agreement shall not be assignable, in whole or in part, directly or indirectly, by any Party without the prior written consent of the other Party, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void. Notwithstanding the foregoing, this Agreement shall be assignable to (i) with respect to Resideo, an Affiliate of Resideo, or (ii) a bona fide third party in connection with a merger, reorganization, consolidation or the sale of all or substantially all the assets of a Party so long as the resulting, surviving or transferee entity assumes all the obligations of the relevant Party by operation of law or pursuant to an agreement in form and substance reasonably satisfactory to the other Party to this Agreement; provided, however, that in the case of each of the preceding clauses (i) and (ii), no assignment permitted by this Section 9.8 shall release the assigning Party from liability for the full performance of its obligations under this Agreement.

Section 9.9 Successors and Assigns. The provisions of this Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors and permitted assigns.

Section 9.10 Termination. This Agreement (including Article V hereof) may be terminated at any time prior to the Effective Time by and in the sole discretion of Resideo without the approval of ADI SpinCo or the stockholders of Resideo. In the event of such termination prior to the Effective Time, no Party (nor any of its directors, officers or employees) shall have any liability of any kind to the other Party or any other Person by reason of this Agreement. After the Effective Time, this Agreement may not be terminated except by an agreement in writing signed by Resideo and ADI SpinCo.

Section 9.11 Payment Terms.

(a) Except as set forth in Article V or as otherwise expressly provided to the contrary in this Agreement or in any Ancillary Agreement, any amount to be paid or reimbursed by a Party (or a member of such Party’s Group), on the one hand, to the other Party (or a member of such Party’s Group), on the other hand, under this Agreement shall be paid or reimbursed hereunder within sixty (60) days after presentation of an invoice or a written demand therefor and setting forth, or accompanied by, reasonable documentation or other reasonable explanation supporting such amount.

(b) Notwithstanding anything to the contrary herein, any amount to be paid by ADI SpinCo in respect of an ADI Liability or other Liability or obligation of Resideo that is Assumed, or otherwise treated as a Liability or obligation of Resideo that is Assumed by ADI SpinCo within the meaning of Section 357(d) of the Code, pursuant to this Agreement, in each case, as determined by Resideo in its sole discretion, shall be paid, at Resideo’s option and in its sole discretion, in the following manner:

(i) to the applicable third-party creditor or obligor of such Liability or obligation directly;

(ii) to an independent trustee or escrow agent that is not affiliated with Resideo, which agent shall pay the applicable third-party creditor or obligor of such Liability or obligation directly; provided that (x) the payment is not made to any account of Resideo or any member of the Resideo Group or any person through which Resideo or any member of the Resideo Group could direct the payment, (y) Resideo and ADI SpinCo shall treat any income, gain or loss for U.S. federal income Tax purposes on the payment proceeds as income, gain or loss of ADI SpinCo, and (z) any excess of the payment amount (and any income or gain thereon) over the amount paid to satisfy such Liability or obligation shall revert and be repaid to ADI SpinCo;

(iii) to Resideo; provided that (x) Resideo has made in its sole discretion a determination that ADI SpinCo is prohibited from assuming such Liability or obligation, (y) Resideo has already satisfied or paid such Liability or obligation to the applicable third-party creditor or obligor of such Liability or obligation directly, and (z) after receiving such payment from ADI SpinCo, Resideo is in the same net economic position that it would have been in if ADI SpinCo were able to assume such obligation; or

(iv) in any other manner as determined by Resideo in its sole discretion.

(c) The Parties acknowledge and agree that, for U.S. federal (and applicable state and local) income Tax purposes, the payment procedures described in Section 9.11(b) are intended to comply with Section 357(a) of the Code (and the Treasury Regulations promulgated thereunder as of the date of this Agreement) with respect to the Contribution. Each Party shall, and shall cause each of its respective Affiliates and employees to, reasonably cooperate to cause any applicable payments to be made by ADI SpinCo pursuant to this Agreement to be made in accordance with Section 9.11(b) or otherwise as directed by Resideo so as to be in accordance with the tax treatment described in the immediately preceding sentence.

(d) Except as set forth in Article V or as expressly provided to the contrary in this Agreement or in any Ancillary Agreement, any amount not paid when due pursuant to this Agreement (and any amount billed or otherwise invoiced or demanded and properly payable that is not paid within sixty (60) days of such bill, invoice or other demand) shall bear interest at a rate equal to the Prime Rate, from time to time in effect, calculated for the actual number of days elapsed, accrued from the date on which such payment was due up to the date of the actual receipt of payment.

(e) Unless otherwise consented to by the Party receiving any payment under this Agreement specifying otherwise, all payments to be made by either Resideo or ADI SpinCo under this Agreement shall be made in US Dollars. Except as expressly provided herein, any amount which is not expressed in US Dollars shall be converted into US Dollars by using the exchange rate published on Bloomberg at 5:00 p.m. Eastern time (ET) on the day before the relevant date or in The Wall Street Journal on such date if not so published on Bloomberg. Except as expressly provided herein, in the event that any indemnification payment required to be made hereunder or under any Ancillary Agreement may be denominated in a currency other than US Dollars, the amount of such payment shall be converted into US Dollars on the date in which notice of the claim is given to the Indemnifying Party.

Section 9.12 Subsidiaries. Each of the Parties shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary of such Party or by any entity that becomes a Subsidiary of such Party at and after the Effective Time, to the extent such Subsidiary remains a Subsidiary of the applicable Party.

Section 9.13 Third Party Beneficiaries. Except (i) as provided in Article V relating to Indemnitees and for the release under Section 5.1 of any Person provided therein and (ii) as specifically provided in any Ancillary Agreement, this Agreement is solely for the benefit of the Parties and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of Action or other right in excess of those existing without reference to this Agreement.

Section 9.14 Title and Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. Unless otherwise indicated, all “Section” references in this Agreement are to sections of this Agreement.

Section 9.15 Exhibits and Schedules.

(a) The Exhibits and Schedules shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. Nothing in the Exhibits or Schedules constitutes an admission of any liability or obligation of any member of the Resideo Group or the ADI Group or any of their respective Affiliates to any third party, nor, with respect to any third party, an admission against the interests of any member of the Resideo Group or the ADI Group or any of their respective Affiliates. The inclusion of any item or liability or category of item or liability on any Exhibit or Schedule is made solely for purposes of allocating potential liabilities among the Parties and shall not be deemed as or construed to be an admission that any such liability exists.

(b) Subject to the prior written consent of the other Party (not to be unreasonably withheld or delayed), each Party shall be entitled to update the Schedules from and after the date hereof until the Effective Time.

Section 9.16 Governing Law. This Agreement and any dispute arising out of, in connection with or relating to this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to the conflicts of laws principles thereof.

Section 9.17 Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 9.18 Interpretation. The Parties have participated jointly in the negotiation and drafting of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

Section 9.19 No Duplication; No Double Recovery. Nothing in this Agreement is intended to confer to or impose upon any Party a duplicative right, entitlement, obligation or recovery with respect to any matter arising out of the same facts and circumstances (including with respect to the rights, entitlements, obligations and recoveries that may arise out of Article V).

Section 9.20 Tax Treatment of Payments. Unless otherwise required by a Final Determination, for U.S. federal income Tax purposes and all other applicable Tax purposes, any payment made pursuant to this Agreement (other than any payment of interest pursuant to Section 9.11) shall be treated in accordance with Section 5.4 of the Tax Matters Agreement.

Section 9.21 No Waiver. No failure to exercise and no delay in exercising, on the part of any Party, any right, remedy, power or privilege hereunder or under the other Ancillary Agreements shall operate as a waiver hereof or thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 9.22 No Admission of Liability. The allocation of Assets and Liabilities herein (including on the Schedules hereto) is solely for the purpose of allocating such Assets and Liabilities between Resideo and ADI SpinCo and is not intended as an admission of liability or responsibility for any alleged Liabilities vis-à-vis any third party, including with respect to the Liabilities of any non-wholly owned subsidiary of Resideo or ADI SpinCo.

Section 9.23 Advisors. It is acknowledged and agreed by each of the Parties that Resideo, on behalf of itself and the other members of the Resideo Group, has retained each of the Persons identified on Schedule 9.23 to act as counsel or an advisor in connection with this Agreement, the Ancillary Agreements, the Internal Reorganization, the Contribution, the Distribution and the other transactions contemplated hereby and thereby and that the Persons listed on Schedule 9.23 have not acted as counsel or advisor for ADI SpinCo or any other member of the ADI Group in connection with this Agreement, the Ancillary Agreements, the Internal Reorganization, the Contribution, the Distribution and the other transactions contemplated hereby and thereby and that none of ADI SpinCo or any member of the ADI Group has the status of a client of the Persons listed on Schedule 9.23 for conflict of interest or any other purposes as a result thereof. ADI SpinCo hereby agrees, on behalf of itself and each other member of the ADI Group that, in the event that a dispute arises after the Effective Time in connection with this Agreement, the Ancillary Agreements, the Internal Reorganization, the Contribution, the Distribution or any of the other transactions contemplated hereby and thereby between Resideo and ADI SpinCo or any of the members of their respective Groups, each of the Persons listed on Schedule 9.23 may represent any or all of the members of the Resideo Group in such dispute even though the interests of the Resideo Group may be directly adverse to those of the ADI Group. ADI SpinCo further agrees, on behalf of itself and each other member of the ADI Group that, with respect to this Agreement, the Ancillary Agreements, the Internal Reorganization, the Contribution, the Distribution and the other transactions contemplated hereby and thereby, the attorney-client privilege and the expectation of client confidence belongs to Resideo or the applicable member of the Resideo Group and may be controlled by Resideo or such member of the Resideo Group and shall not pass to or be claimed by ADI SpinCo or any member of the ADI Group. Without limiting the foregoing, ADI SpinCo acknowledges and agrees that Willkie Farr & Gallagher LLP is representing Resideo, and not ADI SpinCo, in connection with the transactions contemplated hereby.

Section 9.24 Authority. Resideo represents on behalf of itself and each other member of the Resideo Group, and ADI SpinCo represents on behalf of itself and each other member of the ADI Group, as follows:

(a) each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and each Ancillary Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby; and

(b) this Agreement and each Ancillary Agreement to which it is a party has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms thereof.

Section 9.25 Publicity. Each of Resideo and ADI SpinCo shall consult with the other, and shall, subject to the requirements of Section 6.5, provide the other Party the opportunity to review and comment upon, any press releases or other public statements in connection with transactions contemplated hereby and any filings with any Governmental Entity or national securities exchange with respect thereto, in each case prior to the issuance or filing thereof, as applicable (including the Information Statement, the Parties’ respective Current Reports on Form 8-K to be filed on the Distribution Date, the Parties’ respective Quarterly Reports on Form 10-Q filed with respect to the fiscal quarter during which the Distribution Date occurs, or if such quarter is the fourth fiscal quarter, the Parties’ respective Annual Reports on Form 10-K filed with respect to the fiscal year during which the Distribution Date occurs (each such Quarterly Report on Form 10-Q or Annual Report on Form 10-K, a “First Post-Distribution Report”)). Each Party’s obligations pursuant to this Section 9.25 shall terminate on the date on which such Party’s First Post-Distribution Report is filed with the Commission.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

RESIDEO TECHNOLOGIES, INC.

By:	/s/ Thomas Surran
Name:	Thomas Surran
Title:	President

ADI GLOBAL DISTRIBUTION INC.

By:	/s/ Robert Aarnes
Name:	Robert Aarnes
Title:	President and Chief Executive Officer